Filed Pursuant to Rule 424(b)(2)
Registration No. 333-192302

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell, nor do they seek an offer to buy, securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 23, 2014

PROSPECTUS SUPPLEMENT

(to prospectus dated November 13, 2013)

                 Depositary Shares

Each Representing a 1/25th Interest in a Share of

    % Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series M

Citigroup Inc. is offering                  depositary shares, each representing a 1/25th interest in a share of perpetual     % Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series M, $1.00 par value, with a liquidation preference of $25,000 per share (equivalent to $1,000 liquidation preference per depositary share) (the “Preferred Stock”). Each depositary share, evidenced by a depositary receipt, entitles the holder, through the depositary, to a proportional fractional interest in all rights and preferences of the Preferred Stock (including dividend, voting, redemption, and liquidation rights).

Citigroup will pay cash dividends on the Preferred Stock, only when, as, and if declared by the board of directors of Citigroup, or a duly authorized committee of the board, out of funds legally available to pay dividends, (i) from the date of issuance of the Preferred Stock to, but excluding, May     , 2024, at an annual rate of     % on the liquidation preference amount of $25,000 per share of Preferred Stock (equivalent to $         per depositary share per year), semi-annually in arrears, on May      and November      of each year (each, a “dividend payment date”), beginning on November     , 2014, and (ii) from, and including, May      2024, at an annual rate equal to three-month LIBOR plus     % on the liquidation preference amount of $25,000 per share of Preferred Stock, quarterly in arrears, on February     , May     , August      and November      of each year (each, a “dividend payment date”), beginning on August    , 2024. Dividends on the Preferred Stock will not be cumulative.

Citigroup may redeem the Preferred Stock (i) in whole or in part, from time to time, on any dividend payment date on or after May     , 2024, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event (as defined on page S-11), in each case at a cash redemption price equal to $25,000 per share of Preferred Stock (equivalent to $1,000 per depositary share) plus any declared and unpaid dividends and without accumulation of any undeclared dividends, to but excluding the redemption date. If Citigroup redeems the Preferred Stock, the depositary will redeem a proportionate number of depositary shares. Under current rules and regulations, Citigroup would need regulatory approval to redeem the Preferred Stock.

The Preferred Stock will not have voting rights, except in the limited circumstances described in “Description of the Preferred Stock —Voting Rights” beginning on page S-12 and as specifically required by Delaware law.

The depositary shares will not be listed on any securities exchange.

Investing in the depositary shares and the Preferred Stock involves a number of risks. See the “Risk Factors” section beginning on page S-4, where specific risks associated with the depositary shares and the Preferred Stock are described, along with the other information in, or incorporated by reference in, this prospectus supplement and the accompanying prospectus before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Neither the depositary shares nor the Preferred Stock are deposits or savings accounts. These securities are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.

	Per Depositary Share	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to Citigroup (before expenses)	$	$

Net proceeds to Citigroup (after expenses) are expected to be approximately $        .

The underwriters are offering the depositary shares subject to certain conditions. The underwriters expect that the depositary shares will be ready for delivery to investors on or about April     , 2014, in book-entry form only through the facilities of The Depository Trust Company and its direct participants, including Clearstream and Euroclear.

Sole Structuring Coordinator and Sole Book-Running Manager

Citigroup

Joint Lead Managers

ABN AMRO	Barclays	BofA Merrill Lynch
Deutsche Bank Securities	Goldman, Sachs & Co.	HSBC
ING	J.P. Morgan	Morgan Stanley
Natixis	RBC Capital Markets	SOCIETE GENERALE
TD Securities		UBS Investment Bank

April    , 2014

We are responsible for the information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus and in any related free writing prospectus that we prepare or authorize. We have not, and the underwriters have not, authorized anyone to provide you with any other information, and we take no responsibility for any other information that others may provide you. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus, as well as information Citigroup previously filed with the Securities and Exchange Commission and incorporated by reference herein, is accurate as of any date other that the date of the relevant document. Citigroup is not, and the underwriters are not, making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted.

i

SUMMARY

This summary provides a brief overview of the key aspects of the depositary shares and the Preferred Stock. You should carefully read this prospectus supplement and the accompanying prospectus to understand fully the terms of the depositary shares and the Preferred Stock, as well as the tax and other considerations that are important to you in making a decision about whether to invest in the depositary shares. You should pay special attention to the “Risk Factors” section beginning on page S-4 of this prospectus supplement to determine whether an investment in the depositary shares is appropriate for you.

Securities Offered

Citigroup is offering                 depositary shares representing fractional interests in                 shares of the Preferred Stock ($         aggregate liquidation preference), with each share of the Preferred Stock having a par value of $1.00 and a liquidation preference of $25,000 per share. Each depositary share represents a 1/25th interest in a share of the Preferred Stock (equivalent to $1,000 liquidation preference per depositary share). Each depositary share entitles the holder, through the depositary, to a proportional fractional interest in a share of the Preferred Stock, including dividend, voting, redemption, and liquidation rights.

Citigroup may elect from time to time to issue additional depositary shares representing interests in additional shares of the Preferred Stock without notice to, or consent from, the existing holders of depositary shares, and all those additional depositary shares would be deemed to form a single series with the depositary shares offered by this prospectus supplement and the accompanying prospectus.

Dividends

Citigroup will pay cash dividends on the Preferred Stock, only when, as, and if declared by the board of directors of Citigroup, or a duly authorized committee of the board of directors, out of funds legally available to pay dividends, (i) from the date of issuance of the Preferred Stock to, but excluding, May     , 2024, at an annual rate of     % on the liquidation preference amount of $25,000 per share of Preferred Stock (equivalent to $         per depositary share per year), semi-annually in arrears, on May      and November      of each year (each, a “dividend payment date”), beginning on November     , 2014, and (ii) from, and including, May      2024, at an annual rate equal to three-month LIBOR plus     % on the liquidation preference amount of $25,000 per share of Preferred Stock, quarterly in arrears, on February     , May     , August      and November     of each year, beginning on August     , 2024.

Dividends on the Preferred Stock will not be cumulative and will not be mandatory. If a dividend is not declared on the Preferred Stock for any dividend period prior to the related dividend payment date, then no dividend will accrue or accumulate for such dividend period, and Citigroup will have no obligation to pay a dividend for that dividend period on the related dividend payment date or at any time in the future, whether or not dividends are declared for any future dividend period. A “dividend period” means the period from, and including, each dividend payment date to, but excluding, the next succeeding dividend payment date, except for the initial dividend period, which will be the period from, and including, the date of issuance of the Preferred Stock to, but excluding, the first dividend payment date.

If a dividend on the Preferred Stock is declared for any dividend period ending prior to May     , 2024, such dividend will be calculated on the basis of a 360-day year consisting of twelve 30-day months. If a dividend on the Preferred Stock is declared for any dividend period beginning on or after May     , 2024, such dividend will be calculated on the basis of a 360-day year and the actual number of days elapsed. In the event that any dividend payment date on or prior to May     , 2024 is not a business day (as defined in “Description of the Preferred Stock — Dividends” beginning on page S-8), then payment of any dividend payable on such date will be made on the next succeeding business day, and without any additional dividend accrual, or other payment in respect of any such postponement. In the event that any dividend payment date after May     , 2024 is not a business day, then payment of any dividend payable on such date will be made on the next succeeding business day and dividends will accrue to the actual dividend payment date, unless that day falls in the next calendar month, in which case the dividend payment date will be the immediately preceding business day.

Optional Redemption

The Preferred Stock is perpetual and has no maturity date. Citigroup may redeem the Preferred Stock, (i) in whole or in part, from time to time, on any dividend payment date on or after May         , 2024 or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event (as defined on page S-11), in each case at a cash redemption price equal to $25,000 per share of Preferred Stock (equivalent to $1,000 per depositary share) plus any declared and unpaid dividends and without accumulation of any undeclared dividends, to but excluding the redemption date. If Citigroup redeems the Preferred Stock, the depositary will redeem a proportionate number of depositary shares.

Redemption of the Preferred Stock will be subject to receipt of any required prior concurrence or approval of the Federal Reserve. Under current and proposed rules and regulations, Citigroup would need regulatory approval to redeem the Preferred Stock. Neither the holders of the Preferred Stock nor the holders of the depositary shares will have the right to require redemption.

Liquidation Rights

Upon the voluntary or involuntary liquidation, dissolution or winding up of Citigroup, the holders of the Preferred Stock are entitled to receive out of funds legally available for distribution to stockholders, before any distribution of assets is made to holders of Citigroup common stock or any other shares of stock ranking junior to the Preferred Stock as to such distributions upon the liquidation, dissolution or winding up, a liquidating distribution of $25,000 per share of Preferred Stock (equivalent to $1,000 per depositary share), plus any dividends thereon from the last dividend payment date to, but excluding, the date of the liquidation, dissolution or winding up, but only if and to the extent declared. Distributions will be made only to the extent of assets remaining available after satisfaction of all liabilities to creditors, subject to the rights of holders of any securities ranking senior to the Preferred Stock, and pro rata as to the Preferred Stock and any other shares of Citigroup stock ranking equally as to such distribution.

Voting Rights

The holders of the Preferred Stock do not have voting rights, except (i) as specifically required by Delaware law; (ii) in the case of certain dividend non-payments; (iii) with respect to the issuance of senior capital stock of Citigroup; and (iv) with respect to changes to Citigroup’s organizational documents that would adversely affect the voting powers, preferences or special rights of the Preferred Stock. Holders of depositary shares must act through the depositary to exercise any voting rights. For more information about voting rights, see “Description of the Preferred Stock — Voting Rights” beginning on page S-12 and “Description of the Depositary Shares — Voting the Preferred Stock” on page S-17.

Ranking

The Preferred Stock will rank senior to Citigroup’s common stock as to distribution of assets upon liquidation, dissolution or winding up. The Preferred Stock will rank senior to Citigroup’s common stock as to payment of dividends to the extent set forth in the instrument creating the Preferred Stock, which provides that if, as to any dividend payment date, full dividends on the Preferred Stock are not declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside, Citigroup will not, during the following dividend period that commences on such dividend payment date, declare or pay any dividend on its common stock. The Preferred Stock will rank equally with Citigroup’s outstanding 8.125% Noncumulative Preferred Stock, Series AA (the “Series AA Preferred Stock”), 8.400% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series E (the “Series E Preferred Stock”), 5.950% Fixed

Rate/Floating Rate Noncumulative Preferred Stock, Series A (the “Series A Preferred Stock”), 5.90% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series B (the “Series B Preferred Stock”), 5.800% Noncumulative Preferred Stock, Series C (the “Series C Preferred Stock”), 5.350% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series D (the “Series D Preferred Stock”), 7.125% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series J (the “Series J Preferred Stock”), 6.875% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series K (the “Series K Preferred Stock”) and 6.875% Noncumulative Preferred Stock, Series L (the “Series L Preferred Stock”) as to payment of dividends and distribution of assets upon the liquidation, dissolution or winding up of Citigroup.

Citigroup generally will be able to make distributions upon liquidation, dissolution or winding up only out of funds legally available for such payment (i.e., after taking account of all indebtedness and other senior claims) and pro rata as to the Preferred Stock and the Series AA Preferred Stock, the Series E Preferred Stock, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series J Preferred Stock, the Series K Preferred Stock and the Series L Preferred Stock and any other stock ranking on parity with the Preferred Stock.

Preemptive and Conversion Rights

The holders of the depositary shares and the Preferred Stock do not have any preemptive or conversion rights.

Certain Federal Tax Considerations

Dividends paid to individual U.S. holders generally will be taxable at the preferential rates applicable to long-term capital gains subject to certain conditions and limitations. Dividends paid to corporate U.S. holders generally will be eligible for the dividends received deduction, subject to certain conditions and limitations. Dividends paid to non-U.S. holders generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. For more information, see “Certain U.S. Federal Tax Considerations” beginning on page S-20.

Depositary, Calculation Agent, Transfer Agent, and Registrar

Computershare Inc. (“Computershare”) and Computershare Trust Company, N.A. (“Computershare Trust”), acting jointly, will serve as depositary. Computershare Trust will serve as calculation agent, transfer agent, and registrar.

Conflicts of Interest

Citigroup Global Markets Inc., the sole book-running manager for this offering, is a subsidiary of Citigroup. Accordingly, the offering of the depositary shares will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority, Inc. See “Underwriting — Conflicts of Interest” beginning on page S-26.

RISK FACTORS

Your investment in the depositary shares and the Preferred Stock will involve several risks. You should carefully consider the following discussion of risks, the other information in this prospectus supplement and accompanying prospectus, and the factors listed and described under “Risk Factors” in Citigroup’s 2013 Annual Report on Form 10-K, before deciding whether an investment in the securities is suitable for you.

The Preferred Stock is an Equity Security and is Subordinate to Existing and Future Indebtedness of Citigroup.

Shares of the Preferred Stock are equity interests in Citigroup and do not constitute indebtedness. This means that the Preferred Stock and the depositary shares, which represent proportional fractional interests in shares of the Preferred Stock, will rank junior to all existing and future indebtedness of Citigroup and to other non-equity claims on Citigroup with respect to assets available to satisfy claims on Citigroup, including claims in liquidation. Moreover, as described in detail below under “If Citigroup is Deferring Payments on Outstanding Junior Subordinated Debt Securities or is in Default Under the Indentures Governing those Securities, Citigroup will be Prohibited from Making Distributions on or Redeeming the Preferred Stock,” Citigroup has existing indebtedness that restricts payment of dividends on the Preferred Stock in certain circumstances and Citigroup may issue additional indebtedness with similarly restrictive terms in the future.

Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of preferred stock such as the Preferred Stock, (1) dividends are payable only when, as and if declared by the board of directors of Citigroup or a duly authorized committee of the board, (2) dividends will not accumulate if they are not declared, and (3) as a Delaware corporation, Citigroup is subject to restrictions on dividend payments and redemption payments out of lawfully available funds. Further, the Preferred Stock places no restrictions on the business or operations of Citigroup or on its ability to incur additional indebtedness or engage in any transactions, subject only to the limited voting rights referred to below under “Holders of the Preferred Stock will have Limited Voting Rights.” Also, as a bank holding company, Citigroup’s ability to declare and pay dividends depends on a number of federal regulatory considerations.

Dividends on the Preferred Stock are Discretionary and Noncumulative and may not be Paid if such Payment will Result in Citigroup’s Failure to Comply with all Applicable Laws and Regulations.

Dividends on the Preferred Stock are discretionary and noncumulative. Consequently, if the board of directors of Citigroup or a duly authorized committee of the board does not authorize and declare a dividend for any dividend period, holders of the Preferred Stock would not be entitled to receive a dividend for that dividend period, and the unpaid dividend will not accrue, accumulate or be payable at any future time. Citigroup will have no obligation to pay dividends for a dividend period after the dividend payment date for that dividend period if the board of directors of Citigroup or a duly authorized committee of the board has not declared a dividend before the related dividend payment date, regardless of whether dividends on the Preferred Stock or any other series of preferred stock or common stock are declared for any future period.

In addition, if payment of dividends on the Preferred Stock for any dividend period would cause Citigroup to fail to comply with any applicable law or regulation (including applicable capital adequacy guidelines), Citigroup will not pay a dividend for such dividend period. In such a case, holders of the depositary shares will not be entitled to receive any dividend for that dividend period, and no dividend will accrue, accumulate or be payable for that dividend period.

If Citigroup is Deferring Payments on Outstanding Junior Subordinated Debt Securities or is in Default Under the Indentures Governing those Securities, Citigroup will be Prohibited from Making Distributions on or Redeeming the Preferred Stock.

Under the terms of its outstanding junior subordinated deferrable interest debentures (referred to as “junior subordinated debt securities”), Citigroup is prohibited from declaring or paying any dividends or distributions on preferred stock, including the Preferred Stock, or redeeming, purchasing, acquiring, or making a liquidation payment on the Preferred Stock, if a default under the indenture governing those junior subordinated debt securities (or under the corresponding guarantee) has occurred and is continuing or at any time when Citigroup is deferring payments of interest on those junior subordinated debt securities. As of the date of this prospectus supplement, Citigroup has 10 series of junior subordinated debt securities outstanding with an aggregate principal amount outstanding of approximately $4.7 billion, bearing interest at rates ranging from 6.000% per annum to 7.875% per annum and with maturities ranging from 2032 to 2067.

Without notice to, or consent from, the holders of the Preferred Stock, Citigroup may also issue additional series of junior subordinated debt securities or other securities in the future with terms similar to its existing junior subordinated debt securities. The terms of Citigroup’s existing junior subordinated debt securities and any future securities could result in dividends on the Preferred Stock not being paid to you or the Preferred Stock not being redeemed.

Citigroup’s Ability to Pay Dividends Depends Upon the Results of Operations of its Subsidiaries.

Citigroup is a holding company that conducts substantially all operations through its banking and other subsidiaries. As a result, Citigroup’s ability to make dividend payments on the Preferred Stock depends primarily upon the receipt of dividends and other distributions from its subsidiaries. There are various regulatory restrictions on the ability of Citigroup’s banking and securities subsidiaries to pay dividends or make other payments to Citigroup.

In addition, Citigroup’s right to participate in any distribution of assets of any of its subsidiaries upon the subsidiary’s liquidation or otherwise, and thus your ability as a holder of the depositary shares to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of Citigroup’s claims as a creditor of such subsidiary may be recognized. As a result, the depositary shares effectively will be subordinated to all existing and future liabilities and obligations of Citigroup’s subsidiaries.

Citigroup’s Right to Redeem the Preferred Stock is Subject to Certain Limitations.

Citigroup’s right to redeem the Preferred Stock is subject to limitations established by the Federal Reserve’s guidelines applicable to bank holding companies. Under current risk-based capital guidelines, any redemption of the Preferred Stock is subject to prior concurrence or approval of the Federal Reserve. Citigroup cannot assure you that the Federal Reserve will concur with or approve any redemption of the Preferred Stock that Citigroup may propose.

Citigroup may be able to Redeem the Preferred Stock prior to the Dividend Payment Date on May     , 2024.

By its terms, the Preferred Stock may be redeemed by Citigroup prior to the dividend payment date on May     , 2024 upon the occurrence of certain events involving the capital treatment of the Preferred Stock. In particular, upon Citigroup’s determination in good faith that an event has occurred that would constitute a Regulatory Capital Event (as defined on page S-11), Citigroup may, at its option, redeem in whole but not in part the shares of the Preferred Stock, subject to regulatory approval. See “Description of the Preferred Stock — Optional Redemption” beginning on page S-11.

Although the terms of the Preferred Stock have been established to satisfy the criteria for “tier 1 capital” instruments consistent with Basel III as set forth in a joint final rulemaking issued in July 2013 by the Federal Reserve, the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency, it is possible that the Preferred Stock may not satisfy the criteria set forth in future rulemaking or interpretations. As a result, a Regulatory Capital Event could occur whereby Citigroup would have the right, subject to regulatory approval, to redeem the Preferred Stock in accordance with its terms prior to the dividend payment date on May     , 2024 at a cash redemption price equal to $25,000 per share of Preferred Stock (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends and without accumulation of any undeclared dividends, to but excluding the redemption date.

The Preferred Stock may be Junior in Rights and Preferences to Future Preferred Stock.

The Preferred Stock may be junior to preferred stock Citigroup issues in the future, which by its terms is expressly senior to the Preferred Stock. The terms of any future preferred stock expressly senior to the Preferred Stock may restrict dividend payments on the Preferred Stock. In this case, unless full dividends for all outstanding preferred stock senior to the Preferred Stock have been declared and paid or set aside for payment, no dividends will be declared or paid and no distribution will be made on any shares of the Preferred Stock, and no shares of the Preferred Stock will be permitted to be repurchased, redeemed or otherwise acquired by Citigroup, directly or indirectly, for consideration. This could result in dividends on the Preferred Stock not being paid to you or the Preferred Stock not being redeemed.

Holders of the Preferred Stock will have Limited Voting Rights.

Holders of the Preferred Stock have no voting rights with respect to matters that generally require the approval of voting common stockholders. Holders of the Preferred Stock will have voting rights only (i) as specifically required by Delaware law, (ii) in the case of certain dividend non-payments, (iii) with respect to the issuance of senior capital stock of Citigroup, and (iv) with respect to changes to Citigroup’s organizational documents that would materially adversely affect the voting powers, preferences, economic rights or special rights of the Preferred Stock.

Moreover, holders of depositary shares must act through the depositary to exercise any voting rights of the Preferred Stock. Although each depositary share is entitled to 1/25th of a vote, the depositary can only vote whole shares of the Preferred Stock. While the depositary will vote the maximum number of whole shares of the Preferred Stock in accordance with the instructions it receives, any remaining votes of holders of the depositary shares will not be voted. For more information about voting rights, see “Description of the Preferred Stock —Voting Rights” beginning on page S-12 and “Description of the Depositary Shares — Voting the Preferred Stock” on page S-17.

There May Be No Trading Market for the Depositary Shares.

The depositary shares are new issues of securities with no established trading market and will not be listed on any securities exchange. Although Citigroup has been advised that the underwriters intend to make a trading market in the depositary shares, the underwriters are not obligated to do so and may discontinue market making at any time at their sole discretion. Therefore, no assurance can be given as to the liquidity of or trading markets for the depositary shares.

You are Making an Investment Decision About the Depositary Shares as Well as the Preferred Stock.

As described in this prospectus supplement, Citigroup is issuing fractional interests in shares of the Preferred Stock. Those fractional interests take the form of depositary shares. The depositary will rely solely on the dividend payments on the Preferred Stock it receives from Citigroup to fund all dividend payments on the depositary shares. You should review carefully the information in this prospectus supplement and the accompanying prospectus regarding Citigroup’s depositary shares and the Preferred Stock.

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus supplement and in other information incorporated by reference in this prospectus supplement and the accompanying prospectus are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Generally, forward-looking statements are not based on historical facts but instead represent Citigroup’s and its management’s beliefs regarding future events. Such statements may be identified by words such as believe, expect, anticipate, intend, estimate, may increase, may fluctuate, and similar expressions, or future or conditional verbs such as will, should, would and could.

Such statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results and capital and other financial conditions may differ materially from those included in these statements due to a variety of factors, including without limitation the precautionary statements included in this prospectus supplement and the accompanying prospectus and the factors and uncertainties listed under “Forward-Looking Statements” in Citigroup’s 2013 Annual Report on Form 10-K and described under “Risk Factors” above and under “Risk Factors” in Citigroup’s 2013 Annual Report on Form 10-K.

DESCRIPTION OF THE PREFERRED STOCK

The Preferred Stock will be issued pursuant to the terms of a certificate of designations that amends the Restated Certificate of Incorporation of Citigroup Inc. The terms of the Preferred Stock will include those stated in the certificate of designations, which will be filed as an exhibit on a Current Report on Form 8-K and incorporated by reference into the registration statement of which this prospectus supplement and accompanying prospectus are a part. The following summary of the material terms and provisions of the Preferred Stock is not intended to be complete and is qualified by the certificate of designations and supplements the description of the general terms of Citigroup Preferred Stock set forth in the accompanying prospectus. It is important for you to consider the information contained in the accompanying prospectus and this prospectus supplement before making your decision to invest in the depositary shares representing interests in the Preferred Stock. If any specific information regarding the Preferred Stock in this prospectus supplement is inconsistent with the more general terms of the Preferred Stock described in the prospectus, you should rely on the information contained in this prospectus supplement.

General

Shares of the Preferred Stock represent a single series of Citigroup authorized preferred stock. By this prospectus supplement and the accompanying prospectus, Citigroup is offering depositary shares representing fractional interests in shares of the Preferred Stock ($         aggregate liquidation preference), with each share of the Preferred Stock having a par value of $1.00 and a liquidation preference of $25,000 per share. Each depositary share represents a 1/25th interest in a share of the Preferred Stock (equivalent to $1,000 liquidation preference per depositary share). Each depositary share entitles the holder, through the depositary, to a proportional fractional interest in a share of the Preferred Stock, including dividend, voting, redemption, and liquidation rights.

Citigroup may elect from time to time to issue additional depositary shares representing interests in additional shares of the Preferred Stock without notice to, or consent from, the existing holders of depositary shares, and all those additional depositary shares would be deemed to form a single series with the depositary shares offered by this prospectus supplement and the accompanying prospectus.

Holders of the Preferred Stock have no preemptive rights. Shares of the Preferred Stock, upon issuance against full payment of the purchase price for the Preferred Stock, will be fully paid and nonassessable. The depositary will be the sole holder of shares of the Preferred Stock. The holders of depositary shares will be required to exercise their proportional rights in the Preferred Stock through the depositary, as described in “Description of the Depositary Shares” beginning on page S-16.

The Preferred Stock will rank senior to Citigroup common stock and any other stock that is expressly made junior to the Preferred Stock, as to distribution of assets upon the liquidation, dissolution or winding up of Citigroup. Further, as of the date of this prospectus supplement, Citigroup has nine series of preferred stock outstanding, all of which is parity stock, as described below under “—Outstanding Series of Preferred Stock” beginning on page S-14 and under “Description of Capital Stock — Preferred Stock” in the accompanying prospectus. As used in this prospectus supplement, “parity stock” means any other class or series of Citigroup capital stock that ranks equally with the Preferred Stock in the payment of dividends or in the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of Citigroup. In addition, Citigroup may from time to time, without notice to, or consent from, the holders of the Preferred Stock, create and issue additional series of preferred stock ranking equally with or junior to the Preferred Stock as to dividends or in the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of Citigroup.

The Preferred Stock will not be convertible into, or exchangeable for, shares of Citigroup common stock or any other class or series of Citigroup stock or other securities and will not be subject to any sinking fund or other obligation of Citigroup to redeem or repurchase the Preferred Stock.

Dividends

Dividends on shares of the Preferred Stock will not be mandatory and will not accumulate. Holders of the Preferred Stock will be entitled to receive noncumulative cash dividends only when, as, and if declared by the board of directors of Citigroup or a duly authorized committee of the board, out of funds legally available for payment of dividends, (i) from the date of issuance of the Preferred Stock to, but excluding, May     , 2024, at an annual rate of     % on the liquidation preference amount of $25,000 per share of Preferred Stock (equivalent to $         per depositary share per year), semi-annually in arrears, on May     and November     of each year (each, a “dividend payment date”), beginning on November     , 2014, and (ii) from, and including, May    , 2024, at an annual rate equal to three-month LIBOR plus    % on the liquidation preference amount of $25,000 per share of Preferred Stock, quarterly in arrears, on February     , May     , August     and November     of each year (each, a “dividend payment date”), beginning on August     , 2024.

With respect to any dividend period ending prior to May     , 2024, Citigroup will calculate any dividends on the Preferred Stock on the basis of a 360-day year of twelve 30-day months. With respect to any dividend period beginning on or after May    , 2024, Citigroup will calculate any dividends on the Preferred Stock on the basis of a 360-day year and the actual number of days elapsed. Citigroup will pay dividends to the holders of record of shares of the Preferred Stock as they appear on the stock register on each record date, not less than 10 or more than 30 days before the applicable dividend payment date, as shall be fixed by the board of directors of Citigroup or a duly authorized committee of the board. In the event that any dividend payment date on or prior to May     , 2024 is not a business day, then payment of any dividend payable on such date will be made on the next succeeding business day, and without any additional dividend accrual or other payment in respect of any such postponement. In the event that any dividend payment date after May    , 2024 is not a business day, then payment of any dividend payable on such date will be made on the next succeeding business day and dividends will accrue to the actual dividend payment date, unless that day falls in the next calendar month, in which case the dividend payment date will be the immediately preceding business day. A “business day” means any weekday that is not a legal holiday in New York, New York and is not a day on which banking institutions in New York, New York are authorized or required by law or regulation to be closed.

For the purposes of calculating any dividend with respect to any dividend period beginning on or after May     , 2024:

“Three-month LIBOR” means the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period commencing on the first day of that dividend period that appears on Reuters LIBOR01 as of 11:00 a.m. (London time) on the LIBOR determination date for that dividend period. If such rate does not appear on Reuters LIBOR01, three-month LIBOR will be determined on the basis of the rates at which deposits in United States dollars for a three-month period commencing on the first day of that dividend period and in a principal amount of not less than $1 million are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the calculation agent (after consultation with Citigroup), at approximately 11:00 a.m., London time, on the LIBOR determination date for that dividend period. The calculation agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, three-month LIBOR with respect to that dividend period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, three-month LIBOR with respect to that dividend period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the calculation agent (after consultation with Citigroup), at approximately 11:00 a.m., New York City time, on the LIBOR determination date for that dividend period for loans in United States dollars to leading European banks for a three-month period commencing on the first day of that dividend period and in a principal amount of not less than $1 million. However, if fewer than three banks selected by the calculation agent to provide quotations are quoting as described above, three-month LIBOR for that dividend period will be the same as three-month LIBOR as determined for the previous dividend period or, in the case of the dividend period beginning on May     , 2024,     %. The determination of three-month LIBOR for each relevant dividend period by the calculation agent will (in the absence of manifest error) be final and binding;

“Calculation agent” means Computershare Trust or any other successor appointed by Citigroup, acting as calculation agent;

“LIBOR determination date” means the second London banking day immediately preceding the first day of the relevant dividend period;

“London banking day” means any day on which commercial banks are open for general business (including dealings in deposits in United States dollars) in London; and

“Reuters LIBOR01” means the display designated on the Reuters 3000 Xtra Service on page LIBOR01 Page (or such other page as may replace “Reuters LIBOR01” page on the service or such other service as may be nominated by the British Bankers’ Association or other administrator of LIBOR for the purpose of displaying London interbank offered rates for United States dollar deposits or loans).

Dividends on the Preferred Stock will not be cumulative. If a dividend is not declared on the Preferred Stock for any dividend period prior to the related dividend payment date, then no dividend will accrue or accumulate for such dividend period, and Citigroup will have no obligation to pay a dividend for that dividend period on the related dividend payment date or at any future time, whether or not dividends on the Preferred Stock or any other series of preferred stock or common stock are declared for any future period. References to the “accrual” of dividends in this prospectus supplement refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared. A “dividend period” means the period from, and including, each dividend payment date to, but excluding, the next succeeding dividend payment date, except for the initial dividend period, which will be the period from, and including, the date of the issuance of the Preferred Stock to, but excluding, the first dividend payment date.

Dividends on shares of the Preferred Stock that are redeemed will cease to accrue on the redemption date, as described below under “— Optional Redemption” beginning on page S-11, unless Citigroup defaults in the payment of the redemption price of the shares of the Preferred Stock called for redemption.

Under the terms of its junior subordinated debt securities, Citigroup is prohibited from declaring or paying any dividends or distributions on preferred stock, including the Preferred Stock, if a default under the indenture governing those junior subordinated debt securities (or under the corresponding guarantee) has occurred and is continuing or at any time when Citigroup is deferring payments of interest on those junior subordinated debt securities. See “Risk Factors — If Citigroup is Deferring Payments on Outstanding Junior Subordinated Debt Securities or is in Default Under the Indentures Governing those Securities, Citigroup will be Prohibited from Making Distributions on or Redeeming the Preferred Stock” beginning on page S-4.

So long as any share of the Preferred Stock remains outstanding, unless as to a dividend payment date full dividends on all outstanding shares of the Preferred Stock have been declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside for the dividend period then ending, Citigroup and its subsidiaries will not, during the following dividend period that commences on such dividend payment date, declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of Citigroup’s junior stock, or make any guarantee payment with respect thereto, other than:

•

purchases, redemptions or other acquisitions of shares of junior stock of Citigroup in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

•

purchases of shares of common stock of Citigroup pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the then-current dividend period, including under a contractually binding stock repurchase plan;

•	as a result of an exchange or conversion of any class or series of Citigroup’s junior stock for any other class or series of Citigroup’s junior stock;

•	the purchase of fractional interests in shares of Citigroup’s junior stock pursuant to the conversion or exchange provisions of such junior stock or the security being converted or exchanged;

•	the purchase of Citigroup’s junior stock by an investment banking subsidiary of Citigroup in connection with the distribution thereof; or

•

the purchase of Citigroup’s junior stock by any investment banking subsidiary of Citigroup in connection with market-making or other secondary-market activities in the ordinary course of the business of the subsidiary.

This restriction, however, will not apply to any junior stock dividends paid by Citigroup where the dividend is in the form of the same stock (or the right to buy the same stock) as that on which the dividend is being paid. Additionally, this restriction does not prevent Citigroup from issuing preferred stock in the future that by its terms is expressly senior to the Preferred Stock. However, the issuance of senior capital stock of Citigroup is subject to certain limitations, as described below under “— Voting Rights” beginning on page S-12.

Except as provided below, for so long as any share of the Preferred Stock remains outstanding, if dividends are not declared and paid in full upon the shares of the Preferred Stock and any parity stock, all dividends declared upon shares of the Preferred Stock and any parity stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share of the Preferred Stock, and accrued dividends for the then-current dividend period per share of any parity stock (including, in the case of any such parity securities that bear cumulative dividends, all accrued and unpaid dividends) bear to each other.

As used in this prospectus supplement, “junior stock” means Citigroup common stock and any other class or series of capital stock over which the Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of Citigroup.

Subject to the conditions described above, and not otherwise, dividends payable in cash, stock, or otherwise, as may be determined by the board of directors of Citigroup, or a duly authorized committee of the board, may be declared and paid on any other class or series of stock from time to time out of any funds legally available for such payment, and the holders of the Preferred Stock will not be entitled to participate in those dividends.

Citigroup will not pay dividends on the Preferred Stock for any dividend period if payment of dividends for such dividend period would cause Citigroup to fail to comply with any applicable law or regulation (including applicable capital adequacy guidelines).

Liquidation Rights

Upon the voluntary or involuntary liquidation, dissolution or winding up of Citigroup, the holders of the Preferred Stock are entitled to receive, out of funds legally available for distribution to stockholders, before any distribution of assets is made to holders of Citigroup common stock or any other stock ranking junior to the Preferred Stock as to distributions upon the liquidation, dissolution or winding up of Citigroup, a liquidating distribution in the amount of $25,000 per share of Preferred Stock (equivalent to $1,000 per depositary share), plus any accrued dividends thereon from the last dividend payment date to, but excluding, the date of the liquidation, dissolution or winding up, if and to the extent declared. Distributions will be made only to the extent of assets remaining available after satisfaction of all liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Preferred Stock as to distributions upon the liquidation, dissolution or winding up of Citigroup, and pro rata as to the Preferred Stock and any other shares of Citigroup stock ranking equally as to such distribution. In addition, the Preferred Stock may be fully subordinate to interests held by the U.S. government in the event of a receivership, insolvency, liquidation or similar proceeding, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

After payment of this liquidating distribution, the holders of the Preferred Stock will not be entitled to any further participation in any distribution of Citigroup assets.

Citigroup’s consolidation or merger with one or more other entities will not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up.

Because Citigroup is a holding company, its rights and the rights of its creditors and stockholders, including the holders of the Preferred Stock, to participate in the assets of any subsidiary upon that subsidiary’s liquidation or recapitalization may be subject to the prior claims of that subsidiary’s creditors, except to the extent that Citigroup is a creditor with recognized claims against the subsidiary.

Optional Redemption

The Preferred Stock is perpetual and has no maturity date. Citigroup may redeem the Preferred Stock (i) in whole or in part, from time to time, on any dividend payment date on or after May     , 2024, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event (as defined below), in each case at a cash redemption price equal to $25,000 per share of Preferred Stock (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to but excluding the redemption date.

A “Regulatory Capital Event” means the good faith determination by Citigroup that, as a result of (i) any amendment to, clarification of, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the Preferred Stock, (ii) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of the Preferred Stock, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations or policies with respect thereto that is announced after the initial issuance of any share of the Preferred Stock, there is more than an insubstantial risk that Citigroup will not be entitled to treat the full liquidation preference amount of $25,000 per share of the Preferred Stock then outstanding as “tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency) as then in effect and applicable, for so long as any share of the Preferred Stock is outstanding. “Appropriate federal banking agency” means the “appropriate Federal banking agency” with respect to Citigroup as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision.

Dividends on the shares redeemed will cease to accrue on the redemption date. Redemption of the Preferred Stock is subject to receipt of any required prior concurrence or approval of the Federal Reserve.

Under the terms of its junior subordinated debt securities, Citigroup is prohibited from redeeming, purchasing, acquiring or making a liquidation payment on preferred stock, including the Preferred Stock, if a default under the indenture governing those junior subordinated debt securities (or under the corresponding guarantee) has occurred and is continuing or at any time when Citigroup is deferring payments of interest on those junior subordinated debt securities. See “Risk Factors — If Citigroup is Deferring Payments on Outstanding Junior Subordinated Debt Securities or is in Default Under the Indentures Governing those Securities, Citigroup will be Prohibited from Making Distributions on or Redeeming the Preferred Stock” beginning on page S-4.

If Citigroup decides to redeem fewer than all of the outstanding shares of the Preferred Stock, the shares of the Preferred Stock to be redeemed will be selected (i) on a pro rata basis, (ii) by lot or (iii) in such other manner as the board of directors of Citigroup or any duly authorized committee of the board of directors may determine, in its sole discretion, to be fair and equitable.

If Citigroup redeems shares of the Preferred Stock, Citigroup will provide notice by first class mail to the holders of record of the shares of the Preferred Stock to be redeemed. That notice will be mailed not less than 30 days and not more than 60 days prior to the date fixed for the redemption. Each notice of redemption will include a statement setting forth:

(i)  the redemption date;

(ii)  the total number of shares of the Preferred Stock to be redeemed and, if less than all the shares of a holder are to be redeemed, the number of shares of the Preferred Stock to be redeemed;

(iii)  the redemption price;

(iv)  the place or places where the certificates for those shares are to be surrendered for payment of the redemption price, if applicable; and

(v)  that dividends on the shares to be redeemed will cease to accrue on the redemption date.

Notwithstanding the foregoing, if the certificates evidencing the shares of the Preferred Stock are held of record by a depositary and the depositary shares are held of record by DTC or its nominee, Citigroup may give such notice in any manner permitted by DTC.

Neither the holders of the Preferred Stock nor the holders of the depositary shares have the right to require redemption of the Preferred Stock.

Voting Rights

The holders of the Preferred Stock do not have voting rights other than those described below, except as specifically required by Delaware law.

Whenever dividends payable on the Preferred Stock or any other class or series of preferred stock ranking equally with the Preferred Stock as to payment of dividends and upon which voting rights equivalent to those described in this paragraph have been conferred and are exercisable (any such class or series being referred to herein as “dividend parity stock”) have not been declared and paid in an aggregate amount equal, as to any class or series, to at least three semi-annual or six quarterly dividend periods, as applicable, whether or not for consecutive dividend periods (a “Nonpayment”), the holders of outstanding shares of the Preferred Stock voting as a class with holders of shares of dividend parity stock will be entitled to vote for the election of two additional directors of the board of directors of Citigroup on the terms set forth below (the “Preferred Stock Directors”). Holders of dividend parity stock and the Preferred Stock will vote as a single class, with voting rights allocated pro rata based on liquidation preference. In the event that the holders of the shares of the Preferred Stock or dividend parity stock are entitled to vote as described in this paragraph, the board of directors of Citigroup will be increased by two directors. The holders of the Preferred Stock will have the right, as members of the class outlined above, to elect the two Preferred Stock Directors at a special meeting called at the request of holders of at least 20% of the Preferred Stock or holders of at least 20% of the voting power of any dividend parity stock then outstanding, (unless such request for a special meeting is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders of Citigroup at which the Preferred Stock Directors are to be elected, in which event such election shall be held only at such next annual or special meeting of stockholders). Notwithstanding the foregoing, holders of the Preferred Stock and dividend parity stock shall not be entitled to elect any Preferred Stock Directors to the extent the election would cause Citigroup to violate the corporate governance requirements of the New York Stock Exchange (or any other exchange on which its securities may then be listed) that listed companies must have a majority of independent directors, and provided further that at no time shall the board of directors of Citigroup include more than two Preferred Stock Directors.

When Citigroup has paid noncumulative dividends in full for at least two consecutive semi-annual or four consecutive quarterly dividend periods, as applicable, following a Nonpayment on the Preferred Stock and on any noncumulative dividend parity stock and has paid cumulative dividends in full on any cumulative dividend parity stock, then the voting rights described above will terminate, except as expressly provided by law. The voting rights described above will be re-triggered upon each and every subsequent Nonpayment.

Upon termination of the right of the holders of the Preferred Stock to vote for the Preferred Stock Directors as described above, the term of office of all Preferred Stock Directors then in office will terminate immediately and the number of directors will be automatically reduced, without any action by the board of directors or the stockholders of Citigroup, by the number of Preferred Stock Directors authorized immediately prior to such termination.

So long as any shares of the Preferred Stock are outstanding, the vote or consent of the holders of at least two-thirds of the shares of the Preferred Stock at the time outstanding, voting as a class with all other series of preferred stock entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Delaware law:

(a) any amendment, alteration or repeal of any provision of Citigroup’s certificate of incorporation (including the certificate of designations creating the Preferred Stock) or Citigroup’s bylaws that would alter or change the voting powers, preferences, economic rights or special rights of the Preferred Stock so as to affect them adversely;

(b) any amendment or alteration of Citigroup’s certificate of incorporation to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of Citigroup’s capital stock ranking prior to the Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of Citigroup; or

(c) the consummation of a binding share exchange or reclassification involving the Preferred Stock or a merger or consolidation of Citigroup with another entity, except that holders of the Preferred Stock will have no right to vote under this provision or otherwise under Delaware law if in each case (i) the Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which Citigroup is not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and that is a corporation for U.S. federal income tax purposes (or if such entity is not a corporation, Citigroup having received an opinion of nationally recognized counsel experienced in such matters to the effect that holders of the Preferred Stock will be subject to tax for U.S. federal income tax purposes with respect to such new preferred securities after such merger or consolidation in the same amount, at the same time and otherwise in the same manner as would have been the case under the Preferred Stock prior to such merger or consolidation), and (ii) such Preferred Stock remaining outstanding or such preferred securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Preferred Stock, taken as a whole.

The holders of the Preferred Stock will not be entitled to participate in any vote regarding a change in the rights of the Preferred Stock if at, or prior to, the time when the act with respect to such vote would otherwise be required shall be effected, Citigroup shall have redeemed or called for redemption all of the Preferred Stock upon proper notice and sufficient funds shall have been set aside by Citigroup for the benefit of the holders of the Preferred Stock to effect such redemption. Citigroup also is not required to obtain any consent of holders of preferred stock of a series in connection with the authorization, designation, increase or issuance of any shares of common stock or any shares of preferred stock that rank equally with or junior to the preferred stock of such series with respect to dividends and liquidation rights.

If an amendment, alteration or repeal described above would adversely affect one or more but not all series of preferred stock of Citigroup, then only those series affected and entitled to vote will vote as a class in lieu of all such series of preferred stock.

Preemptive and Conversion Rights

The holders of the Preferred Stock do not have any preemptive or conversion rights.

Outstanding Series of Preferred Stock

As of the date of this prospectus supplement, Citigroup has 19,200 shares of 6.875% Noncumulative Preferred Stock, Series L ($25,000 liquidation preference per share) outstanding, in addition to the shares of Preferred Stock outstanding described in “Description of Capital Stock – Preferred Stock” beginning on page 50 of the accompanying prospectus.

The following summary of the Series L Preferred Stock is qualified in its entirety by reference to the description of such securities contained in the Restated Certificate of Incorporation of Citigroup and the Series L Preferred Stock certificate of designations.

Series L Preferred Stock

Preferential Rights. The Series L Preferred Stock ranks senior to Citigroup common stock and ranks equally with each other series of Citigroup preferred stock outstanding on the date hereof as to dividends and distributions upon the liquidation, dissolution or winding up of Citigroup. The Series L Preferred Stock is not convertible into or exchangeable for any shares of common stock or any other class of Citigroup capital stock. Holders of the Series L Preferred Stock do not have any preemptive rights. Citigroup may issue stock with preferences equal with or junior to the Series L Preferred Stock without the consent of the holders of the Series L Preferred Stock.

Dividends. Holders of the Series L Preferred Stock are entitled to receive cash dividends when and as declared by the board of directors of Citigroup or a duly authorized committee of the board out of assets legally available for payment, at an annual rate of 6.875% on the liquidation preference amount of $25,000 per share quarterly in arrears on February 12, May 12, August 12 and November 12 of each year, beginning on May 12, 2014. Dividends on the Series L Preferred Stock are noncumulative and are payable quarterly in arrears. As long as shares of Series L Preferred Stock remain outstanding, unless full noncumulative dividends for the dividend period then ending have been paid or declared and set apart for payment on all outstanding shares of the Series L Preferred Stock, Citigroup cannot declare or pay any cash dividends on any shares of common stock or other capital stock ranking junior to the Series L Preferred Stock during the next succeeding dividend period.

Voting Rights. Holders of Series L Preferred Stock do not have voting rights other than those described below and as specifically required by Delaware law.

If any quarterly dividend payable on any Series L Preferred Stock is in arrears for six or more quarterly dividend periods, whether or not for consecutive dividend periods, the holders of the Series L Preferred Stock will be entitled to vote as a class, together with the holders of all series of preferred stock ranking equally with the Series L Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted to the holders of Series L Preferred Stock have been conferred and are exercisable, for the election of two Preferred Stock Directors. The voting rights of the holders of the Series L Preferred Stock to elect the Preferred Stock Directors will continue until all dividend arrearages on the Series L Preferred Stock have been paid or declared and set apart for payment.

Also, without the consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the total number of shares of Series L Preferred Stock then outstanding, Citigroup may not create any class of stock having preference as to dividends or distributions of the assets over the Series L Preferred Stock, or alter or change the provisions of Citigroup’s certificate of incorporation (including any certificate of amendment or certificate of designations relating to the Series L Preferred Stock) so as to adversely affect the powers, preferences or rights of the holders of shares of Series L Preferred Stock.

Distributions. In the event of the voluntary or involuntary liquidation, dissolution or winding up of Citigroup, holders of Series L Preferred Stock are entitled to receive out of assets available for distribution to stockholders, before any distribution of assets may be made to or set aside to holders of capital stock ranking junior to the Series L Preferred Stock as to distributions, a liquidating distribution in an amount equal to $25,000 per share, plus any accrued and accumulated but unpaid dividends thereon to the date of final distribution.

Redemption. Citigroup may redeem the Series L Preferred Stock, (i) in whole or in part, at its option, at any time or from time to time, on any dividend payment date on or after February 12, 2019, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event (as defined in the Series L Preferred Stock certificate of designations), in each case at the redemption price equal to $25,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to, but excluding, the date fixed for redemption.

Additional Classes or Series of Stock

Citigroup will have the right to create and issue additional classes or series of preferred stock or other capital stock ranking equally with, or junior to, the Preferred Stock as to dividends and distribution of assets upon the liquidation, dissolution or winding up of Citigroup without the consent of the holders of the Preferred Stock or the holders of the related depositary shares.

Miscellaneous

All payments and distributions (or deemed distributions) on the depositary shares and the shares of the Preferred Stock shall be subject to withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the holders.

Depositary, Calculation Agent, Transfer Agent and Registrar

Computershare and Computershare Trust, acting jointly, will be the depositary. Computershare Trust will be the calculation agent, transfer agent and registrar.

DESCRIPTION OF THE DEPOSITARY SHARES

The depositary shares will be issued pursuant to the terms of a deposit agreement among Citigroup and Computershare and Computershare Trust, acting jointly as depositary, and the registered holders from time to time of the depositary receipts. The terms of the depositary shares will include those stated in the deposit agreement, which will be filed as an exhibit to a Current Report on Form 8-K and incorporated by reference into the registration statement of which this prospectus supplement and accompanying prospectus are a part. The following summary of the material terms and provisions of the depositary shares is not intended to be complete and is qualified by the deposit agreement and supplements the description of the general terms of the depositary shares set forth in the accompanying prospectus. It is important for you to consider the information contained in the accompanying prospectus and this prospectus supplement before making your decision to invest in the depositary shares representing interests in the Preferred Stock. If any specific information regarding the depositary shares in this prospectus supplement is inconsistent with the more general terms of the depositary shares described in the prospectus, you should rely on the information contained in this prospectus supplement.

General

Proportional fractional interests in the Preferred Stock are being issued in the form of depositary shares. Each depositary share represents a 1/25th interest in a share of the Preferred Stock, and will be evidenced by depositary receipts, as described under “Book-Entry Procedures and Settlement” beginning on page S-18. Subject to the terms of the deposit agreement, the depositary shares will be entitled to all the rights and preferences of the Preferred Stock, through the depositary, in proportion to the applicable fraction of a share of the Preferred Stock those depositary shares represent.

In this prospectus supplement, references to “holders” of depositary shares mean those who have depositary shares registered in their own names on the books maintained by the depositary (initially, Cede & Co., as nominee of DTC, will be the only registered holder of depositary shares) and, if the Preferred Stock continues to be held of record by the depositary (initially, Computershare and Computershare Trust, acting jointly), not indirect holders who own beneficial interests in depositary shares registered in “street name” or beneficial interests therein issued in book-entry form through DTC. You should review the special considerations that apply to indirect holders described in “Book-Entry Procedures and Settlement” beginning on page S-18.

As long as the depositary is the sole registered holder of the Preferred Stock and Cede & Co. is the sole registered holder of the depositary shares, they will be considered the sole owner and holder of the global security certificates and all shares of the Preferred Stock and depositary shares represented by these certificates for all purposes under the certificate of designations for the Preferred Stock and the deposit agreement, respectively. Nothing contained in the certificate of designations or the deposit agreement will confer upon or give any person other than Citigroup, the depositary and our and their successors and the persons in whose names the certificates evidencing the Preferred Stock and depositary shares are registered, any benefit, right, remedy or claim under the Preferred Stock, the certificate of designation, the deposit agreement or the depositary shares.

Dividends and Other Distributions

Each dividend on a depositary share will be in an amount equal to 1/25th of the dividend declared per share of the Preferred Stock.

The depositary will distribute all dividends and other cash distributions received on the Preferred Stock to the holders of record of the depositary receipts in proportion to the number of depositary shares held by each holder. In the event of a distribution other than in cash, the depositary will distribute property received by it to the holders of record of the depositary receipts in proportion to the number of depositary shares held by each holder, unless the depositary determines that this distribution is not feasible, in which case the depositary may, with the approval of Citigroup, adopt a method of distribution that it deems practicable, including the sale of the property and distribution of the net proceeds of that sale to the holders of the depositary receipts.

Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the Preferred Stock.

The amount paid (or deemed paid) as dividends or otherwise distributable (or deemed distributable) by the depositary with respect to the depositary shares or the underlying Preferred Stock will be reduced by any amounts required to be withheld by Citigroup or the depositary on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange or withdrawal of any depositary shares until such taxes or other governmental charges are paid.

Redemption of Depositary Shares

If Citigroup redeems the Preferred Stock, in whole or in part, as described above under “Description of the Preferred Stock — Optional Redemption” beginning on page S-11, depositary shares also will be redeemed with the proceeds received by the depositary from the redemption of the Preferred Stock held by the depositary. The redemption price per depositary share will be 1/25th of the redemption price per share payable with respect to the Preferred Stock.

If Citigroup redeems shares of the Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the number of shares of the Preferred Stock so redeemed. If Citigroup redeems less than all of the outstanding Preferred Stock, the depositary will select pro rata, or in any other manner determined by the depositary to be fair and equitable, those depositary shares to be redeemed. The depositary will mail notice of redemption to record holders of the depositary receipts not less than 30 and not more than 60 days prior to the date fixed for redemption of the Preferred Stock and the related depositary shares.

Voting the Preferred Stock

Because each depositary share represents a 1/25th interest in a share of the Preferred Stock, holders of depositary receipts will be entitled to 1/25th of a vote per depositary share under those limited circumstances in which holders of the Preferred Stock are entitled to a vote, as described above in “Description of the Preferred Stock — Voting Rights” beginning on page S-12.

When the depositary receives notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Preferred Stock, may instruct the depositary to vote the number of shares of the Preferred Stock, or fraction thereof, represented by the holder’s depositary shares. To the extent possible, the depositary will vote the amount of the Preferred Stock represented by the aggregate number of depositary shares voted in accordance with the instructions it receives. Citigroup will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Preferred Stock, it will vote all depositary shares held by it proportionately with instructions received.

Form and Notices

The Preferred Stock will be issued in registered form to the depositary, and the depositary shares will be issued in registered form to a nominee of DTC. DTC will credit beneficial interests in the depositary shares in book-entry only form through its facilities, as described below in “Book-Entry Procedures and Settlement” beginning on page S-18. The depositary will forward to the holders of depositary shares all reports, notices, and communications from Citigroup that are delivered to the depositary and that Citigroup is required to furnish to the holders of the Preferred Stock.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

The depositary shares will be issued in the form of one or more global depositary receipts registered in the name of Cede & Co., as a nominee for The Depository Trust Company, New York, New York (“DTC”).

Following the issuance of the depositary shares, DTC will credit the accounts of its participants with the depositary shares upon Citigroup’s instructions. Only persons who hold directly or indirectly through financial institutions that are participants in DTC can hold beneficial interests in the depositary receipts. Because the laws of some jurisdictions require certain types of purchasers to take physical delivery of securities in definitive form, you may encounter difficulties in your ability to own, transfer or pledge beneficial interests in the depositary shares, so long as the depositary shares are represented by global depositary receipts.

So long as DTC or its nominee is the registered owner of the global depositary receipts, Citigroup, Computershare and Computershare Trust will treat DTC as the sole owner or holder of the depositary shares. Therefore, except as set forth below, you will not be entitled to have depositary shares registered in your name or to receive physical delivery of the global depositary receipts or the Preferred Stock. Accordingly, you will have to rely on the procedures of DTC and the participant in DTC through whom you hold your beneficial interest in order to exercise any rights of a holder of depositary shares. Citigroup understands that under existing practices, DTC would act upon the instructions of a participant or authorize that participant to take any action that a holder is entitled to take.

You may elect to hold interests in the global depositary receipts either in the United States through DTC or outside the United States through Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System, (“Euroclear”) if you are a participant of such system, or indirectly through organizations that are participants in such systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts.

As long as the Preferred Stock is registered in the name of Computershare and Computershare Trust, acting jointly as depositary, and the depositary shares are represented by the global depositary receipts registered in the name of DTC, Citigroup will pay dividends on the Preferred Stock represented by the depositary shares to or as directed by DTC as the registered holder of the global depositary receipts. Payments to DTC will be in immediately available funds by wire transfer. DTC, Clearstream or Euroclear, as applicable, will credit the relevant accounts of their participants on the applicable date. None of Citigroup, Computershare or Computershare Trust will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and you will have to rely on the procedures of DTC, Clearstream or Euroclear, as applicable, and their participants.

If Citigroup determines to replace the global depositary receipt with depositary receipts in certificated form registered in the names of the beneficial owners, the underlying shares of the Preferred Stock may be withdrawn from the depositary arrangement upon surrender of depositary receipts at the corporate trust office of the depositary and upon payment of the taxes, charges, and fees provided for in the deposit agreement. Subject to the deposit agreement, the holders of depositary receipts will receive the appropriate number of shares of the Preferred Stock and any money or property represented by the depositary shares.

Only whole shares of the Preferred Stock may be withdrawn. If a holder holds an amount other than a whole multiple of 25 depositary shares, the depositary will deliver, along with the withdrawn shares of the Preferred Stock, a new depositary receipt evidencing the excess number of depositary shares. Holders of withdrawn shares of the Preferred Stock will not be entitled to redeposit those shares or to receive depositary shares.

Settlement

You will be required to make your initial payment for the depositary shares in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the applicable procedures in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving depositary shares in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of depositary shares received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such depositary shares settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of depositary shares by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of depositary shares among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Notices

So long as the global depositary receipts are held on behalf of DTC or any other clearing system, notices to holders of depositary shares represented by a beneficial interest in the global depositary receipts may be given by delivery of the relevant notice to DTC or the alternative clearing system, as the case may be.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income and estate tax consequences relevant to the purchase, ownership and disposition of the Preferred Stock, including fractional interests therein in the form of depositary shares. The following summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations and judicial and administrative authority, all of which are subject to change, possibly with retroactive effect. State, local and foreign tax consequences are not summarized, nor are tax consequences to special classes of investors including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, dealers in securities, persons liable for the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons that will hold the Preferred Stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction, and U.S. holders (as defined below) whose functional currency is not the U.S. dollar. Tax consequences may vary depending upon the particular status of an investor. The summary is limited to taxpayers who will hold the Preferred Stock as “capital assets” (generally, property held for investment) and who purchase the Preferred Stock in the initial offering at the initial offering price. Each potential investor should consult its own tax advisor as to the U.S. federal, state, local, foreign and any other tax consequences of the purchase, ownership and disposition of the Preferred Stock.

Holders of depositary shares will be treated as beneficial owners of their pro rata interest in the Preferred Stock for U.S. federal income tax purposes.

U.S. Holders

The discussion in this section is addressed to a holder of the Preferred Stock that is a “U.S. holder” for U.S. federal income tax purposes. You are a U.S. holder if you are a beneficial owner of the Preferred Stock that is, for U.S. federal income tax purposes (i) a citizen or individual resident of the United States; (ii) a corporation (or other entity that is taxable as a corporation) created or organized in the United States or under the laws of the United States or of any State (or the District of Columbia); (iii) an estate if the income of such estate falls within the federal income tax jurisdiction of the United States regardless of the source of such income; or (iv) a trust if (a) a United States court is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of the substantial decisions of the trust, or (b) the trust has in effect a valid election under applicable Treasury Regulations to be treated as a United States person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes is a beneficial owner of Preferred Stock, the treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. A holder of Preferred Stock that is a partnership and any partner who owns an interest in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of an investment in the Preferred Stock.

Distributions

Distributions with respect to the Preferred Stock will be taxable as dividend income when paid to the extent of Citigroup’s current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution with respect to the Preferred Stock exceeds Citigroup’s current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in the Preferred Stock, and thereafter as capital gain which will be long-term capital gain if the U.S. holder’s holding period for such stock exceeds one year at the time of the distribution. Distributions constituting dividend income received by certain non-corporate U.S. holders in respect of the Preferred Stock will generally be subject to taxation at the preferential rates applicable to long-term capital gains, provided applicable holding period requirements are met and certain other conditions are satisfied. Distributions on the Preferred Stock constituting dividend income paid to U.S. holders that are U.S. corporations will generally qualify for the dividends received deduction, subject to various limitations.

Dividends that exceed certain thresholds in relation to a U.S. holder’s tax basis in the Preferred Stock could be characterized as “extraordinary dividends” under the Code. Certain non-corporate U.S. holders who receive an extraordinary dividend will generally be required to treat any losses on the sale of the Preferred Stock as long-

term capital losses to the extent taxable dividend income received by them with respect to such Preferred Stock qualifies for the preferential rates applicable to long-term capital gains. If a corporate U.S. holder that has held Preferred Stock for two years or less before the dividend announcement date receives an extraordinary dividend, such holder will generally be required to reduce its tax basis in the Preferred Stock with respect to which such dividend was made by the non-taxed portion of such dividend. If the amount of the reduction exceeds the U.S. holder’s tax basis in such Preferred Stock, the excess is treated as taxable gain.

Sale or Redemption

A U.S. holder will generally recognize capital gain or loss on a sale, exchange, redemption (other than a redemption that is treated as a distribution, as discussed below) or other disposition of the Preferred Stock equal to the difference between the amount realized upon the disposition and the U.S. holder’s adjusted tax basis in the shares so disposed. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the shares disposed of exceeds one year at the time of disposition. Long-term capital gains of noncorporate taxpayers are generally taxed at a lower maximum marginal tax rate than the maximum marginal tax rate applicable to ordinary income. The deductibility of net capital losses by individuals and corporations is subject to limitations.

A redemption of the Preferred Stock will be treated as a sale or exchange described in the preceding paragraph if the redemption (i) is a “complete termination” of the U.S. holder’s Preferred Stock interest and any other equity interest in Citigroup (within the meaning of section 302(b)(3) of the Code), (ii) is a “substantially disproportionate” redemption of stock with respect to the U.S. holder (within the meaning of section 302(b)(2) of the Code) or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder (within the meaning of section 302(b)(1) of the Code). In determining whether any of these tests has been met, a U.S. holder must take into account not only the Preferred Shares and other equity interests in Citigroup that the U.S. holder actually owns but also other equity interests in Citigroup that the U.S. holder constructively owns within the meaning of Section 318 of the Code. A U.S. holder that owns (actually or constructively) only an insubstantial percentage of the total equity interests in Citigroup and that exercises no control over Citigroup’s corporate affairs may be entitled to sale or exchange treatment on a redemption of Preferred Stock if such holder experiences a reduction in its equity interest in Citigroup (taking into account any constructively owned Citigroup equity interests) as a result of the redemption. If none of the alternative tests of Section 302(b) of the Code are met, the redemption will be treated as a distribution subject to the rules described under “U.S. Holders — Distributions” beginning on page S-20. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code is satisfied with respect to any particular holder of the Preferred Stock will depend upon the facts and circumstances as of the time the determination is made, holders should consult their tax advisors regarding the tax treatment to them of a redemption.

In the event that a redemption payment is properly treated as a distribution, the amount of the distribution will be equal to the amount of cash and the fair market value of property received without any offset for the U.S. holder’s tax basis in the Preferred Shares. Any tax basis in the redeemed Preferred Shares should be transferred to the U.S. holder’s remaining equity interests in Citigroup. If the U.S. holder has no remaining equity interests in Citigroup, such basis could, under certain circumstances, be transferred to any remaining equity interests in Citigroup that are held by a person related to such holder, or such basis could be lost entirely.

Information Reporting and Backup Withholding

Information returns will be filed with the Internal Revenue Service (the “IRS”) in connection with payments of dividends and the proceeds from a sale or other disposition of Preferred Stock payable to a U.S. holder that is not an exempt recipient, such as a corporation. Certain U.S. holders may be subject to backup withholding with respect to the payment of dividends on the Preferred Stock and to certain payments of proceeds on the sale or redemption of the Preferred Stock unless such U.S. holders provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with applicable requirements of the backup withholding rules.

Any amount withheld under the backup withholding rules from a payment to a U.S. holder is allowable as a credit against such U.S. holder’s U.S. federal income tax, which may entitle the U.S. holder to a refund, provided that the U.S. holder timely provides the required information to the IRS. Moreover, certain penalties may be imposed by the IRS on a U.S. holder who is required to furnish information but does not do so in the proper manner. U.S. holders should consult their tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

Non-U.S. Holders

The discussion in this section is addressed to holders of the Preferred Stock that are “non-U.S. holders.” A non-U.S. holder is a beneficial owner of the Preferred Stock (other than a partnership) that is not a U.S. holder for U.S. federal income tax purposes.

Distributions

Generally, distributions treated as dividends as described above under “U.S. Holders — Distributions” beginning on page S-20 paid to a non-U.S. holder with respect to the Preferred Stock will be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable income tax treaty. Distributions that are effectively connected with such non-U.S. holder’s conduct of a trade or business in the United States (and, if a tax treaty applies, are attributable to a U.S. permanent establishment of such holder) are generally subject to U.S. federal income tax on a net income basis and are exempt from the 30% withholding tax (assuming compliance with certain certification requirements and that we have no actual knowledge or reason to know that the certifications are incorrect). Any such effectively connected distributions received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be applicable under an income tax treaty.

For purposes of obtaining a reduced rate of withholding under an income tax treaty, a non-U.S. holder will generally be required to provide a U.S. taxpayer identification number as well as certain information concerning the holder’s country of residence and entitlement to tax treaty benefits. A non-U.S. holder can generally meet the certification requirements by providing a properly executed IRS Form W-8BEN (if the holder is claiming the benefits of an income tax treaty) or Form W-8ECI (if the dividends are effectively connected with a trade or business in the United States) or suitable substitute form (assuming the payor has no knowledge or reason to know that the certifications are incorrect).

Sale or Redemption

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange or other disposition (other than a redemption that is treated as a distribution as discussed below) of the Preferred Stock unless (i) the non-U.S. holder is a non-resident alien individual that is present in the United States for 183 or more days in the taxable year of the sale or disposition and certain other requirements are satisfied, (ii) the gain is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if a tax treaty applies, is attributable to a U.S. permanent establishment maintained by such non-U.S. holder), or (iii) we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of the sale, exchange or other disposition and the period that the non-U.S. holder held the Preferred Stock and either (a) the Preferred Stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale, exchange or other disposition occurs or (b) the non-U.S. holder owns (actually or constructively) more than five percent of the Preferred Stock at some time during the shorter of the five-year period ending on the date of the sale, exchange or other disposition and the period that the non-U.S. holder held the Preferred Stock. Although there can be no assurances, we believe we are not a United States real property holding corporation, and we do not expect to become a United States real property holding corporation.

An individual non-U.S. holder described in clause (i) of the immediately preceding paragraph will be required to pay (subject to applicable income tax treaties) a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States. Gain described in clauses (ii) and (iii) of such paragraph will be subject to tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if the non-U.S. holder were a United States person. A non-U.S. holder that is a corporation may also be subject to a branch profits tax equal to 30% (or at such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

A payment made to a non-U.S. holder in redemption of the Preferred Stock may be treated as a dividend, rather than as a payment in exchange for such stock, in the circumstances discussed above under “U.S. Holders — Sale or Redemption” on page S-21, in which event such payment would be subject to tax as discussed above under “Non-U.S. Holders — Distributions.”

Federal Estate Tax

The Preferred Stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and therefore may be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding

Payment of dividends, and the tax withheld with respect thereto, is subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Under the provisions of an applicable income tax treaty or agreement, copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides. U.S. backup withholding may apply on payment of dividends to certain non-U.S. holders unless such non-U.S. holders furnish to the payor a Form W-8BEN (or other applicable form), or otherwise establish an exemption and the payor does not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient.

Payment of the proceeds of a sale of the Preferred Stock within the U.S. or conducted through certain U.S.-related financial intermediaries is subject to information reporting and, depending on the circumstances, may be subject to backup withholding, unless the non-U.S. holder, or beneficial owner thereof, as applicable, certifies that it is a non-U.S. holder on Form W-8BEN (or other applicable form), or otherwise establishes an exemption and the payor does not have actual knowledge or reason to know the holder is a U.S. person, as defined under the Code, that is not an exempt recipient.

Any amount withheld under the backup withholding rules from a payment to a non-U.S. holder is allowable as a credit against such non-U.S. holder’s U.S. federal income tax, which may entitle the non-U.S. holder to a refund, provided that the non-U.S. holder timely provides the required information to the IRS. Moreover, certain penalties may be imposed by the IRS on a non-U.S. holder who is required to furnish information but does not do so in the proper manner. Non-U.S. holders are urged to consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

Additional Withholding Requirements

Legislation enacted in 2010 and existing guidance issued thereunder will require, after June 30, 2014, withholding at a rate of 30% on dividends in respect of, and, after December 31, 2016, gross proceeds from the sale or other disposition of, the Preferred Stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Treasury to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations, may modify these requirements. Accordingly, the entity through which the Preferred Stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale or other disposition of, the Preferred Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Treasury. We will not pay any additional amounts to holders of the Preferred Stock in respect of any amounts withheld. Prospective investors should consult their tax advisors regarding the possible implications of the legislation on their investment in the Preferred Stock.

UNDERWRITING

Citigroup Global Markets Inc. is acting as sole book-running manager for this offering and as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase from Citigroup, and Citigroup has agreed to sell to each underwriter, the number of depositary shares, each representing a 1/25th interest in a share of the Preferred Stock, set forth opposite the name of each underwriter.

Underwriter	Number of Depositary Shares
Citigroup Global Markets Inc.
ABN AMRO Securities (USA) LLC
Barclays Capital Inc.
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
HSBC Securities (USA) Inc.
ING Financial Markets LLC
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. LLC
Natixis Securities Americas LLC
RBC Capital Markets, LLC
SG Americas Securities, LLC
TD Securities (USA) LLC
UBS Securities LLC

Total

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the depositary shares are subject to the approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the depositary shares if they purchase any of the depositary shares.

The following table shows the underwriting discount that Citigroup is to pay to the underwriters in connection with this offering and the proceeds to Citigroup (before expenses).

	Underwriting Discount	Proceeds to Citigroup (before expenses)
Per Depositary Share	$	$
Total	$	$

We estimate that the total expenses for the offering, excluding underwriting discounts, will be approximately $200,000.

Depositary shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any depositary shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $         per depositary share. The underwriters may allow, and such dealers may reallow, a concession not in excess of $         per depositary share to brokers and dealers. If all the depositary shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

Citigroup has agreed, during the period beginning on the date of the underwriting agreement and continuing to and including the closing date for the purchase of the Preferred Stock, not to offer, sell, contract to sell or otherwise dispose of any preferred securities, any preferred stock or any other securities, including any backup undertakings of such preferred stock or other securities, of Citigroup, in each case that are substantially similar to the Preferred Stock, or any securities convertible into or exchangeable for the preferred stock or such substantially similar securities of Citigroup, except stock in this offering or with the prior written consent of Citigroup Global Markets Inc. This agreement will not apply to issuances and sales of Citigroup common stock pursuant to any employee stock option plan, stock ownership plan, dividend reinvestment plan or similar plan of Citigroup.

Citigroup has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of these liabilities relating to material misstatements and omissions.

In connection with the offering, the underwriters may purchase and sell depositary shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of depositary shares than they are required to purchase in the offering.

•	Stabilizing transactions involve bids to purchase the depositary shares so long as the stabilizing bids do not exceed a specified maximum.

•	Covering transactions involve purchases of the depositary shares in the open market after the distribution has been completed in order to cover short positions.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the depositary shares. They may also cause the price of the depositary shares to be higher than it would otherwise be in the absence of such transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. The underwriters are not required to engage in any of these activities and may end any of these activities at any time.

Citigroup expects delivery of the depositary shares will be made against payment therefor on or about April     , 2014, which is the fifth business day after the date hereof. Under Rule 15c6-1 of the Securities Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the depositary shares on the date hereof or the next following business day will be required, by virtue of the fact that the depositary shares initially will not settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The depositary shares are a new series of securities with no established trading market and will not be listed on any securities exchange. Citigroup has been advised by the underwriters that they intend to make a market in the depositary shares, as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the depositary shares and may discontinue any market making at any time at their sole discretion. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the depositary shares.

Conflicts of Interest

Citigroup Global Markets Inc., the sole book-running manager for this offering, is a subsidiary of Citigroup. Accordingly, the offering of the depositary shares will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Additionally, client accounts over which Citigroup Global Markets Inc. or any affiliate has investment discretion are not permitted to purchase the depositary shares, either directly or indirectly, without the specific written approval of the accountholder.

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for Citigroup from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for Citigroup in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of Citigroup or its affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

This prospectus supplement, together with the accompanying prospectus, may also be used by Citigroup’s broker-dealer subsidiaries and other subsidiaries or affiliates of Citigroup in connection with offers and sales of the depositary shares in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any of these subsidiaries may act as principal or agent in such transactions.

The underwriters have agreed that they will not offer, sell or deliver any of the depositary shares, directly or indirectly, or distribute this prospectus supplement and prospectus or any other offering material related to the depositary shares, in or from any jurisdiction, except when to the best knowledge and belief of the underwriter it is permitted under applicable laws and regulations. In so doing, the underwriters will not impose any obligations on Citigroup, except as set forth in the underwriting agreement.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of the depositary shares described in this prospectus supplement and the accompanying prospectus may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive.

provided that no such offer of depositary shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of the depositary shares to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in each relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

The sellers of the depositary shares have not authorized and do not authorize the making of any offer of depositary shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the depositary shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the depositary shares, other than the underwriters, is authorized to make any further offer of the depositary shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and accompanying prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and accompanying prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus supplement and accompanying prospectus nor any other offering material relating to the depositary shares described in this prospectus supplement and accompanying prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The depositary shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement and accompanying prospectus nor any other offering material relating to the depositary shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the depositary shares to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, Article L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1 °-or-2 ° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The depositary shares may be resold directly or indirectly, only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The depositary shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the depositary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to depositary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The depositary shares offered in this prospectus supplement and accompanying prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The depositary shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement and accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the depositary shares may not be circulated or distributed, nor may the depositary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the depositary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the depositary shares pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

LEGAL MATTERS

Skadden, Arps, Slate, Meagher & Flom LLP will act as legal counsel to Citigroup. Cleary Gottlieb Steen & Hamilton LLP will act as legal counsel to the underwriters. Cleary Gottlieb Steen & Hamilton LLP has from time to time acted as counsel for Citigroup and its subsidiaries and may do so in the future.

PROSPECTUS

May Offer —

Debt Securities

Common Stock Warrants

Index Warrants

Preferred Stock

Depositary Shares

Stock Purchase Contracts

Stock Purchase Units

Common Stock

Citigroup will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus, the accompanying prospectus supplement and any applicable pricing supplement carefully before you invest. Citigroup may offer and sell these securities to or through one or more underwriters, dealers and agents, including Citigroup Global Markets Inc., a broker-dealer subsidiary of Citigroup, or directly to purchasers, on a continuous or delayed basis. The common stock of Citigroup Inc. is listed on the New York Stock Exchange and trades under the ticker symbol “C”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not deposits or savings accounts but are unsecured obligations of Citigroup Inc. These securities are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

The date of this prospectus is November 13, 2013

PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of Citigroup and all material terms of the offered securities that are known as of the date of this prospectus. For a more complete understanding of the terms of the offered securities, before making your investment decision, you should carefully read:

•	this prospectus, which explains the general terms of the securities that Citigroup may offer;

•	the accompanying prospectus supplement, which (1) explains the specific terms of the securities being offered and (2) updates and changes information in this prospectus; and

•	the documents referred to in “Where You Can Find More Information” beginning on page 6 for information on Citigroup, including its financial statements.

Citigroup Inc.

Citigroup Inc. is a global diversified financial services holding company whose businesses provide a broad range of financial products and services to consumers, corporations, governments and institutions. Citigroup has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citigroup’s activities are conducted through the Global Consumer Banking, Institutional Clients Group, Citi Holdings and Corporate/Other business segments. Its businesses conduct their activities across the North America, Latin America, Asia and Europe, Middle East and Africa regions. Citigroup’s principal subsidiaries are Citibank, N.A., Citigroup Global Markets Inc. and Grupo Financiero Banamex, S.A. de C.V., each of which is a wholly owned, indirect subsidiary of Citigroup. Citigroup was incorporated in 1988 under the laws of the State of Delaware as a corporation with perpetual duration.

Citigroup’s principal executive office is at 399 Park Avenue, New York, NY 10022, and its telephone number is (212) 559-1000.

References in this prospectus to “Citigroup,” “we,” “our” or “us” are to Citigroup Inc., and not any of its subsidiaries, unless the context indicates otherwise.

The Securities Citigroup May Offer

Citigroup may use this prospectus to offer:

•	debt securities;

•	common stock warrants;

•	index warrants;

•	preferred stock;

•	depositary shares;

•	stock purchase contracts;

•	stock purchase units; and

•	common stock.

A prospectus supplement will describe the specific types, amounts, prices and detailed terms of, and important United States federal income tax considerations in respect of, any of these offered securities.

Any of these offered securities may be fully subordinated to interests held by the U.S. government in the event of a receivership, insolvency, liquidation or similar proceeding with respect to Citigroup, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Debt Securities

Debt securities are unsecured general obligations of Citigroup in the form of senior or subordinated debt. Senior debt includes Citigroup’s notes, debt and guarantees and any other debt for money borrowed that is not subordinated. Subordinated debt, so designated at the time it is issued, would not be entitled to interest and principal payments if interest and principal payments on the senior debt were not made.

The senior and subordinated debt will be issued under separate indentures between Citigroup and a trustee. Below are summaries of the general features of the debt securities from these indentures, unless otherwise specified in connection with a particular offering. For a more detailed description of these features, see “Description of Debt Securities” below. You are also encouraged to read the indentures, which are included or incorporated by reference in Citigroup’s registration statement of which this prospectus forms a part, Citigroup’s most recent annual report on Form 10-K, Citigroup’s quarterly reports on Form 10-Q filed after the Form 10-K and Citigroup’s current reports on Form 8-K filed after the period covered by Citigroup’s most recent annual report on Form 10-K. You can receive copies of these documents by following the directions beginning on page 6.

General Indenture Provisions that Apply to Senior and Subordinated Debt

•	Neither indenture limits the amount of debt that Citigroup may issue or provides holders any protection should there be a highly leveraged transaction involving Citigroup, although the senior debt indenture does limit Citigroup’s ability to pledge the stock of any subsidiary that meets the financial thresholds in the indenture. These thresholds are described below under “Description of Debt Securities — Covenants.”

•	The senior debt indenture allows for different types of debt securities, including indexed securities, to be issued in series.

•	The indentures allow Citigroup to merge or to consolidate with another company or sell all or substantially all of its assets to another company. If any of these events occur, the other company generally would be required to assume Citigroup’s responsibilities for the debt. Unless the transaction resulted in a default, Citigroup would be released from all liabilities and obligations under the debt securities when the other company assumed its responsibilities.

•	The indentures provide that holders of a majority of the principal amount of the senior debt securities and holders of a majority of the total principal amount of the subordinated debt securities outstanding in any series that, in each case, are affected by such change, may vote to change Citigroup’s obligations or your rights concerning those securities. However, changes to the financial terms of that security, including changes in the payment of principal or interest on that security or, except in certain circumstances, the currency of payment, cannot be made unless every holder affected consents to the change.

•	Citigroup may satisfy its obligations under the debt securities or be released from its obligation to comply with certain limitations at any time by depositing sufficient amounts of cash and/or government securities with the trustee to pay Citigroup’s obligations under the particular securities when due.

•	The indentures govern the actions of the trustee with regard to the debt securities, including when the trustee is required to give notices to holders of the securities and when lost or stolen debt securities may be replaced.

Events of Default and Defaults

The events of default specified in the senior debt indenture and defaults under the subordinated debt indenture include:

•	failure to pay principal when due;

•	failure to pay required interest for 30 days;

•	failure to make a required scheduled installment payment to a sinking fund for 30 days;

•	failure to perform other covenants for 90 days after notice;

•	certain events of insolvency or bankruptcy, whether voluntary or not; and

•	any additional events as may be set forth in the applicable prospectus supplement.

Unless otherwise specified in connection with a particular offering of subordinated debt, the only events of default specified in the subordinated debt indenture are certain events of insolvency or bankruptcy, whether voluntary or not. There is no event of default, and accordingly there is no right of acceleration, in the case of a default in the payment of principal of, premium, if any, or interest on, subordinated debt securities, the performance of any other covenant of Citigroup in the subordinated indenture or any other default which is not also an event of default.

Remedies

Senior Indenture: If there were an event of default, the trustee or holders of 25% of the principal amount of senior debt securities outstanding in a series could demand that the principal be paid immediately. However, holders of a majority in principal amount of the securities in that series could rescind that acceleration of the debt securities.

Subordinated Indenture: If there were an event of default involving certain events of insolvency or bankruptcy, the trustee or holders of 25% of the principal amount of subordinated debt securities outstanding in a series could demand that the principal be paid immediately. However, holders of a majority in principal amount of the securities in that series may rescind that acceleration of the debt securities. The occurrence of a default for any reason other than these events of insolvency or bankruptcy will not give the trustee or such holders the right to demand that the principal of the subordinated debt securities be paid immediately.

Common Stock Warrants

Citigroup may issue common stock warrants independently or together with any securities. Citigroup will issue any common stock warrants under a separate common stock warrant agreement between Citigroup and a bank or trust company. You are encouraged to read the standard form of the common stock warrant agreement, which will be filed as an exhibit to one of Citigroup’s future current reports and incorporated by reference in its registration statement of which this prospectus forms a part.

Common stock warrants are securities pursuant to which Citigroup may sell or purchase common stock. The particular terms of each issue of common stock warrants, the common stock warrant agreement relating to the common stock warrants and the common stock warrant certificates representing common stock warrants will be described in the applicable prospectus supplement.

Index Warrants

Citigroup may issue index warrants independently or together with debt securities. Citigroup will issue any series of index warrants under a separate index warrant agreement between Citigroup and a bank or trust company. You are encouraged to read the standard form of the index warrant agreement, which will be filed as an exhibit to one of Citigroup’s future current reports and incorporated by reference in its registration statement of which this prospectus forms a part. You can receive copies of these documents by following the directions beginning on page 6.

Index warrants are securities that, when properly exercised by the purchaser, entitle the purchaser to receive from Citigroup an amount in cash or a number of securities that will be indexed to prices, yields, or other specified measures or changes in an index or differences between two or more indices.

The prospectus supplement for a series of index warrants will describe the formula for determining the amount in cash or number of securities, if any, that Citigroup will pay you when you exercise an index warrant and will contain information about the relevant underlying assets and other specific terms of the index warrant.

Citigroup will generally issue index warrants in book-entry form, which means that they will not be evidenced by physical certificates. Also, Citigroup will generally list index warrants for trading on a national securities exchange, such as the New York Stock Exchange (“NYSE”), NYSE Arca, the NASDAQ Global Market or the Chicago Board Options Exchange.

The index warrant agreement for any series of index warrants will provide that holders of a majority of the total principal amount of the index warrants outstanding in any series may vote to change their rights concerning those index warrants. However, changes to fundamental terms such as the amount or manner of payment on an index warrant or changes to the exercise times cannot be made unless every holder affected consents to the change.

Any prospective purchasers of index warrants should be aware of special United States federal income tax considerations applicable to instruments such as the index warrants. The prospectus supplement relating to each series of index warrants will describe the important tax considerations.

Preferred Stock

Citigroup may issue preferred stock with various terms to be established by its board of directors or a committee designated by the board. Each series of preferred stock will be more fully described in the particular prospectus supplement that will accompany this prospectus, including redemption provisions, rights in the event of liquidation, dissolution or winding up of Citigroup, voting rights and conversion rights.

Generally, each series of preferred stock will rank on an equal basis with each other series of preferred stock and will rank prior to Citigroup’s common stock. The prospectus supplement will also describe how and when dividends will be paid on the series of preferred stock.

Depositary Shares

Citigroup may issue depositary shares representing fractional shares of preferred stock. Each particular series of depositary shares will be more fully described in the prospectus supplement that will accompany this prospectus. These depositary shares will be evidenced by depositary receipts and issued under a deposit agreement between Citigroup and a bank or trust company. You are encouraged to read the standard form of the deposit agreement, which is incorporated by reference in Citigroup’s registration statement of which this prospectus forms a part.

Stock Purchase Contracts and Stock Purchase Units

Citigroup may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to Citigroup, and Citigroup to sell to or purchase from the holders, a specified number of shares of common stock, shares of preferred stock or depositary shares at a future date or dates. The stock purchase contracts may be issued separately or as part of stock purchase units, consisting of a stock purchase contract and any combination of debt securities, capital securities, junior subordinated debt securities or debt obligations of third parties, including U.S. Treasury securities. The applicable prospectus supplement will describe the terms of the stock purchase contracts and stock purchase units, including, if applicable, collateral or depositary arrangements.

Common Stock

Citigroup may issue common stock, par value $.01 per share. Holders of common stock are entitled to receive dividends when declared by Citigroup’s board of directors. Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights or cumulative voting rights.

Use of Proceeds

Citigroup will use the net proceeds it receives from any offering of these securities for general corporate purposes, which may include funding its operating units and subsidiaries, financing possible acquisitions or business expansion and refinancing or extending the maturity of existing debt obligations. Citigroup may use a portion of the proceeds from the sale of index warrants and indexed notes to hedge its exposure to payments that it may have to make on such index warrants and indexed notes as described below under “Use of Proceeds and Hedging.”

Plan of Distribution

Citigroup may sell the offered securities in any of the following ways:

•	to or through underwriters or dealers;

•	by itself directly;

•	through agents; or

•	through a combination of any of these methods of sale.

The prospectus supplement will explain the ways Citigroup sells specific securities, including the names of any underwriters and details of the pricing of the securities, as well as the commissions, concessions or discounts Citigroup is granting the underwriters, dealers or agents.

If Citigroup uses underwriters in any sale, the underwriters will buy the securities for their own account and may resell the securities from time to time in one or more transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities, in accordance with applicable law.

Citigroup expects that the underwriters for any offering will include one or more of its broker-dealer subsidiaries, including Citigroup Global Markets Inc. These broker-dealer subsidiaries also expect to offer and sell previously issued offered securities as part of their business, and may act as a principal or agent in such transactions. Citigroup or any of its subsidiaries may use this prospectus and the related prospectus supplements and pricing supplements in connection with these activities. Offerings in which Citigroup’s broker-dealer subsidiaries participate will conform with the requirements set forth in Rule 5121 of the Financial Industry Regulatory Authority, Inc. addressing conflicts of interest when distributing the securities of an affiliate. See below under “Plan of Distribution”.

Ratio of Income to Fixed Charges and Ratio of Income to Combined Fixed Charges Including Preferred Stock Dividends

The following table shows (1) the consolidated ratio of income to fixed charges and (2) the consolidated ratio of income to combined fixed charges including preferred stock dividends of Citigroup for the nine-month period ended September 30, 2013 and each of the five most recent fiscal years.

	Nine Months Ended September 30,	Year Ended December 31,
	2013	2012	2011	2010	2009	2008
Ratio of income to fixed charges (excluding interest on deposits)	3.00	1.58	1.91	1.76	NM	NM
Ratio of income to fixed charges (including interest on deposits)	2.26	1.37	1.60	1.51	NM	NM
Ratio of income to combined fixed charges including preferred stock dividends (excluding interest on deposits)	2.97	1.58	1.91	1.76	NM	NM
Ratio of income to combined fixed charges including preferred stock dividends (including interest on deposits)	2.25	1.37	1.60	1.51	NM	NM

NM: Not meaningful.

Where You Can Find More Information

As required by the Securities Act of 1933, Citigroup filed a registration statement relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.

Citigroup files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Citigroup files at the SEC’s public reference room in Washington, D.C. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

The SEC allows Citigroup to “incorporate by reference” the information it files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that Citigroup files later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. Citigroup incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File No. 1-09924):

•	Annual Report on Form 10-K for the year ended December 31, 2012, filed on March 1, 2013;

•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2013, filed on May 3, 2013; for the quarter ended June 30, 2013, filed on August 2, 2013; and for the quarter ended September 30, 2013, filed on November 1, 2013;

•	Current Reports on Form 8-K filed on January 2, 2013, January 10, 2013, January 17, 2013 (to the extent filed with the SEC), February 8, 2013, February 20, 2013, February 21, 2013, March 14, 2013, March 26, 2013, March 27, 2013, April 15, 2013 (to the extent filed with the SEC), April 17, 2013, April 26, 2013, April 30, 2013, May 1, 2013, May 15, 2013, May 17, 2013, June 25, 2013, June 27, 2013, July 1, 2013, July 8, 2013 (to the extent filed with the SEC), July 15, 2013 (to the extent filed with the SEC), July 25, 2013, July 30, 2013, August 1, 2013, August 9, 2013, August 30, 2013, September 10, 2013, September 13, 2013, September 19, 2013, September 25, 2013, September 26, 2013, October 15, 2013 (to the extent filed with the SEC), October 25, 2013, October 31, 2013, November 7, 2013 and November 12, 2013;

•	Definitive Proxy Statement on Schedule 14A, filed on March 14, 2013, as amended; and

•	Current Report on Form 8-K, dated May 11, 2009, describing Citigroup’s common stock, including any amendments or reports filed for the purpose of updating such description.

In no event, however, will any of the information that Citigroup furnishes to, pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than files with, the SEC be incorporated by reference or otherwise be included herein, unless such information is expressly incorporated herein by a reference in such furnished Current Report on Form 8-K or other furnished document.

All documents filed by Citigroup specified in Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of (1) the completion of the offering of the securities described in this prospectus and (2) the date the broker-dealer subsidiaries of Citigroup stop offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

You may request a copy of these filings, at no cost, by writing or telephoning Citigroup at the following address:

Citigroup Document Services

540 Crosspoint Parkway

Getzville, NY 14068

(716) 730-8055 (tel.)

(877) 936-2737 (toll free)

You should rely only on the information provided in this prospectus, the prospectus supplement and any applicable pricing supplement, as well as the information incorporated by reference. Citigroup is not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement, any applicable pricing supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus and in other information incorporated by reference in this prospectus are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Generally, forward-looking statements are not based on historical facts but instead represent only Citigroup’s and management’s beliefs regarding future events. Such statements may be identified by words such as believe, expect, anticipate, intend, estimate, may increase, may fluctuate, and similar expressions, or future or conditional verbs such as will, should, would and could.

Such statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including without limitation the precautionary statements included in this prospectus and the accompanying prospectus supplement, and the factors and uncertainties listed under “Forward-Looking Statements” in Citigroup’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and described under “Risk Factors” in Citigroup’s most recent Annual Report on Form 10-K.

CITIGROUP INC.

Citigroup Inc. is a global diversified financial services holding company whose businesses provide a broad range of financial products and services to consumers, corporations, governments and institutions. Citigroup has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citigroup’s activities are conducted through the Global Consumer Banking, Institutional Clients Group, Citi Holdings and Corporate/Other business segments. Its businesses conduct their activities across the North America, Latin America, Asia and Europe, Middle East and Africa regions. Citigroup’s principal subsidiaries are Citibank, N.A., Citigroup Global Markets Inc. and Grupo Financiero Banamex, S.A. de C.V., each of which is a wholly owned, indirect subsidiary of Citigroup. Citigroup was incorporated in 1988 under the laws of the State of Delaware as a corporation with perpetual duration.

Citigroup is a holding company and services its obligations primarily by earnings from its operating subsidiaries. Citigroup may augment its capital through issuances of common stock, perpetual preferred stock and equity issued through awards under employee benefits plans, among other issuances. Citigroup and Citigroup’s subsidiaries that operate in the banking and securities businesses can only pay dividends if they are in compliance with the applicable regulatory requirements imposed on them by federal and state bank regulatory authorities and securities regulators. Citigroup’s subsidiaries may be party to credit agreements that also may restrict their ability to pay dividends. Citigroup currently believes that none of these regulatory or contractual restrictions on the ability of its subsidiaries to pay dividends will affect Citigroup’s ability to service its own debt. Citigroup must also maintain the required capital levels of a bank holding company, and must submit a capital plan, subjected to stress testing, to the Federal Reserve, to which the Federal Reserve does not object, before it may pay dividends on its stock.

Under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), a bank holding company is expected to act as a source of financial strength for its subsidiary banks. As a result of this regulatory policy, the Federal Reserve might require Citigroup to commit resources to its subsidiary banks when doing so is not otherwise in the interests of Citigroup or its shareholders or creditors.

The principal office of Citigroup is located at 399 Park Avenue, New York, New York 10022, and its telephone number is (212) 559-1000.

USE OF PROCEEDS AND HEDGING

General.    Citigroup will use the proceeds it receives from the sale of the offered securities for general corporate purposes, which may include:

•	funding the business of its operating units;

•	funding investments in, or extensions of credit or capital contributions to, its subsidiaries;

•	financing possible acquisitions or business expansion; and

•	lengthening the average maturity of liabilities, which means that it could reduce its short-term liabilities or refund maturing indebtedness.

Citigroup expects to incur additional indebtedness in the future to fund its businesses. Citigroup or one or more subsidiaries may enter into a swap agreement in connection with the sale of the offered securities and may earn additional income from that transaction.

Use of Proceeds Relating to Index Warrants and Indexed Notes.    Citigroup or one or more of its subsidiaries may use all or some of the proceeds received from the sale of index warrants or indexed notes to purchase or maintain positions in the underlying assets. Citigroup or one or more of its subsidiaries may also purchase or maintain positions in options, futures contracts, forward contracts or swaps, or options on the foregoing, or other derivative or similar instruments relating to the relevant index or underlying assets. Citigroup may also use the proceeds to pay the costs and expenses of hedging any currency, interest rate or other index-related risk relating to such index warrants and indexed notes.

Citigroup expects that it or one or more of its subsidiaries will increase or decrease their initial hedging position over time using techniques which help evaluate the size of any hedge based upon a variety of factors affecting the value of the underlying instrument. These factors may include the history of price changes in that underlying instrument and the time remaining to maturity. Citigroup or one or more of its subsidiaries may take long or short positions in the index, the underlying assets, options, futures contracts, forward contracts, swaps, or options on the foregoing, or other derivative or similar instruments related to the index or the underlying assets. These other hedging activities may occur from time to time before the index warrants and indexed notes mature and will depend on market conditions and the value of the index and the underlying assets.

In addition, Citigroup or one or more of its subsidiaries may purchase or otherwise acquire a long or short position in index warrants and indexed notes from time to time and may, in their sole discretion, hold, resell, exercise, cancel or retire such offered securities. Citigroup or one or more of its subsidiaries may also take hedging positions in other types of appropriate financial instruments that may become available in the future.

If Citigroup or one or more of its subsidiaries has a long hedge position in, or options, futures contracts or swaps or options on the foregoing, or other derivative or similar instruments related to, the index or underlying assets, Citigroup or one or more of its subsidiaries may liquidate all or a portion of its holdings at or about the time of the maturity or earlier redemption or repurchase of, or the payment of any indexed interest on, the index warrants and indexed notes. The aggregate amount and type of such positions are likely to vary over time depending on future market conditions and other factors. Since the hedging activities described in this section involve risks and may be influenced by a number of factors, it is possible that Citigroup or one or more of its subsidiaries may receive a profit from the hedging activities, even if the market value of the index warrants or indexed notes declines. Citigroup is only able to determine profits or losses from any such position when the position is closed out and any offsetting position or positions are taken into account.

Citigroup has no reason to believe that its hedging activities, as well as those of its subsidiaries, will have a material impact on the price of such options, futures contracts, forward contracts, swaps, options on the foregoing, or other derivative or similar instruments, or on the value of the index or the underlying assets. However, Citigroup cannot guarantee you that its hedging activities, as well as those of its subsidiaries, will not affect such prices or values. Citigroup will use the remainder of the proceeds from the sale of index warrants and indexed notes for the general corporate purposes described above.

EUROPEAN MONETARY UNION

The foreign currencies in which debt securities may be denominated or payments in respect of index warrants may be due or by which amounts due on the offered securities may be calculated could be issued by countries that are member states of the European Union that have adopted or adopt the single Euro currency in accordance with the Treaty establishing the European Community (as that Treaty is amended from time to time) (the “Participating Member States”).

The current seventeen Participating Member States are: Austria, Belgium, Cyprus, Estonia, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, Malta, the Netherlands, Portugal, Slovakia, Slovenia and Spain. Other member states of the European Union may also become participating member states of the single Euro currency. On June 5, 2013, the European Commission published a Convergence Report, determining that Latvia fulfills the formal requirements to adopt the Euro currency. Latvia will become a Participating Member State starting January 1, 2014.

DESCRIPTION OF DEBT SECURITIES

The debt securities offered by this prospectus will be unsecured obligations of Citigroup and will be either senior or subordinated debt. Senior debt securities will be issued under a senior debt indenture to be executed in November 2013. Subordinated debt securities will be issued under a subordinated debt indenture executed in April 2001. The senior debt indenture and the subordinated debt indenture are sometimes referred to in this prospectus individually as an “indenture” and collectively as the “indentures.” The indentures (or forms thereof) have been filed with the SEC and are incorporated by reference or included in the registration statement on Form S-3 under the Securities Act of 1933, as amended, of which this prospectus forms a part.

The following briefly summarizes the material provisions of the indentures and the debt securities, other than pricing and related terms disclosed in the accompanying prospectus supplement or pricing supplement, as the case may be. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of an offering of debt securities, which will be described in more detail in the applicable prospectus supplement or pricing supplement, as the case may be. Copies of the indentures may be obtained from Citigroup or the applicable trustee. So that you may easily locate the more detailed provisions, the numbers in parentheses below refer to sections in the applicable indenture or, if no indenture is specified, to sections in each of the indentures. Wherever particular sections or defined terms of the applicable indenture are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statements in this prospectus are qualified by that reference. If any debt securities are to be issued under an indenture having terms that differ from those described below, the terms of such indenture will be as described in the applicable supplement for the offering of such debt securities.

As used in this prospectus, the term “supplement” means either a prospectus supplement or a pricing supplement, as applicable.

Unless otherwise specified in connection with a particular offering of debt securities, the trustee under the senior debt indenture and under the subordinated indenture will be The Bank of New York Mellon. Citigroup has appointed, Citibank, N.A. to act as paying agent under each such indenture.

General

The indentures provide that unsecured senior or subordinated debt securities of Citigroup may be issued in one or more series, with different terms, in each case as authorized from time to time by Citigroup. Citigroup also has the right to “reopen” a previous issue of a series of debt securities by issuing additional debt securities of such series.

United States federal income tax consequences and other special considerations applicable to any debt securities issued by Citigroup at a discount or a premium will be described in the applicable supplement.

Because Citigroup is a holding company, the claims of creditors of Citigroup’s subsidiaries will have a priority over Citigroup’s equity rights and the rights of Citigroup’s creditors, including the holders of debt securities, to participate in the assets of the subsidiary upon the subsidiary’s liquidation. Moreover, the debt securities may be fully subordinated to interests held by the U.S. government in the event of a receivership, insolvency, liquidation or similar proceeding with respect to Citigroup, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

The applicable supplement relating to any offering of debt securities will describe the following terms, where applicable:

•	the title of the debt securities;

•	whether the debt securities will be senior or subordinated debt;

•	the indenture under which the debt securities are being issued;

•	the total principal amount of the debt securities;

•	the percentage of the principal amount at which the debt securities will be sold and, if applicable, the method of determining the price;

•	the maturity date or dates;

•	the interest rate or the method of computing the interest rate;

•	the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

•	if other than in U.S. dollars, the currency or currency unit in which payment will be made;

•	if the amount of any payment may be determined with reference to an index or formula based on a currency or currency unit other than that in which the debt securities are payable, the manner in which the amounts will be determined;

•	if the amount of any payment may be determined with reference to an index or formula based on securities, commodities, intangibles, articles or goods, or any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, the manner in which the amount will be determined;

•	if any payments may be made at the election of Citigroup or a holder of debt securities in a currency or currency unit other than that in which the debt securities are stated to be payable, the periods within which, and the terms upon which, such election may be made;

•	if other than the principal amount, the portion of the principal amount of the debt securities payable if the maturity is accelerated;

•	the date of any global security if other than the original issuance of the first debt security to be issued;

•	any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities; and

•	any other specific terms of the debt securities (Senior Debt Indenture, Section 3.01; Subordinated Debt Indenture, Section 2.02).

The terms on which debt securities may be convertible into or exchangeable for common stock or other securities of Citigroup will be set forth in the supplement relating to such offering. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of Citigroup. The terms may include provisions pursuant to which the number of shares of common stock or other securities of Citigroup to be received by the holders of such debt securities may be adjusted.

Unless otherwise specified in connection with a particular offering of debt securities, the debt securities are not redeemable prior to maturity, except upon the occurrence of certain tax events described below under “—Redemption for Tax Purposes.” The redemption price for the debt securities upon the occurrence of certain tax events will be 100% of the principal amount thereof plus accrued interest to the date of the redemption.

Unless otherwise specified in connection with a particular offering of debt securities, the debt securities are not subject to any sinking fund.

Unless otherwise specified in connection with a particular offering of debt securities, debt securities denominated in U.S. dollars will be issued only in denominations of $1,000 and whole multiples of $1,000 in excess thereof (Section 2.01). The supplement relating to debt securities denominated in a foreign currency will specify the denomination of such debt securities.

The currency for payment for book-entry debt securities denominated in a foreign currency will be specified in the applicable supplement. However, when interests in such debt securities are held through The Depository Trust Company (“DTC”), all payments in respect of such debt securities will be made in U.S. dollars, unless the holder of a beneficial interest in the DTC debt securities elects to receive payment in the foreign currency specified in the applicable supplement. See “— Book-Entry Procedures and Settlement” and “Currency Conversions and Foreign Exchange Risks Affecting Debt Securities Denominated in a Foreign Currency — Currency Conversion” below.

Citigroup may, without notice to or consent of the holders or beneficial owners of a series of debt securities, issue additional debt securities having the same ranking, interest rate, maturity and other terms as the debt securities initially issued. Any such debt securities could be considered part of the same series of debt securities under the indenture as the debt securities initially issued.

The senior debt securities will be issued only in registered form. The subordinated debt securities may be issued in registered form, bearer form, or both; however, unless otherwise specified in connection with a particular offering of subordinated debt securities, the subordinated debt securities will be issued in registered form. If bearer securities are issued, the United States federal income tax consequences and other special considerations, procedures and limitations applicable to such bearer securities will be described in the applicable supplement. As currently anticipated, debt securities of a series will trade in book-entry form, and global notes will be issued in physical (paper) form, as described below under “— Book-Entry Procedures and Settlement.”

Unless otherwise specified in connection with a particular offering of debt securities, the debt securities may be presented for exchange, and debt securities other than a global security may be presented for registration of transfer, at the principal trust office of the relevant trustee in New York City. Holders will not have to pay any service charge for any registration of transfer or exchange of debt securities, but Citigroup may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer. (Senior Debt Indenture, Section 3.06; Subordinated Debt Indenture, Section 2.05) Debt securities in bearer form will be transferable by delivery. Provisions with respect to the exchange of debt securities in bearer form will be described in the applicable supplement.

Unless otherwise specified in connection with a particular offering of debt securities denominated in a foreign currency, a fiscal agency agreement will be entered into in relation to the debt securities between Citigroup and Citibank, N.A., London office, as registrar, fiscal agent and principal paying agent. The terms

“registrar,” “fiscal agent,” and “principal paying agent” shall include any successors appointed from time to time in accordance with the provisions of the fiscal agency agreement, and any reference to an “agent” or “agents” shall mean any or all (as applicable) of such persons. The holders of the debt securities are bound by, and are deemed to have notice of, the provisions of the fiscal agency agreement. Unless otherwise specified in connection with a particular offering of debt securities, copies of the fiscal agency agreement are available for inspection during usual business hours at the principal office of Citibank, N.A. London office, located at Citigroup Centre, Canada Square, Canary Wharf, London, England, and at the office of Banque Internationale à Luxembourg S.A., as long as the debt securities are listed on the Luxembourg Stock Exchange.

Payments of Principal and Interest

Payments of principal and interest on debt securities issued in book-entry form will be made as described below under “— Book-Entry Procedures and Settlement.” Payments of principal and interest on debt securities issued in definitive form, if any, will be made as described below under “— Definitive Notes and Paying Agents.”

Unless otherwise specified in connection with a particular offering of debt securities, interest on the debt securities will be paid as follows:

Interest Payment Frequency	Interest Payment Dates

Monthly	Fifteenth day of each calendar month, beginning in the first calendar month following the month the debt security was issued.

Quarterly	Fifteenth day of every third month, beginning in the third calendar month following the month the debt security was issued.

Semi-annually	Fifteenth day of every sixth month, beginning in the sixth calendar month following the month the debt security was issued.

Annually	Fifteenth day of every twelfth month, beginning in the twelfth calendar month following the month the debt security was issued.

Unless otherwise specified in connection with a particular offering of debt securities, all payments of interest on the debt securities will be made to the persons in whose names the notes are registered at the close of business on the Business Day preceding an interest payment date.

If an interest payment date for a fixed rate note or the maturity date of the debt securities falls on a day that is not a Business Day, the payment due on such interest payment date or on the maturity date will be postponed to the next succeeding Business Day, and no further interest will accrue in respect of such postponement. Unless otherwise specified in connection with a particular offering of debt securities, if an interest payment date for a floating rate note falls on a day that is not a Business Day, such interest payment date will be the next following Business Day unless that day falls in the next calendar month, in which case the interest payment date will be the first preceding Business Day.

Unless otherwise specified in connection with a particular offering of debt securities, in this section, “Business Day” means any day which is a day on which commercial banks settle payments and are open for general business (a) in New York, in the case of U.S. dollar-denominated debt securities; (b) in New York, London and Tokyo, in the case of Yen-denominated debt securities; (c) in New York and London and which is also a TARGET business day (“TARGET”), in the case of Euro-denominated debt securities. A “TARGET business day” is a day on which TARGET 2 is open for the settlement of payment in Euro, and “TARGET 2” is the Trans-European Automated Real-Time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007. Unless otherwise specified in connection with a particular offering of debt securities, in the case of Canadian dollar-denominated debt securities,

“Business Day” shall mean any Toronto business day which is a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign currency deposits and foreign exchange) in Toronto.

If a date for payment of interest or principal on the debt securities falls on a day that is not a business day in the place of payment, such payment will be made on the next succeeding business day in such place of payment as if made on the date the payment was due. No interest will accrue on any amounts payable for the period from and after the due date for payment of such principal or interest.

Interest Rate Determination

Fixed Rate Notes

Unless otherwise specified in connection with a particular offering of debt securities, each fixed rate note will bear interest from its original issue date, or from the last interest payment date to which interest has been paid or duly provided for, at the rate per annum stated in the applicable supplement until its principal amount is paid or made available for payment.

Unless otherwise specified in connection with a particular offering of debt securities, interest on each fixed rate note will be payable semi-annually in arrears on the dates set forth in the applicable supplement, with each such day being an interest payment date, and at maturity. Unless otherwise specified in connection with a particular offering of debt securities, interest on U.S.-dollar-denominated fixed rate notes will be calculated on the basis of a 360-day year comprised of twelve 30-day months or, in the case of an incomplete month, the number of days elapsed. The day-count for fixed rate notes denominated in any other currency will be set forth in the applicable supplement. All U.S. dollar, Canadian dollar and Euro amounts resulting from this calculation will be rounded to the nearest cent, with one-half cent being rounded upward. All Yen amounts resulting from this calculation will be rounded to the nearest Yen, with five-tenths or more of ¥1 to be rounded upwards to the nearest ¥1 per debt security. The rounding convention for any other currency will be set forth in the applicable supplement.

Floating Rate Notes

Each floating rate note will bear interest at the interest rate specified in the supplement relating to a particular series of debt securities. Unless otherwise specified in connection with a particular offering of debt securities, interest on each floating rate note will be payable quarterly in arrears on the dates set forth in the applicable supplement, with each such day being an interest payment date, and at maturity. Unless otherwise specified in connection with a particular offering of debt securities, interest on floating rate notes will be calculated on the basis of the actual number of days in an interest period and a 360-day year. An interest period is the period commencing on an interest payment date and ending on the day preceding the next following interest payment date.

The first interest period will commence on the day the floating rate notes are issued and will end on the day preceding the next following interest payment date.

The interest rate for each offering of floating rate notes for a particular interest period will be a per annum rate equal to the base rate specified in the applicable supplement, as determined on the relevant interest determination date (defined below for each base rate), plus or minus any spread or multiplied by any spread multiplier. A basis point, or bp, equals one-hundredth of a percentage point. The spread is the number of basis points specified in the applicable supplement and the spread multiplier is the percentage specified in the applicable supplement.

Each floating rate note will bear interest for each interest period at a rate determined by Citibank, N.A., acting as calculation agent. Promptly upon determination, the calculation agent will inform the trustee and Citigroup of the interest rate for the next interest period. Absent manifest error, the determination of the interest rate by the calculation agent shall be binding and conclusive on the holders of such floating rate notes, the trustee and Citigroup. As long as the floating rate notes are listed on the Luxembourg Stock Exchange, the Luxembourg Stock Exchange shall be notified of the interest rate, the amount of the interest payment and the interest payment date for a particular interest period not later than the first day of such interest period. Upon request from any noteholder, the calculation agent will provide the interest rate in effect on the notes for the current interest period and, if it has been determined, the interest rate to be in effect for the next interest period.

The applicable supplement will designate one of the following base rates as applicable to an offering of floating rate notes:

•	LIBOR;

•	the Treasury Rate;

•	the Prime Rate;

•	EURIBOR;

•	CDOR; or

•	such other rate or interest rate formula as is set forth in the applicable supplement and in such floating rate note.

The following terms are used in describing the various base rates:

The “index maturity” is the period of maturity of the instrument or obligation from which the base rate is calculated.

“H.15(519)” means the publication entitled “Statistical Release H.15(519), Selected Interest Rates,” or any successor publication, published by the Federal Reserve.

“H.15 Daily Update” means the daily update of the Federal Reserve at http://www.federalreserve.gov/releases/H15/update or any successor site or publication.

Unless otherwise specified in connection with a particular offering of debt securities, in this section, business day means:

•	for any floating rate note, any day that is not a Saturday or Sunday and that is not a day on which banking institutions generally are authorized or obligated by law or executive order to close in New York City, London, or the place in which the floating rate note or its coupon is to be presented for payment;

•	for LIBOR floating rate notes only, a London business day, which shall be any day on which dealings in deposits in the specified currency are transacted in the London interbank market;

•	for floating rate notes having a specified currency other than U.S. dollars only, other than Euro-denominated floating rate notes, any day that, in the principal financial center (as defined below) of the country of the specified currency, is not a day on which banking institutions generally are authorized or obligated by law to close; and

•	for EURIBOR floating rate notes and Euro-denominated floating rate notes, a TARGET business day.

As used above, a “principal financial center” means the capital city of the country issuing the specified currency. However, for Australian dollars, Canadian dollars, New Zealand dollars and Swiss francs, the principal financial center may be specified in the applicable supplement as Sydney, Toronto, Auckland and Zurich, respectively.

Unless otherwise specified in connection with a particular offering of debt securities, each of the following base rates will be determined by the calculation agent as described below. Unless otherwise specified in connection with a particular offering of debt securities, all percentages resulting from any calculation of the rate of interest on a floating rate note will be rounded, if necessary, to the nearest 1/100,000 of 1% (.0000001), with five one-millionths of a percentage point rounded upward. All currency amounts used in, or resulting from, the calculation on floating rate notes will be rounded to the nearest one-hundredth of a unit. For purposes of rounding, .005 of a unit shall be rounded upward.

LIBOR Notes.    Each LIBOR note will bear interest for each interest period at an interest rate equal to LIBOR and any spread or spread multiplier specified in the note and the applicable supplement.

The calculation agent will determine LIBOR on each interest determination date. The interest determination date is the second London business day prior to each interest period.

On an interest determination date, the calculation agent will determine LIBOR for each interest period as follows.

The calculation agent will determine the offered rates for deposits in a principal amount equal to at least $1,000,000 or the approximate equivalent in the specified currency for the period of the index maturity specified in the applicable supplement commencing on the interest determination date, which appear on the “designated LIBOR page” at approximately 11:00 a.m., London time, on that date.

•	If “Reuters LIBOR01” is designated, or if no LIBOR page is specified in the applicable supplement as the method for calculating LIBOR, “designated LIBOR page” means the display on Reuters 3000 Xtra Service (“Reuters”) on page LIBOR01 for the purpose of displaying the London interbank offered rates of major banks for the specified currency. If the relevant Reuters page is replaced by another page, or if Reuters is replaced by a successor service, then “Reuters LIBOR01” means the replacement page or service selected to display the London interbank offered rates of major banks for the specified currency.

If LIBOR cannot be determined on an interest determination date as described above, then the calculation agent will determine LIBOR as follows.

•	The calculation agent (after consultation with Citigroup) will select four major banks in the London interbank market.

•	The calculation agent will request that the principal London offices of those four selected banks provide their offered quotations to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the interest determination date. These quotations shall be for deposits in the specified currency for the period of the specified index maturity, commencing on the interest determination date. Offered quotations must be based on a principal amount equal to at least $1,000,000 or the approximate equivalent in the specified currency that is representative of a single transaction in such market at that time.

(1)	If two or more quotations are provided, LIBOR for the interest period will be the arithmetic average of those quotations.

(2)	If fewer than two quotations are provided, the calculation agent (after consultation with Citigroup) will select three major banks in New York City and follow the steps in the two bullet points below.

•

The calculation agent will then determine LIBOR for the interest period as the arithmetic average of rates quoted by those three major banks in New York City to leading European banks at approximately 11:00 a.m., New York City time, on the interest determination date. The rates quoted will be for loans in the specified currency, for the period of the specified index maturity, commencing on the interest determination date. Rates quoted must be based on a principal amount of at least $1,000,000 or the approximate equivalent in the specified currency that is representative of a single transaction in such market at that time.

•	If fewer than three New York City banks selected by the calculation agent are quoting rates, LIBOR for the interest period will be the same as for the immediately preceding interest period.

Treasury Rate Notes.    Each Treasury Rate note will bear interest for each interest period at an interest rate equal to the Treasury Rate and any spread or spread multiplier, specified in the note and the applicable supplement.

The calculation agent will determine the Treasury Rate on each interest determination date. The interest determination date for each interest period will be the day of the week in which the beginning of that interest period falls on which treasury securities are normally auctioned. Treasury securities are normally sold at auction on Monday of each week unless that day is a legal holiday. In that case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is held on the Friday of the week preceding an interest period, that Friday will be the interest determination date pertaining to the interest period commencing in the next succeeding week. If an auction date falls on any day that would otherwise be an interest determination date for a Treasury Rate note, then that interest determination date will instead be the business day immediately following the auction date.

Unless “Constant Maturity” is specified in the applicable supplement, the Treasury Rate for each interest period will be the rate for the auction held on the Treasury Rate determination date for such interest period of treasury securities (as defined below) as such rate appears on Reuters (or any successor service) on page USAUCTION10 (or any other page as may replace such page on such service) (“Reuters Page USAUCTION10”) or page USAUCTION11 (or any other page as may replace such page on such service) (“Reuters Page USAUCTION11” opposite the caption “INVEST RATE.” Treasury securities are direct obligations of the United States that have the index maturity specified in the applicable Note or supplement.

If the Treasury Rate cannot be determined as described above, the following procedures will be followed in the order set forth below.

(1)	If the Treasury rate is not published prior to 3:00 p.m., New York City time on the earlier of 1) the tenth calendar day after the interest determination date or, if that day is not a business day, the next succeeding business day, or 2) the business day immediately preceding the applicable interest payment date or maturity date, as the case may be (the “calculation date”), then the Treasury Rate will be the Bond Equivalent Yield (as defined below) of the rate for the applicable treasury securities as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, opposite the caption “U.S. Government Securities/Treasury Bills/Auction High” on the interest determination date.

(2)	If the rate referred to in clause (1) is not so published by 3:00 p.m., New York City time, on the calculation date, the Treasury Rate will be the Bond Equivalent Yield of the auction rate of the applicable treasury securities as announced by the United States Department of the Treasury on the interest determination date.

(3)	If the rate referred to in clause (2) above is not so announced by the United States Department of the Treasury, or if the auction is not held, then the Treasury Rate will be the Bond Equivalent Yield of the rate on the interest determination date of the applicable treasury securities published in H.15(519) opposite the caption “U.S. Government Securities/Treasury Bills/Secondary Market.”

(4)	If the rate referred to in clause (3) is not so published by 3:00 p.m., New York City time, on the calculation date, then the Treasury Rate will be the rate on the calculation date of the applicable treasury securities as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, opposite the caption “U.S. Government Securities/Treasury Bills/Secondary Market” on the interest determination date.

(5)	If the rate referred to in clause (4) is not so published by 3:00 p.m., New York City time, on the calculation date, then the Treasury Rate will be the rate calculated by the calculation agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the interest determination date, of three primary United States government securities dealers selected by the calculation agent (after consultation with Citigroup), for the issue of treasury securities with a remaining maturity closest to the index maturity specified in the applicable supplement.

(6)	If the dealers selected by the calculation agent are not quoting bid rates as mentioned in (5) above, then the Treasury Rate for such interest period will be the same as the Treasury Rate for the immediately preceding interest period. If there was no preceding interest period, the Treasury Rate will be the initial interest rate.

Bond Equivalent Yield will be expressed as a percentage and calculated as follows:

Bond Equivalent Yield	=	D × N	× 100
360 − (D × M)

where “D” refers to the applicable per annum rate for treasury securities quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable interest period.

Prime Rate Notes.    Prime Rate notes will bear interest at a rate equal to the Prime Rate and any spread or spread multiplier specified in the Prime Rate notes and the applicable supplement.

The calculation agent will determine the Prime Rate for each interest period on each interest determination date. The interest determination date is the second business day prior to each interest period. The Prime Rate will be the rate made available and subsequently published on that date in H.15(519) opposite the caption “Bank Prime Loan.”

The following procedures will be followed if the Prime Rate cannot be determined as described above.

•	If the rate is not published prior to 3:00 p.m., New York City time, on the calculation date, then the Prime Rate will be the rate on the interest determination date that is published in the H.15 Daily Update other recognized electronic source used for the purpose of displaying that rate, opposite the caption “Bank Prime Loan.”

•	If the rate referred to above is not published prior to 3:00 p.m., New York City time, on the calculation date, then the Prime Rate will be the arithmetic mean of the rates of interest that appear on the USPRIME1 page (or such other page as may replace such page on such service for the purpose of displaying prime rates or base lending rates of major United States banks) as such bank’s prime rate or base lending rate as of 11:00 a.m., New York City time, on the interest determination date.

•	If fewer than four such rates appear on the Reuters Screen USPRIME1 page, then the calculation agent will select three major banks in New York City (after consultation with Citigroup). The Prime Rate will be the arithmetic average of the prime rates quoted by those three banks on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the interest determination date.

•	If the banks that the calculation agent selects do not provide quotations as described above, then the Prime Rate will remain the same as the Prime Rate for the immediately preceding interest period, or if there was no interest period, the rate of interest payable will be the initial interest rate.

“Reuters Screen USPRIME1 page” means the display which appears on the display on Reuters (or any successor service) as page “USPRIME1” (or any other page as may replace such page), for the purpose of displaying prime rates or base lending rates of major United States banks.

EURIBOR Notes.    Each EURIBOR note will bear interest for each interest period at an interest rate equal to EURIBOR and any spread or spread multiplier specified in the note and the applicable supplement.

The calculation agent will determine EURIBOR on each interest determination date. The interest determination date is the second TARGET business day prior to each interest period.

On an interest determination date, the calculation agent will determine EURIBOR for each interest period as follows.

The calculation agent will determine the offered rates for deposits in euros for the period of the index maturity specified in the applicable supplement, in amounts of at least €1,000,000, commencing on the interest determination date, which appears on the display on Reuters (or any successor service) on EURIBOR1 (or any other page as may replace such page on such service) as of 11:00 a.m., Brussels time, on that date.

If EURIBOR cannot be determined on an interest determination date as described above, then the calculation agent will determine EURIBOR as follows.

•	The calculation agent (after consultation with Citigroup) will select four major banks in the Euro-zone interbank market.

•	The calculation agent will request that the principal Euro-zone offices of those four selected banks provide their offered quotations to prime banks in the Euro-zone interbank market at approximately 11:00 a.m., Brussels time, on the interest determination date. These quotations shall be for deposits in Euros for the period of the specified index maturity, commencing on the interest determination date. Offered quotations must be based on a principal amount equal to at least €1,000,000 that is representative of a single transaction in such market at that time.

(1)	If two or more quotations are provided, EURIBOR will be the arithmetic average of those quotations.

(2)	If less than two quotations are provided, the calculation agent (after consultation with Citigroup) will select three major banks in the Euro-zone and follow the steps in the two bullet points below.

•	The calculation agent will then determine EURIBOR for the interest period as the arithmetic average of rates quoted by those three major banks in the Euro-zone to leading European banks at approximately 11:00 a.m., Brussels time, on the interest determination date. The rates quoted will be for loans in Euros, for the period of the specified index maturity, commencing on the interest determination date. Rates quoted must be based on a principal amount of at least €1,000,000 that is representative of a single transaction in such market at that time.

•	If the banks so selected by the calculation agent are not quoting rates as described above, EURIBOR for the interest period will be the same as for the immediately preceding interest period.

“Euro-zone” means the region comprised of member states of the European Union that adopted the Euro as their single currency.

CDOR Rate Notes.    Each CDOR note will bear interest for each interest period at an interest rate equal to the Canadian dollar three-month Banker’s Acceptance Rate (“CDOR”) and any spread or spread multiplier specified in the note and the applicable supplement.

The calculation agent will determine CDOR on each interest determination date. The interest determination date is the first day of such interest period. CDOR will be the offered rate for Canadian dollar bankers’ acceptances having a maturity of three months, as such rate appears on the Reuters Screen CDOR page, or such other replacing service or such other service that may be nominated by the person sponsoring the information appearing there for the purpose of displaying offered rates for Canadian dollar bankers’ acceptances having a maturity of three months, at approximately 10:00 a.m., Toronto time, on such interest determination date.

The following procedures will be followed if CDOR cannot be determined as described above.

•	If the rate is not published prior to 10:00 a.m., Toronto time, on the interest determination date, then CDOR will be the average of the bid rates of interest for Canadian dollar bankers’ acceptances with maturities of three months for same day settlement as quoted by such of the Schedule I banks (as defined in the Bank Act (Canada)) as may quote such a rate as of 10:00 a.m., Toronto time, on such interest determination date.

•	If no offered rate appears on Reuters Screen CDOR page on an interest determination date at approximately 10:00 a.m., Toronto time, then CDOR will be the average of the bid rates of interest for Canadian dollar bankers’ acceptances with maturities of three months for same day settlement as quoted by such of the Schedule I banks (as defined in the Bank Act (Canada)) as may quote such a rate as of 10:00 a.m., Toronto time, on such interest determination date. If at least two quotations are provided, CDOR will be the arithmetic average of the quotations provided.

•	If the Schedule I banks so selected by the calculation agent are not quoting as mentioned above, CDOR for the next interest period will be the rate in effect for the preceding interest period.

Floating/Fixed Rate Notes.    The applicable supplement may provide that a debt security will be a floating rate note for a specified portion of its term and a fixed rate note for the remainder of its term. In such an event, the interest rate on the debt security will be determined as if it were a floating rate note and a fixed rate note for each respective period, all as specified herein and in the applicable supplement.

Dual Currency Debt Securities

Citigroup may from time to time offer dual currency debt securities on which Citigroup has the option of making all payments of principal and interest on such debt securities, the payments on which would otherwise be made in the specified currency of those debt securities, in the optional payment currency specified in the applicable supplement. This option will be exercisable in whole but not in part on an option election date, which will be any of the dates specified in the applicable supplement. Information as to the relative value of the specified currency compared to the optional payment currency will be set forth in the applicable supplement.

The supplement for each issuance of dual currency debt securities will specify, among other things, the specified currency; the optional payment currency; and the designated exchange rate. The designated exchange rate will be a fixed exchange rate used for converting amounts denominated in the specified currency into amounts denominated in the optional payment currency. The supplement will also specify the option election dates and interest payment dates for the related issuance of dual currency debt securities. Each option election date will be a particular number of days before an interest payment date or maturity, as set forth in the applicable supplement. Each option election date will be the date on which Citigroup may select whether to make all scheduled payments due thereafter in the optional payment currency rather than in the specified currency.

If Citigroup makes such an election, the amount payable in the optional payment currency will be determined using the designated exchange rate specified in the applicable supplement. Unless otherwise specified in connection with a particular offering of debt securities, if such an election is made, notice of the election will be provided in accordance with the terms of the dual currency debt securities within two business days of the option election date. The notice will state (1) the first date, whether an interest payment date and/or maturity, on which scheduled payments in the optional payment currency will be made and (2) the designated exchange rate. Unless otherwise specified in the applicable supplement, any such notice by Citigroup, once given, may not be withdrawn. The equivalent value in the specified currency of payments made after such an election may be less, at the then current exchange rate, than if Citigroup had made the payment in the specified currency.

For United States federal income tax purposes, holders of dual currency debt securities may need to comply with rules which differ from the general rules applicable to holders of other types of debt securities offered by this prospectus. The United States federal income tax consequences of the purchase, ownership and disposition of dual currency debt securities will be set forth in the applicable supplement.

Extension of Maturity

If so stated in the supplement relating to a particular offering of debt securities, Citigroup may extend the stated maturity of those debt securities for an extension period. Unless otherwise specified in connection with a particular offering of debt securities, such an extension period will be one or more periods of one to five whole years, up to but not beyond the final maturity date set forth in the supplement.

Unless otherwise specified in connection with a particular offering of debt securities, Citigroup may exercise its option for a particular offering of debt securities by notifying the trustee for that series at least 45 but not more than 60 days prior to the original stated maturity of the debt security. Not later than 40 days prior to the original stated maturity of the debt security, the trustee for the debt securities will provide notice of the extension to the holder, in accordance with “— Book-Entry Procedures and Settlement — Notices” below. The extension notice will set forth among other items: the election of Citigroup to extend the stated maturity of the debt security; the new stated maturity; in the case of a fixed rate note, the interest rate applicable to the extension period; in the case of a floating rate note, the spread, spread multiplier or method of calculation applicable to the extension period; and any provisions for redemption during the extension period, including the date or dates on which, or the period or periods during which, and the price or prices at which, a redemption may occur during the extension period.

Unless otherwise specified in connection with a particular offering of debt securities, upon the provision by such trustee of an extension notice in accordance with “Book-Entry Procedures and Settlement — Notices” below, the stated maturity of the debt security will be extended automatically, and, except as modified by the extension notice and as described in the next paragraph, the debt security will have the same terms as prior to the extension notice.

Despite the foregoing and unless otherwise specified in connection with a particular offering of debt securities, not later than 20 days prior to the original stated maturity of the debt security, Citigroup may, at its option, revoke the interest rate, or the spread or spread multiplier, as the case may be, provided for in the extension notice for the debt security and establish for the extension period a higher interest rate, in the case of a fixed rate note, or a higher spread or spread multiplier, in the case of a floating rate note. Citigroup may so act by causing the trustee for the debt security to provide notice of the higher interest rate or higher spread or spread multiplier, as the case may be, in accordance with “— Book-Entry Procedures and Settlement — Notices” below, to the holder of the debt security. Unless otherwise specified in connection with a particular offering of debt securities, the notice will be irrevocable. Unless otherwise specified in connection with a particular offering of debt securities, all debt securities for which the stated maturity is extended will bear the higher interest rate, in the case of fixed rate notes, or higher spread or spread multiplier, in the case of floating rate notes, for the extension period, whether or not tendered for repayment.

If so stated in the supplement relating to a particular offering of debt securities, the holder of a debt security of which Citigroup elects to extend maturity may have the option of early redemption, repayment or repurchase.

Listing

Unless otherwise specified in connection with a particular offering of debt securities, application will be made to list the debt securities on the Official List of the Luxembourg Stock Exchange and to admit them to trading on the regulated market of the Luxembourg Stock Exchange.

Directive 2006/43/EC of the European Parliament and of the Council of May 17, 2006 on statutory audits of annual accounts and consolidated accounts, (the “Statutory Audit Directive”) entered into force on 29 June 2006. It requires member states to take measures necessary to comply with the Statutory Audit Directive by June 29, 2008.

Amongst other things, the Statutory Audit Directive requires that, where an issuer’s securities are admitted to trading on a regulated market in any member state of the European Economic Area (the “EEA”) and its auditor is from a country outside the EEA then, unless covered by an exemption or derogation, that auditor must be registered in that member state and be subject to that member state’s system of oversight, quality assurance, investigation and penalties. The Statutory Audit Directive further provides that audit reports issued by auditors from countries outside the EEA which are not so registered (or covered by an exemption or derogation) shall have no legal effect in the relevant member state.

As a result of having securities admitted to trading on the Regulated Market of the Luxembourg Stock Exchange, Citigroup will be required by Directive 2004/109/EC of the European Parliament and of the Council of December 15, 2004 on the harmonization of transparency requirements in relation to information about issuers whose securities are admitted to trading on a regulated market, as amended (the “Transparency Directive”) and implementing measures in Luxembourg to publish at the latest four months after the end of each of its financial years an annual financial report containing, amongst other things, its audited financial statements.

As of the date of this prospectus, Citigroup’s auditors are registered pursuant to the Statutory Audit Directive and implementing measures in Luxembourg. However, if Citigroup determines it is impracticable or unduly burdensome to maintain such a listing of any series of debt securities due to changes in applicable law or listing requirements occurring after the original issue date of the relevant series of debt securities, application may be made to de-list such debt securities from the regulated market of the Luxembourg Stock Exchange. In such event, Citigroup may obtain an alternative admission to listing, trading and/or quotation of such debt securities by another listing authority, exchange or system within or outside the European Union as it may decide. If such an alternative admission is not available or is, in Citigroup’s opinion, unduly burdensome, an alternative admission may not be obtained, and Citigroup will have no further obligation in respect of any listing, trading or quotation for such debt securities.

Notice of any de-listing and/or alternative admission will be given as described under “— Book-Entry Procedures and Settlement — Notices” below.

Payment of Additional Amounts

Obligation to Pay Additional Amounts

Unless otherwise specified in connection with a particular offering of debt securities, Citigroup will pay additional amounts to the beneficial owner of any debt security that is a non-United States person in order to ensure that every net payment on such debt security will not be less, due to payment of U.S. withholding tax, than the amount then due and payable. For this purpose, a “net payment” on a debt security means a payment by Citigroup or a paying agent, including payment of principal and interest, after deduction for any present or future tax, assessment or other governmental charge of the United States. These additional amounts will constitute additional interest on the debt security.

Exceptions

Unless otherwise specified in connection with a particular offering of debt securities, Citigroup will not be required to pay additional amounts, however, in any of the circumstances described in items (1) through (14) below.

(1)	Additional amounts will not be payable if a payment on a debt security is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner:

•	having a relationship with the United States as a citizen, resident or otherwise;

•	having had such a relationship in the past; or

•	being considered as having had such a relationship.

(2)	Additional amounts will not be payable if a payment on a debt security is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner:

•	being treated as present in or engaged in a trade or business in the United States;

•	being treated as having been present in or engaged in a trade or business in the United States in the past; or

•	having or having had a permanent establishment in the United States.

(3)	Additional amounts will not be payable if a payment on a debt security is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld in whole or in part by reason of the beneficial owner being or having been any of the following (as these terms are defined in the Internal Revenue Code of 1986, as amended):

•	personal holding company;

•	foreign private foundation or other foreign tax-exempt organization;

•	passive foreign investment company;

•	controlled foreign corporation; or

•	corporation which has accumulated earnings to avoid United States federal income tax.

(4)	Additional amounts will not be payable if a payment on a debt security is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner owning or having owned, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Citigroup entitled to vote or by reason of the beneficial owner being a bank that has invested in a debt security as an extension of credit in the ordinary course of its trade or business.

For purposes of items (1) through (4) above, “beneficial owner” means a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership, limited liability company, corporation or other entity, or a person holding a power over an estate or trust administered by a fiduciary holder.

(5)	Additional amounts will not be payable to any beneficial owner of a debt security that is a:

•	fiduciary;

•	partnership;

•	limited liability company; or

•	other fiscally transparent entity

or that is not the sole beneficial owner of the debt security, or any portion of the debt security. However, this exception to the obligation to pay additional amounts will only apply to the extent that a beneficiary or settlor in relation to the fiduciary, or a beneficial owner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment.

(6)	Additional amounts will not be payable if a payment on a debt security is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the failure of the beneficial owner or any other person to comply with applicable certification, identification, documentation or other information reporting requirements. This exception to the obligation to pay additional amounts will only apply if compliance with such reporting requirements is required by statute or regulation of the United States or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge.

(7)	Additional amounts will not be payable if a payment on a debt security is reduced as a result of any tax, assessment or other governmental charge that is collected or imposed by any method other than by withholding from a payment on a debt security by Citigroup or a paying agent.

(8)	Additional amounts will not be payable if a payment on a debt security is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later.

(9)	Additional amounts will not be payable if a payment on a debt security is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld by reason of the presentation by the beneficial owner of a debt security for payment more than 30 days after the date on which such payment becomes due or is duly provided for, whichever occurs later.

(10)	Additional amounts will not be payable if a payment on a debt security is reduced as a result of any:

•	estate tax;

•	inheritance tax;

•	gift tax;

•	sales tax;

•	excise tax;

•	transfer tax;

•	wealth tax;

•	personal property tax; or

•	any similar tax, assessment, withholding, deduction or other governmental charge.

(11)	Additional amounts will not be payable if a payment on a debt security is reduced as a result of any tax, assessment, or other governmental charge required to be withheld by any paying agent from a payment of principal or interest on a note if such payment can be made without such withholding by any other paying agent.

(12)	Additional amounts will not be payable if a payment on a debt security is reduced as a result of any tax, assessment or other governmental charge that is required to be made pursuant to any European Union directive on the taxation of savings income or any law implementing or complying with, or introduced to conform to, any such directive. See “— EU Directive on the Taxation of Savings Income” below.

(13)	Additional amounts will not be payable if a payment on a debt security is reduced as a result of any withholding, deduction, tax, duty assessment or other governmental charge that would not have been imposed but for a failure by the holder or beneficial owner of a debt security (or any financial institution through which the holder or beneficial owner holds the debt security or through which payment on the debt security is made) to take any action (including entering into an agreement with the Internal Revenue Service (“IRS”)) or to comply with any applicable certification, documentation, information or other reporting requirement or agreement concerning accounts maintained by the holder or beneficial owner (or any such financial institution), or concerning ownership of the holder or beneficial owner, or any substantially similar requirement or agreement.

(14)	Additional amounts will not be payable if a payment on a debt security is reduced as a result of any combination of items (1) through (13) above.

Except as specifically provided in this section (“Payment of Additional Amounts”) and under “—Redemption for Tax Purposes” below, Citigroup will not be required to make any payment of any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of such government.

Relevant Definitions

As used in this prospectus, “United States person” means:

•	any individual who is a citizen or resident of the United States;

•	any corporation, partnership or other entity treated as a corporation or a partnership created or organized in or under the laws of the United States or any political subdivision thereof;

•	any estate if the income of such estate falls within the federal income tax jurisdiction of the United States regardless of the source of such income; and

•	a trust if (a) a United States court is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of the substantial decisions of the trust; or (b) it has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Additionally, “non-United States person” means a person who is not a United States person, and “United States” means the United States of America, including the states of the United States of America and the District of Columbia, but excluding its territories and possessions.

Redemption for Tax Purposes

Redemption Procedure

Unless otherwise specified in connection with a particular offering of debt securities, Citigroup may, at its option, redeem a series of debt securities as a whole, but not in part, on not less than 30 nor more than 60 days’ prior notice, only in the circumstances described in items (1) or (2) below under “— Redemption Circumstances.” To redeem, Citigroup must pay a redemption price equal to 100% of the principal amount of the debt securities, together with accrued interest to the redemption date.

Redemption Circumstances

Unless otherwise specified in connection with a particular offering of debt securities, there are two sets of circumstances in which Citigroup may redeem the debt securities in the manner described above under “—Redemption Procedure”:

(1)	Citigroup may redeem a series of debt securities if:

•	Citigroup becomes or will become obligated to pay additional amounts as described under “—Payment of Additional Amounts” above;

•	the obligation to pay additional amounts arises as a result of any change in the laws, regulations or rulings of the United States, or an official position regarding the application or interpretation of such laws, regulations or rulings, which change is announced or becomes effective on or after the date of the supplement relating to the original issuance of notes which form a series; and

•	Citigroup determines, in its business judgment, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to it, other than substituting the obligor under the notes or taking any action that would entail a material cost to Citigroup.

(2)	Citigroup may also redeem a series of debt securities if:

•	any act is taken by a taxing authority of the United States on or after the date of the supplement relating to the original issuance of notes which form a series, whether or not such act is taken in relation to Citigroup or any subsidiary, that results in a substantial probability that Citigroup will or may be required to pay additional amounts as described under “— Payment of Additional Amounts” above;

•	Citigroup determines, in its business judgment, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to it, other than substituting the obligor under the notes or taking any action that would entail a material cost to Citigroup; and

•	Citigroup receives an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial probability that Citigroup will or may be required to pay the additional amounts described under “— Payment of Additional Amounts” above, and delivers to the trustee a certificate, signed by a duly authorized officer, stating that based on such opinion Citigroup is entitled to redeem a series of debt securities pursuant to their terms.

Book-Entry Procedures and Settlement

Unless otherwise specified in connection with a particular offering of debt securities, we will issue debt securities under a book-entry system in the form of one or more global securities. We will register the global securities in the name of a depositary or its nominee and deposit the global securities with that depositary. Unless otherwise specified in connection with a particular offering of debt securities, The Depository Trust Company, New York, New York, or DTC, will be the depositary if we use a depositary.

Following the issuance of a global security in registered form, the depositary will credit the accounts of its participants with the debt securities upon our instructions. Only persons who hold directly or indirectly through financial institutions that are participants in the depositary can hold beneficial interests in the global securities. Because the laws of some jurisdictions require certain types of purchasers to take physical delivery of such securities in definitive form, you may encounter difficulties in your ability to own, transfer or pledge beneficial interests in a global security.

So long as the depositary or its nominee is the registered owner of a global security, we and the relevant trustee will treat the depositary as the sole owner or holder of the debt securities for purposes of the applicable indenture. Therefore, except as set forth below, you will not be entitled to have debt securities registered in your name or to receive physical delivery of certificates representing the debt securities. Accordingly, you will have to rely on the procedures of the depositary and the participant in the depositary through whom you hold your beneficial interest in order to exercise any rights of a holder under the indenture. We understand that under existing practices, the depositary would act upon the instructions of a participant or authorize that participant to take any action that a holder is entitled to take.

You may elect to hold interests in the global securities either in the United States through DTC or outside the United States through Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System, (“Euroclear”) if you are a participant of such system, or indirectly through organizations that are participants in such systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts.

As long as the debt securities are represented by the global securities, we will pay principal of and interest and premium, if any, on those securities to or as directed by DTC as the registered holder of the global securities. Payments to DTC will be in immediately available funds by wire transfer. DTC, Clearstream or Euroclear, as applicable, will credit the relevant accounts of their participants on the applicable date. Neither we nor the relevant trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and you will have to rely on the procedures of the depositary and its participants.

If an issue of debt securities is denominated in a currency other than the U.S. dollar, we will make payments of principal and any interest in the foreign currency in which the debt securities are denominated or in U.S. dollars. DTC has elected to have all payments of principal and interest paid in U.S. dollars unless notified by any of its participants through which an interest in the debt securities is held that it elects, in accordance with, and to the extent permitted by, the applicable supplement and the relevant debt security, to receive payment of principal or interest in the foreign currency. On or prior to the third business day after the record date for payment of interest and 12 days prior to the date for payment of principal, a participant will be required to notify DTC of (a) its election to receive all, or the specified portion, of payment in the foreign currency and (b) its instructions for wire transfer of payment to a foreign currency account. See “Currency Conversions and Foreign Exchange Risks Affecting Debt Securities Denominated in a Foreign Currency — Currency Conversion” below.

Settlement

You will be required to make your initial payment for the debt securities in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of debt securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such debt securities settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of debt securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Definitive Notes and Paying Agents

A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities only if:

(a)	the depositary is unwilling or unable to continue as depositary for such global security and Citigroup is unable to find a qualified replacement for the depositary within 90 days;

(b)	at any time the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934; or

(c)	Citigroup in its sole discretion decides to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

Unless otherwise specified in connection with a particular offering of debt securities, any global security that is exchangeable will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount, in denominations of $1,000 and whole multiples of $1,000. Definitive notes will be registered in the name or names of the person or persons specified by the depositary in a written instruction to the registrar of the securities. The Depositary may base its written instruction upon directions it receives from its participants.

If any of the events described above occurs, then the beneficial owners will be notified through the chain of intermediaries that definitive debt securities are available and notice will be published as described below under “— Notices.” Beneficial owners of book-entry debt securities will then be entitled (1) to receive physical delivery in certificated form of definitive debt securities equal in principal amount to their beneficial interest and (2) to have the definitive debt securities registered in their names. Thereafter, the holders of the definitive debt securities will be recognized as the “holders” of the debt securities under the applicable indenture.

The applicable indenture provides for the replacement of a mutilated, lost, stolen or destroyed definitive debt security, so long as the applicant furnishes to Citigroup and the trustee such security or indemnity and such evidence of ownership as they may require.

In the event definitive debt securities are issued, the holders of definitive debt securities will be able to receive payments of principal and interest on their debt securities at the office of Citigroup’s paying agent maintained in the Borough of Manhattan (in the case of holders of U.S. dollar-denominated debt securities or holders of debt securities denominated in a foreign currency electing to receive payments in U.S. dollars) and in London (in the case of holders of debt securities denominated in a foreign currency not electing to receive payments in U.S. dollars) and, if the definitive debt securities are listed on the Luxembourg Stock Exchange, at the offices of the paying agent in Luxembourg. Payment of principal of a definitive debt security may be made only against surrender of the debt security to one of Citigroup’s paying agents. Citigroup also has the option of making payments of interest by mailing checks to the registered holders of the debt securities.

Unless otherwise specified in connection with a particular offering of debt securities, Citigroup’s paying agent in the Borough of Manhattan will be the corporate trust office of Citibank, N.A., located at 388 Greenwich Street, 14th Floor, New York, New York. Citigroup’s paying agent in London is Citibank, N.A. London office, located at Citigroup Centre, Canada Square, Canary Wharf, London, England. Citigroup’s paying agent and transfer agent in Luxembourg is Banque Internationale à Luxembourg S.A., currently located at 69, route d’Esch, L-2953 Luxembourg. As long as the debt securities are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, Citigroup will maintain a paying agent and transfer agent in Luxembourg. Any change in the Luxembourg paying agent and transfer agent will be published in London and Luxembourg. See “— Notices” below.

In the event definitive debt securities are issued, the holders of definitive debt securities will be able to transfer their securities, in whole or in part, by surrendering the debt securities for registration of transfer at the office of Citibank, N.A., listed above and, so long as definitive debt securities are listed on the Luxembourg Stock Exchange, at the offices of the transfer agent in Luxembourg, duly endorsed by or accompanied by a written instrument of transfer in form satisfactory to Citigroup and the securities registrar. A form of such instrument of transfer will be obtainable at the relevant office of Citibank, N.A. and the Luxembourg transfer agent. Upon surrender, Citigroup will execute, and the trustee will authenticate and deliver, new debt securities to the designated transferee in the amount being transferred, and a new debt security for any amount not being transferred will be issued to the transferor. Such new securities will be delivered free of charge at the relevant office of Citibank, N.A. or the Luxembourg transfer agent, as requested by the owner of such new debt securities. Citigroup will not charge any fee for the registration of transfer or exchange, except that it may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

Notices

So long as the global securities are held on behalf of DTC or any other clearing system, notices to holders of securities represented by a beneficial interest in the global securities may be given by delivery of the relevant notice to DTC or the alternative clearing system, as the case may be. In addition, so long as the securities are listed on the Luxembourg Stock Exchange, notices will also be made by publication in a leading newspaper of general circulation in Luxembourg, which is expected to be the Luxemburger Wort. Any notice will be deemed to have been given on the date of publication or, if published more than once, on the date of the first publication.

Governing Law

The senior debt indenture, the subordinated debt indenture and the debt securities for all purposes shall be governed by and construed in accordance with the laws of the State of New York.

Unclaimed Funds

Unless otherwise specified in connection with a particular offering of debt securities, all funds deposited with the relevant trustee or any paying agent for the payment of principal, interest, premium or additional amounts in respect of the debt securities that remain unclaimed for two years after the maturity date of the debt securities will be repaid to Citigroup upon its request. Thereafter, any right of any noteholder to such funds shall be enforceable only against Citigroup, and the trustee and paying agents will have no liability therefor.

Prescription

Under New York’s statute of limitations, any legal action to enforce Citigroup’s payment obligations evidenced by the debt securities must be commenced within six years after payment is due. Thereafter Citigroup’s payment obligations will generally become unenforceable.

EU Directive on the Taxation of Savings Income

As of the date of this prospectus, under the European Council Directive 2003/48/EC (the “Savings Directive”) on the taxation of savings income, as amended, Member States of the European Union are required to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to, or collected by such a person for, an individual resident or certain types of entities called “residual entities” within the meaning of article 4.2 of the Savings Directive (the “Residual Entities”), established in that other Member State. For a transitional period, however, Austria, and Luxembourg may instead apply a withholding system in relation to such payments, deducting tax at 35%. In the case of Luxembourg, the recipient of the interest payment may opt for one of the two information exchange procedures available instead of the application of the above withholding system.

The transitional period is to terminate at the end of first full fiscal year following agreement by certain non-European Union countries to the exchange of information relating to such payment. On April 10, 2013, Luxembourg officially announced that it will no longer apply the withholding tax system from January 1, 2015 and will provide details of payment of interest (or similar income) as from this date.

A number of non-European Union countries, and certain dependent or associated territories of certain Member States, have adopted similar measures (either provision of information or transitional withholding) in relation to payments made by a person within its jurisdiction to, or collected by such a person for, an individual resident or Residual Entities established in a Member State. In addition, the Member States have entered into provision of information or transitional withholding arrangements with certain of those dependent or associated territories in relation to payments made by a person in a Member State to, or collected by such a person for, an individual resident or Residual Entities established in one of those territories.

The European Commission has proposed certain amendments to the Savings Directive, which may, if implemented, amend or broaden the scope of the requirements described above.

As indicated above under “— Payment of Additional Amounts — Exceptions”, no additional amounts will be payable with respect to a debt security if a payment on a debt security is reduced as a result of any tax, assessment or other governmental charge that is required to be made pursuant to any European Union directive on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, any such directive. Holders should consult their tax advisers regarding the implications of the directive in their particular circumstances.

Senior Debt

The senior debt securities will be issued under the senior debt indenture, will be unsecured obligations of Citigroup and will rank on an equal basis with all other unsecured senior indebtedness of Citigroup, whether existing at the time of issuance or created thereafter.

Subordinated Debt

The subordinated debt securities will be issued under the subordinated debt indenture, will be unsecured obligations of Citigroup, will rank subordinated and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all “Senior Indebtedness” (as defined below) of Citigroup and will rank equally with all other unsecured and subordinated indebtedness of Citigroup, whether existing at the time of issuance or created thereafter, other than subordinated indebtedness which is designated as junior to the subordinated debt securities.

If Citigroup defaults in the payment of any principal of, or premium, if any, or interest on any Senior Indebtedness when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, Citigroup cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities. Nevertheless, holders of subordinated debt securities may still receive and retain:

•	securities of Citigroup or any other corporation provided for by a plan of reorganization or readjustment that are subordinate, at least to the same extent that the subordinated debt securities are subordinate to Senior Indebtedness; and

•	payments made from a defeasance trust as described below.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to Citigroup, its creditors or its property, then all Senior Indebtedness must be paid in full before any payment may be made to any holders of subordinated debt securities. Holders of subordinated debt securities must return and deliver any payments received by them, other than in a plan of reorganization or through a defeasance trust as described below, directly to the holders of Senior Indebtedness until all Senior Indebtedness is paid in full. (Subordinated Debt Indenture, Section 14.01).

“Senior Indebtedness” means:

(1)	the principal, premium, if any, and interest in respect of (A) indebtedness for money borrowed and (B) indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by Citigroup, including all indebtedness (whether now or hereafter outstanding) issued under (i) the senior debt indenture, as the same may be amended, modified or supplemented from time to time or (ii) an indenture dated March 15, 1987, between Citigroup and The Bank of New York Mellon, as successor trustee, as the same has been or may be amended, modified or supplemented from time to time;

(2)	all capital lease obligations of Citigroup;

(3)	all obligations of Citigroup issued or assumed as the deferred purchase price of property, all conditional sale obligations of Citigroup and all obligations of Citigroup under any conditional sale or title retention agreement, but excluding trade accounts payable in the ordinary course of business;

(4)	all obligations, contingent or otherwise, of Citigroup in respect of any letters of credit, bankers acceptance, security purchase facilities and similar credit transactions;

(5)	all obligations of Citigroup in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements;

(6)	all obligations of the type referred to in clauses (1) through (5) above of other persons for the payment of which Citigroup is responsible or liable as obligor, guarantor or otherwise; and

(7)	all obligations of the type referred to in clauses (1) through (6) above of other persons secured by any lien on any property or asset of Citigroup whether or not such obligation is assumed by Citigroup;

except that Senior Indebtedness does not include:

(A) any other indebtedness issued under the subordinated debt indenture;

(B) all indebtedness (whether now or hereafter outstanding) issued to a Citigroup Trust under (i) the indenture, dated as of October 7, 1996, between Citigroup and The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee, as the same has been or may be amended, modified or supplemented from time to time, (ii) the indenture, dated as of July 23, 2004, between Citigroup and The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank, as trustee, as the same has been or may be amended, modified, or supplemented from time to time, and (iii) the indenture, dated as of July 30, 2009, between Citigroup and The Bank of New York Mellon, as trustee, as the same has been or may be amended, modified, or supplemented from time to time (collectively, the “junior subordinated debt indentures”);

(C) all indebtedness (whether nor or hereafter outstanding) issued to a Citigroup Trust under (i) the indenture, dated as of June 30, 2006, between Citigroup and The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank, N.A., as trustee, as the same has been or may be amended, modified, or supplemented from time to time; (ii) the indenture, dated as of September 15, 2006, between Citigroup and The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank, N.A., as the same has been or may be amended, modified, or supplemented from time to time; and (iii) the indenture, dated as of June 28, 2007, between Citigroup and The Bank of New York Mellon (formerly The Bank of New York), as trustee, as the same has been or may be amended, modified, or supplemented from time to time (collectively, the “junior junior subordinated debt indentures”);

(D) any guarantee in respect of any preferred securities, capital securities or preference stock of a Citigroup Trust;

(E) any indebtedness or any guarantee that is by its terms subordinated to, or ranks equally with, the subordinated notes and the issuance of which (x) has received the concurrence or approval of the staff of the Federal Reserve Bank of New York or the staff of the Board of Governors of the Federal Reserve System or (y) does not at the time of issuance prevent the subordinated notes from qualifying for Tier 2 capital treatment (irrespective of any limits on the amount of Citigroup’s Tier 2 capital) under the applicable capital adequacy guidelines, regulations, policies or published interpretations of the Board of Governors of the Federal Reserve System or any applicable concurrence or approval of the Federal Reserve Bank of New York or its staff.

“Citigroup Trust” means each of Citigroup Capital III, Citigroup Capital IX, Citigroup Capital XI, Citigroup Capital XIII, Citigroup Capital XVII and Citigroup Capital XVIII, each a Delaware statutory trust, or any other similar trust created for the purpose of issuing preferred securities in connection with the issuances of junior subordinated notes under the junior subordinated debt indentures or the junior junior subordinated debt indentures.

Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of these subordinated provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

Covenants

Limitations on Liens.    The senior debt indenture provides that Citigroup will not, and will not permit any Subsidiary to, incur, issue, assume or guarantee any indebtedness for money borrowed if such indebtedness is secured by a pledge of, lien on, or security interest in any shares of Voting Stock of any Significant Subsidiary, without providing that each series of senior debt securities and, at Citigroup’s option, any other senior indebtedness ranking equally with such series of senior debt securities, is secured equally and ratably with such indebtedness. This limitation shall not apply to indebtedness secured by a pledge of, lien on or security interest in any shares of Voting Stock of any corporation at the time it becomes a Significant Subsidiary, including any renewals or extensions of such secured indebtedness (Senior Debt Indenture, Section 5.04). The subordinated debt indenture does not contain a similar provision.

“Significant Subsidiary” means a Subsidiary, including its Subsidiaries, which meets any of the following conditions:

•	Citigroup’s and its other Subsidiaries’ investments in and advances to the Subsidiary exceed 10 percent of the total assets of Citigroup and its Subsidiaries consolidated as of the end of the most recently completed fiscal year;

•	Citigroup’s and its other Subsidiaries’ proportionate share of the total assets of the Subsidiary after intercompany eliminations exceeds 10 percent of the total assets of Citigroup and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or

•	Citigroup’s and its other Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the Subsidiary exceeds 10 percent of such income of Citigroup and its Subsidiaries consolidated for the most recently completed fiscal year.

“Subsidiary” means any corporation of which securities entitled to elect at least a majority of the corporation’s directors shall at the time be owned, directly or indirectly, by Citigroup, and/or one or more Subsidiaries, except securities entitled to vote for directors only upon the happening of a contingency.

“Voting Stock” means capital stock, the holders of which have general voting power under ordinary circumstances to elect at least a majority of the board of directors of a corporation, except capital stock that carries only the right to vote conditioned on the happening of an event regardless of whether such event shall have happened (Senior Debt Indenture, Section 5.04).

Limitations on Mergers and Sales of Assets.    The indentures provide that Citigroup will not merge or consolidate with another corporation or sell other than for cash or lease all or substantially all its assets to another corporation unless:

•	either (1) Citigroup is the continuing corporation, or (2) the successor corporation, if other than Citigroup, is a U.S. corporation and expressly assumes by supplemental indenture the obligations evidenced by the securities issued pursuant to the indenture; and

•	in the case of the senior debt indenture or if provided in the applicable supplement for a series of subordinated debt, immediately after the transaction, there would not be any default in the performance of any covenant or condition of the indenture (Senior Debt Indenture, Sections 5.05 and 16.05; Subordinated Debt Indenture, Section 15.01).

Limitations on Future Issuances of Subordinated Debt Securities under the Subordinated Debt Indenture. The subordinated debt indenture provides that any subordinated debt securities issued under the subordinated debt indenture shall either (x) be issued with the concurrence or approval of the staff of the Federal Reserve Bank of New York or the staff of the Federal Reserve System or (y) qualify at the time of issuance for Tier 2 capital treatment (irrespective of any limits on the amount of Citigroup’s Tier 2 capital) under the applicable capital adequacy guidelines, regulations, policies or published interpretations of the Federal Reserve System.

Other than the restrictions described above, the indentures do not contain any covenants or provisions that would protect holders of the debt securities in the event of a highly leveraged transaction.

Modification of the Indentures

Under the indentures, Citigroup and the relevant trustee can enter into supplemental indentures to establish the form and terms of any series of debt securities without obtaining the consent of any holder of debt securities.

Citigroup and the trustee may, with the consent of the holders of at least a majority in aggregate principal amount of the senior debt securities of a series or at least a majority in aggregate principal amount of the subordinated debt securities of a series that, in each case, are affected by such modification, modify the applicable indenture or the rights of the holders of the securities of such series to be affected.

No such modification may, without the consent of the holder of each security so affected:

•	change the fixed maturity of any such securities;

•	reduce the rate of interest on such securities;

•	reduce the principal amount of such securities or the premium, if any, on such securities;

•	reduce the amount of the principal of any securities issued originally at a discount;

•	change the currency in which any such securities are payable; or

•	impair the right to sue for the enforcement of any such payment on or after the maturity of such securities.

In addition, no such modification may:

•	reduce the percentage of securities referred to above whose holders need to consent to the modification without the consent of such holders; or

•	change the rights, duties or immunities of the trustee under the indentures unless the trustee agrees to such change (Senior Debt Indenture, Sections 15.01, 15.02 and 15.03; Subordinated Debt Indenture, Sections 13.01, 13.02 and 13.03).

In addition, the subordinated debt indenture may not be amended without the consent of each holder of subordinated debt securities affected thereby to modify the subordination of the subordinated debt securities issued under that indenture in a manner adverse to the holders of the subordinated debt securities (Subordinated Debt Indenture, Section 13.02).

Events of Default and Defaults

Events of default under the senior debt indenture and defaults under the subordinated debt indenture are:

•	failure to pay required interest on any debt security of such series for 30 days;

•	failure to pay principal, other than a scheduled installment payment to a sinking fund or premium, if any, on any debt security of such series when due;

•	failure to make any required scheduled installment payment to a sinking fund for 30 days on debt securities of such series;

•	failure to perform for 90 days after notice any other covenant in the relevant indenture other than a covenant included in the relevant indenture solely for the benefit of a series of debt securities other than such series; and

•	certain events of bankruptcy or insolvency, whether voluntary or not (Senior Debt Indenture, Section 6.01; Subordinated Debt Indenture, Section 6.07).

Unless otherwise specified in connection with a particular offering of subordinated debt, the only events of default specified in the subordinated debt indenture are events of insolvency or bankruptcy, whether voluntary or not, with respect to Citigroup. There is no event of default, and accordingly there is no right of acceleration, in the case of a default in the payment of principal of, premium, if any, or interest on, subordinated debt securities, the performance of any other covenant of Citigroup in the subordinated indenture or any other default that is not also an event of default (Subordinated Debt Indenture, Sections 6.01 and 6.02).

If an event of default regarding debt securities of any series issued under the indentures should occur and be continuing, either the trustee or the holders of 25% in the principal amount of outstanding debt securities of such series may declare each debt security of that series due and payable (Section 6.02). Citigroup is required to file annually with the trustee a statement of an officer as to the fulfillment by Citigroup of its obligations under the indenture during the preceding year (Senior Debt Indenture, Section 5.06; Subordinated Debt Indenture, Section 5.04).

No event of default regarding one series of senior debt securities issued under the senior debt indenture is necessarily an event of default regarding any other series of senior debt securities (Senior Debt Indenture, Section 6.02). For purposes of this section, “series” refers to debt securities having identical terms, except as to issue date, principal amount and, if applicable, the date from which interest begins to accrue.

Holders of a majority in principal amount of the outstanding debt securities of any series will be entitled to control certain actions of the trustee under the indentures and to waive past defaults regarding such series (Sections 6.02 and 6.06). The trustee generally will not be under any obligation to act at the request, order or direction of any of the holders of debt securities, unless one or more of such holders shall have offered to the trustee security or indemnity reasonably satisfactory to it (Section 10.01).

If an event of default occurs regarding a series of debt securities, the trustee may use any sums that it collects under the relevant indenture for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of such series (Section 6.05).

Before any holder of any series of debt securities may institute action for any remedy, except payment on such holder’s debt security when due, the holders of not less than 25% in principal amount of the debt securities of that series outstanding must request the trustee to take action. Holders must also offer security and indemnity reasonably satisfactory to the trustee against liabilities incurred by the trustee for taking such action (Section 6.07).

Defeasance

Senior Debt Indenture.    Unless otherwise specified in connection with a particular offering of debt securities, after Citigroup has deposited with the trustee cash and/or U.S. government securities or, in the case of debt securities denominated in a currency other than U.S. dollars, after Citigroup has deposited with the trustee funds in the currency specified in the applicable supplement and/or other government securities specified in the applicable supplement in trust for the benefit of the holders sufficient to pay the principal of, premium, if any, and interest on the senior debt securities of such series when due, then Citigroup, at its option:

•	will be deemed to have paid and satisfied its obligations on all outstanding senior debt securities of such series, which is known as “defeasance and discharge” (Senior Debt Indenture, Section 12.02); or

•	will cease to be under any obligation under specific covenants, relating to the senior debt securities of such series, which is known as “covenant defeasance” (Senior Debt Indenture, Section 12.03).

In the case of both defeasance and discharge and covenant defeasance, Citigroup must also deliver to the trustee an opinion of counsel to the effect that the holders of the senior debt securities of such series will have no United States federal income tax consequences as a result of such deposit (Senior Debt Indenture, Section 12.04).

When there is a defeasance and discharge, (1) the senior debt indenture will no longer govern the senior debt securities of such series, (2) Citigroup will no longer be liable for payment and (3) the holders of such senior debt securities will be entitled only to the deposited funds. When there is a covenant defeasance, however, Citigroup will continue to be obligated to make payments when due if the deposited funds are not sufficient.

The obligations and rights under the senior debt indenture regarding compensation, reimbursement and indemnification of the trustee, optional redemption, mandatory or optional sinking fund payments, if any, registration of transfer and exchange of the senior debt securities of such series, replacement of mutilated, destroyed, lost or stolen senior debt securities and certain other administrative provisions will continue even if Citigroup exercises its defeasance and discharge or covenant defeasance options (Senior Debt Indenture, Sections 12.02 and 12.03).

Under current United States federal income tax law, defeasance and discharge should be treated as a taxable exchange of the senior debt securities for an interest in the trust. As a consequence, each holder of the senior debt securities would recognize gain or loss equal to the difference between the value of the holder’s interest in the trust and holder’s adjusted tax basis for the senior debt securities deemed exchanged, except to the extent attributable to accrued but unpaid interest, which will be taxable as ordinary income. Each holder would then be required to include in income his share of any income, gain and loss recognized by the trust. Even though United States federal income tax on the deemed exchange would be imposed on a holder, the holder would not receive any cash until the maturity or an earlier redemption of the senior debt securities, except for any current interest payments. Prospective investors are urged to consult their tax advisors as to the specific consequences of a defeasance and discharge, including the applicability and effect of tax laws other than the United States federal income tax law.

Under current United States federal income tax law, a covenant defeasance would not be treated as a taxable exchange of senior debt securities.

Subordinated Debt Indenture.    Unless otherwise specified in connection with a particular offering of subordinated debt securities, the defeasance and discharge and covenant defeasance provisions contained in the subordinated debt indenture will apply and are substantially the same as those described above for the senior debt indenture (Subordinated Debt Indenture, Sections 11.01, 11.02, 11.03, 11.04 and 11.05).

Under the subordinated debt indenture, in the case of both defeasance and discharge and covenant defeasance, Citigroup must also deliver to the trustee an opinion of counsel to the effect that the holders of the subordinated senior debt securities will have no United States federal income tax consequences as a result of such deposit.

Concerning the Trustees

Citigroup has had and may continue to have banking relationships with the trustees in the ordinary course of business.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Introduction

The following is a general summary of United States federal income tax considerations that may be relevant to a beneficial owner of a debt security. The summary is based on:

•	laws;

•	regulations;

•	rulings; and

•	decisions now in effect,

all of which may change, possibly with retroactive effect. This summary deals only with beneficial owners that will hold debt securities as capital assets. This summary does not address all of the United States federal income tax considerations that may be relevant to a beneficial owner of debt securities. For example, this summary does not address tax considerations applicable to investors to whom special tax rules may apply, including:

•	banks or other financial institutions;

•	tax-exempt entities;

•	insurance companies;

•	regulated investment companies;

•	common trust funds;

•	controlled foreign corporations;

•	dealers in securities or currencies;

•	persons that will hold debt securities as a hedge or in order to hedge against currency risk or as a part of an integrated investment, including a “straddle” or “conversion transaction”, comprised of a debt security and one or more other positions; or

•	United States holders (as defined below) that have a functional currency other than the U.S. dollar.

Any special United States federal income tax considerations relevant to a particular issue of debt securities, including any indexed notes, floating rate notes, dual currency notes or notes providing for contingent payments, will be provided in the applicable supplement. Purchasers of such notes should carefully examine the applicable supplement and should consult with their tax advisors with respect to such notes.

Prospective investors should consult their tax advisors in determining the tax consequences to them of purchasing, holding, and disposing of the debt securities, including the application to their particular situation of the United States federal income tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

As used in this summary, the term “United States holder” means a beneficial owner of a debt security (other than a partnership or other entity taxable as a partnership for United States federal income tax purposes) who is a United States person. The term “non-United States holder” means a beneficial owner of a debt security (other than a partnership or other entity taxable as a partnership for United States federal income tax purposes) who is not a United States holder.

If a partnership (including any entity or arrangement taxable as a partnership for United States federal income tax purposes) owns debt securities, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that owns debt securities should consult their tax advisors as to the particular United States federal income tax consequences applicable to them.

United States Holders

Payments of Interest

Payments of qualified stated interest, as defined below under “Original Issue Discount,” on a debt security will be taxable to a United States holder as ordinary interest income at the time that such payments are accrued or are received, in accordance with the United States holder’s method of tax accounting.

If such payments of interest are made in foreign currency with respect to a debt security that is denominated in such foreign currency, the amount of interest income realized by a United States holder that uses the cash method of tax accounting will be the U.S. dollar value of the specified currency payment based on the spot rate of exchange on the date of receipt regardless of whether the payment is in fact converted into U.S. dollars. No exchange gain or loss will be recognized with respect to the receipt of such payment (other than exchange gain or loss realized on the disposition of the foreign currency so received, see “Transactions in Foreign Currency”, below). A United States holder of DTC debt securities that uses the cash method of tax accounting and receives a payment of interest in U.S. dollars should include in income the amount of U.S. dollars received. A United States holder that uses the accrual method of tax accounting will accrue interest income on the foreign currency debt security in the relevant foreign currency and translate the amount accrued into U.S. dollars based on:

•	the average exchange rate in effect during the interest accrual period, or portion thereof, within such holder’s taxable year; or

•	at such holder’s election, at the spot rate of exchange on (i) the last day of the accrual period, or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year, or (ii) the date of receipt, if such date is within five business days of the last day of the accrual period.

Such election must be applied consistently by the United States holder to all debt instruments from year to year and can be changed only with the consent of the IRS. A United States holder that uses the accrual method of tax accounting will recognize foreign currency gain or loss on the receipt of an interest payment made relating to a foreign currency debt security if the spot rate of exchange on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. Such foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the debt securities.

Purchase, Sale and Retirement of Debt Securities

A United States holder’s tax basis in a debt security generally will equal the cost of such debt security to such holder

•	increased by any amounts includible in income by the holder as original issue discount (“OID”) and market discount (each as described below); and

•	reduced by any amortized premium and any payments other than payments of qualified stated interest (each as described below) made on such debt security.

In the case of a foreign currency debt security, the cost of such debt security to a United States holder will generally be the U.S. dollar value of the foreign currency purchase price on the date of purchase calculated at the spot rate of exchange on that date. In the case of a foreign currency debt security that is traded on an established securities market, a United States holder generally should determine the U.S. dollar value of the cost of such debt security by translating the amount paid in foreign currency into its U.S. dollar value at the spot rate of exchange (i) on the settlement date of the purchase in the case of a United States holder using the cash method of tax accounting or (ii) on the trade date, in the case of a United States holder using the accrual method of tax accounting, unless such holder elects to use the spot rate applicable to cash method United States holders. The amount of any subsequent adjustments to a United States holder’s tax basis in a foreign currency debt security in respect of OID, market discount and premium will be determined in the manner described under “Original Issue Discount,” “Market Discount” and “Debt Securities Purchased at a Premium” below. The conversion of U.S. dollars to another specified currency and the immediate use of such specified currency to purchase a foreign currency debt security generally will not result in any exchange gain or loss for a United States holder.

Upon the sale, exchange, retirement or other taxable disposition (collectively, a “disposition”) of a debt security, a United States holder generally will recognize gain or loss equal to the difference between (i) the amount realized on the disposition, less any accrued qualified stated interest, which will be taxable as ordinary income in the manner described above under “Payments of Interest,” and (ii) the United States holder’s adjusted tax basis in such debt security. If a United States holder receives a specified currency other than the U.S. dollar in respect of such disposition of a debt security, the amount realized will be the U.S. dollar value of the specified currency received calculated at the spot rate of exchange on the date of disposition of the debt security.

In the case of a foreign currency debt security that is traded on an established securities market, a United States holder that receives a specified currency other than the U.S. dollar in respect of such disposition generally should determine the amount realized (as determined on the trade date) by translating that specified currency into its U.S. dollar value at the spot rate of exchange (i) on the settlement date of the disposition in the case of a United States holder using the cash method of tax accounting or (ii) on the trade date, in the case of a United States holder using the accrual method of tax accounting, unless such holder elects to use the spot rate applicable to cash method United States holders. The election available to accrual basis United States holders in respect of the purchase and sale of foreign currency debt securities traded on an established securities market, discussed above, must be applied consistently by the United States holder to all debt instruments from year to year and can be changed only with the consent of the IRS.

Except as discussed below in connection with foreign currency gain or loss, market discount and short-term debt securities, gain or loss recognized by a United States holder on the disposition of a debt security will generally be long term capital gain or loss if the United States holder’s holding period for the debt security exceeds one year at the time of such disposition.

Gain or loss recognized by a United States holder on the disposition of a foreign currency debt security generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which the holder held such debt security.

Transactions in Foreign Currency

Foreign currency received as interest on, or on a disposition of, a debt security will have a tax basis equal to its U.S. dollar value at the time such interest is received or at the time such proceeds are received. The amount of gain or loss recognized on a sale or other disposition of such foreign currency will be equal to the difference between (i) the amount of U.S. dollars, or the fair market value in U.S. dollars of the other property received in such sale or other disposition, and (ii) the United States holder’s tax basis in such foreign currency.

A United States holder that purchases a debt security with previously owned foreign currency will generally recognize gain or loss in an amount equal to the difference, if any, between such holder’s tax basis in such foreign currency and the U.S. dollar fair market value of such debt security on the date of purchase. Any such gain or loss generally will be ordinary income or loss and will not be treated as interest income or expense. The conversion of U.S. dollars to foreign currency and the immediate use of such currency to purchase a debt security generally will not result in any exchange gain or loss for a United States holder.

Original Issue Discount

In General. Debt securities with a term greater than one year may be issued with OID for United States federal income tax purposes. Such debt securities are called OID debt securities in this prospectus. United States holders generally must accrue OID in gross income over the term of the OID debt securities on a constant yield basis, regardless of their regular method of tax accounting. As a result, United States holders generally will recognize taxable income in respect of an OID debt security in advance of the receipt of cash attributable to such income.

OID generally will arise if the stated redemption price at maturity of the debt security exceeds its issue price by at least a de minimis amount of 0.25% of the debt security’s stated redemption price at maturity multiplied by the number of complete years to maturity. OID may also arise if a debt security has particular interest payment characteristics, such as interest holidays, interest payable in additional securities or stepped interest. For this purpose, the issue price of a debt security is the first price at which a substantial amount of debt securities is sold for cash, other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The stated redemption price at maturity of a debt security is the sum of all payments due under the debt security, other than payments of qualified stated interest. The term qualified stated interest generally means stated interest that is unconditionally payable in cash or property, other than debt instruments of the issuer, at least annually during the entire term of the OID debt security at a single fixed rate of interest or, under particular conditions, based on one or more interest indices.

For each taxable year of a United States holder, the amount of OID that must be included in gross income in respect of an OID debt security will be the sum of the daily portions of OID for each day during such taxable year or any portion of such taxable year in which such a United States holder held the OID debt security. Such daily portions are determined by allocating to each day in an accrual period a pro rata portion of the OID allocable to that accrual period. Accrual periods may be of any length and may vary in length over the term of an OID debt security. However, accrual periods may not be longer than one year and each scheduled payment of principal or interest must occur on the first day or the final day of a period.

The amount of OID allocable to any accrual period generally will equal (i) the product of the OID debt security’s adjusted issue price at the beginning of such accrual period multiplied by its yield to maturity (as adjusted to take into account the length of such accrual period), less (ii) the amount, if any, of qualified stated interest allocable to that accrual period. The adjusted issue price of an OID debt security at the beginning of any accrual period will equal the issue price of the OID debt security, as defined above, (i) increased by previously accrued OID from prior accrual periods, and (ii) reduced by any payment made on such debt security, other than payments of qualified stated interest, on or before the first day of the accrual period. The yield to maturity of an OID debt security is the discount rate (appropriately adjusted to reflect the length of accrual periods) that causes the present value on the issue date of all payments on the OID debt security to equal the issue price. In the case of an OID debt security that is a floating rate debt security, both the yield to maturity and the qualified stated interest will be determined for these purposes as though the OID debt security will bear interest in all periods at a fixed rate generally equal to the value, as of the issue date, of the floating interest rate on the OID debt security or, in the case of some floating rate debt securities, the rate that reflects the yield that is reasonably expected for the OID debt security. (Additional rules may apply if interest on a floating rate debt security is based on more than one interest index.)

Foreign Currency Debt Securities.    In the case of an OID debt security that is also a foreign currency debt security, a United States holder should determine the U.S. dollar amount includible in income as OID for each accrual period by

•	calculating the amount of OID allocable to each accrual period in the specified currency using the constant-yield method described above; and

•	translating the amount of the specified currency so derived at the average exchange rate in effect during that accrual period, or portion of such accrual period within a United States holder’s taxable year, or, at the United States holder’s election (as described above under “Payments of Interest”), at the spot rate of exchange on (i) the last day of the accrual period, or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year, or (ii) on the date of receipt, if such date is within five business days of the last day of the accrual period.

All payments on an OID debt security, other than payments of qualified stated interest, will generally be viewed first as payments of previously accrued OID, to the extent thereof, with payments attributed first to the earliest accrued OID, and then as payments of principal. Upon the receipt of an amount attributable to OID, whether in connection with a payment of an amount that is not qualified stated interest or the disposition of the OID debt security, a United States holder will recognize ordinary income or loss measured by the difference between (i) the amount received and (ii) the amount accrued. The amount received will be translated into U.S. dollars at the spot rate of exchange on the date of receipt or on the date of disposition of the OID debt security. The amount accrued will be determined by using the spot rate of exchange applicable to such previous accrual.

Acquisition Premium.    A United States holder that purchases an OID debt security for an amount less than or equal to the remaining redemption amount, but in excess of the OID debt security’s adjusted issue price, generally is permitted to reduce the daily portions of OID by a fraction. The numerator of such fraction is the excess of the United States holder’s adjusted tax basis in the OID debt security immediately after its purchase over the OID debt security’s adjusted issue price. The denominator of such fraction is the excess of the remaining redemption amount over the OID debt security’s adjusted issue price. For purposes of this prospectus,

•	remaining redemption amount” means the sum of all amounts payable on an OID debt security after the purchase date other than payments of qualified stated interest.

The debt securities may have special redemption, repayment or interest rate reset features, as indicated in the applicable supplement. Debt securities containing such features, in particular OID debt securities, may be subject to special rules that differ from the general rules discussed above. Accordingly, purchasers of debt securities with such features should carefully examine the applicable supplement, and should consult their tax advisors relating to such debt securities.

Market Discount

If a United States holder purchases a debt security, other than a short-term debt security, for an amount that is less than the debt security’s stated redemption price at maturity or, in the case of an OID debt security, for an amount that is less than the debt security’s revised issue price, i.e., the debt security’s issue price increased by the amount of accrued OID, the debt security will be considered to have market discount. The market discount rules are subject to a de minimis rule similar to the rule relating to de minimis OID, described above (in the second paragraph under “Original Issue Discount”). Any gain recognized by the United States holder on the disposition of debt securities having market discount generally will be treated as ordinary income to the extent of the market discount that accrued on the debt security while held by such United States holder.

Alternatively, the United States holder may elect to include market discount in income currently over the life of the debt security. Such an election will apply to market discount debt securities acquired by the United States holder on or after the first day of the first taxable year to which such election applies and is revocable only with the consent of the IRS. Market discount will accrue on a straight-line basis unless the United States holder elects to accrue the market discount on a constant-yield method. Such an election will apply to the debt security to which it is made and is irrevocable. Unless the United States holder elects to include market discount in income on a current basis, as described above, the United States holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry the debt security.

Market discount on a foreign currency debt security will be accrued by a United States holder in the specified currency. The amount includible in income by a United States holder in respect of such accrued market discount will be the U.S. dollar value of the amount accrued. This is generally calculated at the spot rate of exchange on the date that the debt security is disposed of by the United States holder. Any accrued market discount on a foreign currency debt security that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period or portion of such accrual period within the United States holder’s taxable year.

Short-Term Debt Securities

The rules set forth above also will generally apply to debt securities having maturities of not more than one year from the date of issuance. Those debt securities are called short-term debt securities in this prospectus. Modifications apply to these general rules.

First, none of the interest on a short-term debt security is treated as qualified stated interest but instead is treated as part of the short-term debt security’s stated redemption price at maturity, thereby giving rise to OID. Thus, all short-term debt securities will be OID debt securities. OID will be treated as accruing on a short-term debt security ratably, or at the election of a United States holder, under a constant yield method.

Second, a United States holder of a short-term debt security that uses the cash method of tax accounting will generally not be required to include OID in respect of the short-term debt security in income on a current basis. Such a United States holder may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry such debt security until the maturity of the debt security or its earlier disposition in a taxable transaction. In addition, such a United States holder will be required to treat any gain realized on a disposition of the debt security as ordinary income to the extent of the holder’s accrued OID on the debt security, and short-term capital gain to the extent the gain exceeds accrued OID. A United States holder of a short-term debt security using the cash method of tax accounting may, however, elect to accrue OID into income on a current basis. In such case, the limitation on the deductibility of interest described above will not apply. A United States holder using the accrual method of tax accounting and some cash method holders generally will be required to include OID on a short-term debt security in income on a current basis.

Third, any United States holder of a short-term debt security, whether using the cash or accrual method of tax accounting, can elect to accrue the acquisition discount, if any, on the debt security on a current basis. If such an election is made, the OID rules will not apply to the debt security. Acquisition discount is the excess of the debt security’s stated redemption price at maturity over the holder’s purchase price for the debt security. Acquisition discount will be treated as accruing ratably or, at the election of the United States holder, under a constant-yield method based on daily compounding.

As described above, the debt securities may have special redemption features. These features may affect the determination of whether a debt security has a maturity of not more than one year and thus is a short-term debt security. Purchasers of debt securities with such features should carefully examine the applicable supplement, and should consult their tax advisors in relation to such features.

Debt Securities Purchased at a Premium

A United States holder that purchases a debt security for an amount in excess of the remaining redemption amount will be considered to have purchased the debt security at a premium and the OID rules will not apply to such holder. Such holder may elect to amortize such premium, as an offset to interest income, using a constant-yield method, over the remaining term of the debt security. Such election, once made, generally applies to all debt instruments held by the United States holder at the beginning of the first taxable year to which the election applies and to all debt instruments subsequently acquired by the United States holder. Such election may be revoked only with the consent of the IRS. A United States holder that elects to amortize such premium must reduce its tax basis in a debt security by the amount of the premium amortized during its holding period. For a United States holder that does not elect to amortize bond premium, the amount of such premium will be included in the United States holder’s tax basis when the debt security matures or is disposed of by the United States holder. Therefore, a United States holder that does not elect to amortize premium and holds the debt security to maturity will generally be required to treat the premium as capital loss when the debt security matures.

Amortizable bond premium in respect of a foreign currency debt security will be computed in the specified currency and will reduce interest income in the specified currency. At the time amortized bond premium offsets interest income, exchange gain or loss, which will be taxable as ordinary income or loss, will be realized on the amortized bond premium on such debt security based on the difference between (i) the spot rate of exchange on the date or dates such premium is recovered through interest payments on the debt security and (ii) the spot rate of exchange on the date on which the United States holder acquired the debt security. See “Original Issue Discount — Acquisition Premium” above for a discussion of the treatment of a debt security purchased for an amount less than or equal to the remaining redemption amount but in excess of the debt security’s adjusted issue price.

Information Reporting and Backup Withholding

Information returns may be required to be filed with the IRS relating to payments made to particular United States holders of debt securities. In addition, United States holders may be subject to a backup withholding tax on such payments if they do not provide their taxpayer identification numbers in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. United States holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a disposition of the debt securities. Any amounts withheld under the backup withholding rules will be allowed as a credit against the United States holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Non-United States Holders

Subject to the discussion below under “—FATCA Legislation May Impose Withholding Tax on Debt Securities Held by or through Foreign Entities,” under current United States federal income tax law:

•	withholding of United States federal income tax will not apply to payments of interest on a debt security to a non-United States holder, provided that,

(1)	the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Citigroup entitled to vote and is not a controlled foreign corporation related to Citigroup through stock ownership;

(2)	the beneficial owner provides its name and address and certifies (generally on IRS Form W-8BEN), under penalties of perjury, that it is a non-United States holder in compliance with applicable requirements; and

(3)	neither Citigroup nor its paying agent has actual knowledge or reason to know that the beneficial owner of the debt security is a United States holder.

•	withholding of United States federal income tax will generally not apply to any gain realized on the disposition of a debt security.

Despite the above, if a non-United States holder is engaged in a trade or business in the United States (and, if certain tax treaties apply, the non-United States holder maintains a permanent establishment within the United States) and the interest on the debt securities is effectively connected with the conduct of that trade or business (and, if certain tax treaties apply, attributable to that permanent establishment), such non-United States holder will be subject to United States federal income tax on the interest on a net income basis in the same manner as if such non-United States holder were a United States holder. In addition, a non-United States holder that is a foreign corporation engaged in a trade or business in the United States may be subject to a 30% (or, such lower rates if certain tax treaties apply) branch profits tax. A non-United States holder described in this paragraph can obtain an exemption from the withholding tax described above by providing a properly completed IRS Form W-8ECI signed under penalties of perjury, but only if neither Citigroup nor its paying agent has actual knowledge or reason to know that the holder is not eligible for the exemption.

Any gain realized on the disposition of a debt security generally will not be subject to United States federal income tax unless:

•	that gain is effectively connected with the non-United States holder’s conduct of a trade or business in the United States (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the non-United States holder within the United States); or

•	the non-United States holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

In general, backup withholding and information reporting will not apply to a payment of interest on a debt security to a non-United States holder, or to proceeds from the disposition of a debt security by a non-United States holder, in each case, if the holder certifies under penalties of perjury that it is a non-United States holder and neither Citigroup nor its paying agent has actual knowledge, or reason to know, to the contrary. Any amounts withheld under the backup withholding rules will be refunded or credited against the non-United States holder’s United States federal income tax liability provided the required information is timely furnished to the IRS. In certain circumstances, if a debt security is not held through a qualified intermediary, the amount of payments made on such debt security, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

FATCA Legislation May Impose Withholding Tax on Debt Securities Held by or through Foreign Entities

Under legislation enacted in 2010 and existing guidance issued thereunder (collectively known as “FATCA”), a United States holder or non-United States holder of a debt security may be subject to withholding of United States federal income tax at the current rate of 30% on payments of interest after June 30, 2014, and on the gross proceeds from the disposition of a debt security after December 31, 2016, if (i) the holder is, or holds the debt security through, a “foreign financial institution,” unless such foreign financial institution has entered into an agreement with the United States government to report, on an annual basis, certain information regarding accounts with or interests in the institution held by certain United States persons and by certain non-United States entities that are wholly or partially owned by United States persons, and the holder has provided any required information to the foreign financial institution or (ii) the holder is a “non-financial foreign entity,” unless the holder has provided any required information with respect to its direct and indirect United States owners. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. Under current law, FATCA applies to debt securities issued after June 30, 2014. An applicable pricing supplement may provide additional tax considerations regarding the application of FATCA to the debt securities as further guidance may become available. Prospective holders are encouraged to consult their tax advisors regarding the possible implications of FATCA on an investment in debt securities.

CURRENCY CONVERSIONS AND FOREIGN EXCHANGE RISKS AFFECTING DEBT SECURITIES DENOMINATED IN A FOREIGN CURRENCY

Currency Conversions

Unless otherwise specified in connection with a particular offering of debt securities, debt securities denominated in a foreign currency which are offered and sold in the United States (“DTC debt securities”) will be represented by beneficial interests in fully registered permanent global debt securities (“DTC global debt securities”) which will be deposited with Citibank, N.A. London office, as custodian for, and registered in the name of Cede & Co., as nominee for, DTC. While interests in the DTC debt securities are held through the DTC global debt securities, all payments in respect of such debt securities will be made in U.S. dollars, except as otherwise provided in this section, in “Description of Debt Securities — Book-Entry Procedures and Settlement” above or in the applicable supplement.

As determined by the exchange agent under the terms of the fiscal agency agreement, in accordance with reasonable market practice, the amount of U.S. dollars payable in respect of any particular payment under the DTC debt securities will be equal to the amount of the relevant foreign currency/ U.S.$ rate of exchange prevailing as of 11:00 a.m. (London time) on the day which is two Business Days prior to the relevant payment date, less any costs incurred by the exchange agent for such conversion (to be shared pro rata among the holders of DTC debt securities accepting U.S. dollar payments in the proportion of their respective holdings), all in accordance with the fiscal agency agreement. If an exchange rate bid quotation is not available, the exchange agent shall obtain a bid quotation from a leading foreign exchange bank in London selected by the exchange agent for such purpose after consultation with Citigroup. If no bid quotation from a leading foreign exchange bank is available, payment will be in the relevant foreign currency to the account or accounts specified by DTC to the exchange agent. For purposes of this paragraph, a “Business Day” is a day on which commercial banks and foreign exchange markets settle payments in each of New York City and London.

Notwithstanding the above and unless otherwise specified in connection with a particular offering of debt securities, the holder of a beneficial interest in the DTC debt securities may elect to receive payments under such DTC debt securities in the relevant foreign currency by notifying the DTC participant through which its debt securities are held on or prior to the applicable record date of (1) such investor’s election to receive all or a portion of such payment in the relevant foreign currency and (2) wire instructions to a relevant foreign currency account outside the United States. DTC must be notified of such election and wire transfer instructions on or prior to the third New York business day after such record date for any payment of interest and on or prior to the twelfth day prior to the payment of principal. DTC will notify the fiscal agent and the paying agent of such election and wire transfer instructions on or prior to 5:00 p.m. New York City time on the fifth New York business day after such record date for any payment of interest and on or prior to 5:00 p.m. New York City time on the tenth day prior to the payment of principal. For purposes of this paragraph, “New York business day” means any day other than a Saturday or Sunday or a day on which banking institutions in New York City are authorized or required by law or executive order to close.

If complete instructions are forwarded to DTC through DTC participants and by DTC to the fiscal agent and the paying agent on or prior to such dates, such holder will receive payment in the relevant foreign currency outside DTC; otherwise, only U.S. dollar payments will be made by the fiscal agent to DTC, unless otherwise specified in connection with a particular offering of debt securities. All costs of such payment by wire transfer will be borne by holders of beneficial interests receiving such payments by deduction from such payments.

Although DTC has agreed to the foregoing procedures, it is under no obligation to perform or continue to perform these procedures, and these procedures may be modified or discontinued at any time.

Holders of the debt securities will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. For further information as to such consequences, see “— Foreign Exchange Risks” below.

Judgments in a Foreign Currency

The debt securities will be governed by, and construed in accordance with, the laws of New York State. Courts in the United States customarily have not rendered judgments for money damages denominated in any currency other than the U.S. dollar. A 1987 amendment to the Judiciary Law of New York State provides, however, that an action based upon an obligation denominated in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation. Any judgment awarded in such an action will be converted into U.S. dollars at the rate of exchange prevailing on the date of the entry of the judgment or decree.

Foreign Exchange Risks

An investment in debt securities which are denominated in, and all payments in respect of which are to be made in, a currency other than the currency of the country in which the purchaser is a resident or the currency in which the purchaser conducts its business or activities (the “home currency”) entails significant risks that are not associated with a similar investment in a security denominated in the home currency. Such risks include, without limitation, the possibility of significant changes in the rates of exchange between the home currency and the relevant foreign currency and the possibility of the imposition or modification of foreign exchange controls with respect to the relevant foreign currency. Such risks generally depend on economic and political events over which Citigroup has no control. In recent years, rates of exchange for foreign currencies have been volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of the debt securities. Depreciation of the relevant foreign currency against the relevant home currency could result in a decrease in the effective yield of such relevant foreign denominated debt security below its coupon rate and, in certain circumstances, could result in a loss to the investor on a home currency basis.

This description of foreign currency risks does not describe all the risks of an investment in debt securities denominated in a currency other than the home currency. Prospective investors should consult with their financial and legal advisors as to the risks involved in an investment in a particular offering of debt securities.

DESCRIPTION OF COMMON STOCK WARRANTS

The following briefly summarizes the material terms and provisions of the common stock warrants. You should read the particular terms of the common stock warrants that are offered by Citigroup, which will be described in more detail in a supplement. The supplement will also state whether any of the general provisions summarized below do not apply to the common stock warrants being offered. The supplement may add, update or change the terms and conditions of the common stock warrants as described in this prospectus.

Citigroup may offer common stock warrants pursuant to which it may sell or purchase common stock. Common stock warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The common stock warrants will be issued under common stock warrant agreements to be entered into between Citigroup and a bank or trust company, as common stock warrant agent.

Except as otherwise stated in a supplement, the common stock warrant agent will act solely as the agent of Citigroup under the applicable common stock warrant agreement and will not assume any obligation or relationship of agency or trust for or with any owners of common stock warrants. A copy of the form of common stock warrant agreement, including the form of common stock warrant certificate, will be filed as an exhibit to a document incorporated by reference in the registration statement of which this prospectus forms a part. You should read the more detailed provisions of the common stock warrant agreement and the common stock warrant certificate for provisions that may be important to you.

General

The particular terms of each issue of common stock warrants, the common stock warrant agreement relating to the common stock warrants and the common stock warrant certificates representing common stock warrants will be described in the applicable supplement, including, as applicable:

•	the title of the common stock warrants;

•	the offering price of the common stock warrants;

•	the aggregate number of common stock warrants and the aggregate number of shares of common stock purchasable upon exercise of the common stock warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the designation and terms of the common stock with which the common stock warrants are issued, and the number of common stock warrants issued with each share of common stock;

•	the date, if any, on and after which the common stock warrants and the related common stock will be separately transferable;

•	the minimum or maximum number of the common stock warrants that may be exercised at any one time;

•	the date on which the right to exercise the common stock warrants will commence and the date on which the right will expire;

•	a discussion of United States federal income tax, accounting or other considerations applicable to the common stock warrants;

•	anti-dilution provisions of the common stock warrants, if any;

•	redemption or call provisions, if any, applicable to the common stock warrants; and

•	any additional terms of the common stock warrants, including terms, procedures and limitations relating to the exchange and exercise of the common stock warrants.

No Rights as Stockholders

Holders of common stock warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of directors or any other matter, or to exercise any rights whatsoever as a holder of the common stock purchasable upon exercise of the common stock warrants.

Merger, Consolidation, Sale or Other Disposition

If at any time there is a merger or consolidation involving Citigroup or a sale, transfer, conveyance, other than lease, or other disposition of all or substantially all of the assets of Citigroup, then the assuming corporation will succeed to the obligations of Citigroup under the common stock warrant agreement and the related common stock warrants. Citigroup will then be relieved of any further obligation under the common stock warrant agreement and common stock warrants.

DESCRIPTION OF INDEX WARRANTS

The following briefly summarizes the material terms and provisions of the index warrants, other than pricing and related terms disclosed in the accompanying supplement. You should read the particular terms of the index warrants that are offered by Citigroup, which will be described in more detail in a supplement. The supplement will also state whether any of the general provisions summarized below do not apply to the index warrants being offered.

Index warrants may be issued independently or together with debt securities and may be attached to, or separate from, any such offered securities. Each series of index warrants will be issued under a separate index warrant agreement to be entered into between Citigroup and a bank or trust company, as index warrant agent. A single bank or trust company may act as index warrant agent for more than one series of index warrants. The index warrant agent will act solely as the agent of Citigroup under the applicable index warrant agreement and will not assume any obligation or relationship of agency or trust for or with any owners of index warrants. A copy of the form of index warrant agreement, including the form of certificate or global certificate that will represent the index warrant certificate, will be filed as an exhibit to a document incorporated by reference in the registration statement of which this prospectus forms a part. You should read the more detailed provisions of the index warrant agreement and the index warrant certificate or index warrant global certificate for provisions that may be important to you.

General

The index warrant agreement does not limit the number of index warrants that may be issued. Citigroup will have the right to “reopen” a previous series of index warrants by issuing additional index warrants of such series.

Each index warrant will entitle the warrant holder to receive from Citigroup, upon exercise, cash or securities. The amount in cash or number of securities will be determined by referring to an index calculated on the basis of prices, yields, levels or other specified objective measures in respect of:

•	one or more specified securities or securities indices;

•	one or more specified foreign currencies or currency indices;

•	a combination thereof; or

•	changes in such measure or differences between two or more such measures.

The supplement for a series of index warrants will describe the formula or methodology to be applied to the relevant index or indices to determine the amount payable or distributable on the index warrants.

If so specified in the supplement, the index warrants will entitle the warrant holder to receive from Citigroup a minimum or maximum amount upon automatic exercise at expiration or the happening of any other event described in the supplement.

The index warrants will be deemed to be automatically exercised upon expiration. Upon such automatic exercise, warrant holders will be entitled to receive the cash amount or number of securities due, if any, on such exercise.

You should read the supplement applicable to a series of index warrants for any circumstances in which the payment or distribution or the determination of the payment or distribution on the index warrants may be postponed or exercised early or cancelled. The amount due after any such delay or postponement, or early exercise or cancellation, will be described in the applicable supplement.

Unless otherwise specified in connection with a particular offering of index warrants, Citigroup will not purchase or take delivery of or sell or deliver any securities or currencies, including the underlying assets, other than the payment of any cash or distribution of any securities due on the index warrants, from or to warrant holders pursuant to the index warrants.

The applicable supplement relating to a series of index warrants will describe the following:

•	the aggregate number of such index warrants;

•	the offering price of such index warrants;

•	the measure or measures by which payment or distribution on such index warrants will be determined;

•	certain information regarding the underlying securities, foreign currencies or indices;

•	the amount of cash or number of securities due, or the means by which the amount of cash or number of securities due may be calculated, on exercise of the index warrants, including automatic exercise, or upon cancellation;

•	the date on which the index warrants may first be exercised and the date on which they expire;

•	any minimum number of index warrants exercisable at any one time;

•	any maximum number of index warrants that may, at Citigroup’s election, be exercised by all warrant holders or by any person or entity on any day;

•	any provisions permitting a warrant holder to condition an exercise of index warrants;

•	the method by which the index warrants may be exercised;

•	the currency in which the index warrants will be denominated and in which payments on the index warrants will be made or the securities that may be distributed in respect of the index warrants;

•	the method of making any foreign currency translation applicable to payments or distributions on the index warrants;

•	the method of providing for a substitute index or indices or otherwise determining the amount payable in connection with the exercise of index warrants if an index changes or is no longer available;

•	the time or times at which amounts will be payable or distributable in respect of such index warrants following exercise or automatic exercise;

•	any national securities exchange on, or self-regulatory organization with, which such index warrants will be listed;

•	any provisions for issuing such index warrants in certificated form;

•	if such index warrants are not issued in book-entry form, the place or places at and the procedures by which payments or distributions on the index warrants will be made; and

•	any other terms of such index warrants.

Prospective purchasers of index warrants should be aware of special United States federal income tax considerations applicable to instruments such as the index warrants. The supplement relating to each series of index warrants will describe these tax considerations. The summary of United States federal income tax considerations contained in the supplement will be presented for informational purposes only, however, and will not be intended as legal or tax advice to prospective purchasers. You are urged to consult your tax advisors before purchasing any index warrants.

Listing

Unless otherwise specified in connection with a particular offering of index warrants, the index warrants will be listed on a national securities exchange or with a self-regulatory organization, in each case as specified in the supplement. It is expected that such organization will stop trading a series of index warrants as of the close of business on the related expiration date of such index warrants.

Modification

The index warrant agreement and the terms of the related index warrants may be amended by Citigroup and the index warrant agent, without the consent of the holders of any index warrants, for any of the following purposes:

•	curing any ambiguity or curing, correcting or supplementing any defective or inconsistent provision;

•	maintaining the listing of such index warrants on any national securities exchange or with any other self-regulatory organization;

•	registering such index warrants under the Exchange Act, permitting the issuance of individual index warrant certificates to warrant holders, reflecting the issuance by Citigroup of additional index warrants of the same series or reflecting the appointment of a successor depositary; or

•	for any other purpose that Citigroup may deem necessary or desirable and which will not materially and adversely affect the interests of the warrant holders.

Citigroup and the index warrant agent also may modify or amend the index warrant agreement and the terms of the related index warrants, with the consent of the holders of not less than a majority of the then outstanding warrants of each series affected by such modification or amendment, for any purpose. However, no such modification or amendment may be made without the consent of each holder affected thereby if such modification or amendment:

•	changes the amount to be paid to the warrant holder or the manner in which that amount is to be determined;

•	shortens the period of time during which the index warrants may be exercised;

•	otherwise materially and adversely affects the exercise rights of the holders of the index warrants; or

•	reduces the percentage of the number of outstanding index warrants the consent of whose holders is required for modification or amendment of the index warrant agreement or the terms of the related index warrants.

Merger, Consolidation, Sale or Other Disposition

If at any time there is a merger or consolidation involving Citigroup or a sale, transfer, conveyance, other than lease, or other disposition of all or substantially all of the assets of Citigroup, then the assuming corporation will succeed to the obligations of Citigroup under the index warrant agreement and the related index warrants. Citigroup will then be relieved of any further obligation under the index warrant agreement and index warrants.

Enforceability of Rights by Warrant Holders

Any warrant holder may, without the consent of the index warrant agent or any other warrant holder, enforce by appropriate legal action on its own behalf his right to exercise, and to receive payment for, its index warrants.

DESCRIPTION OF CAPITAL STOCK

General

As of the date of this prospectus, Citigroup’s authorized capital stock consists of 6 billion shares of common stock and 30 million shares of preferred stock. The following briefly summarizes the material terms of Citigroup’s common stock and outstanding preferred stock. You should read the more detailed provisions of Citigroup’s certificate of incorporation and the certificate of designation relating to a series of preferred stock for provisions that may be important to you.

Common Stock

As of September 30, 2013, Citigroup had outstanding approximately 3.033 billion shares of its common stock. Each holder of common stock is entitled to one vote per share for the election of directors and for all other matters to be voted on by Citigroup’s stockholders. Except as otherwise provided by law, the holders of shares of common stock vote as one class. Holders of common stock may not cumulate their votes in the election of directors, and are entitled to share equally in the dividends that may be declared by the board of directors, but only after payment of dividends required to be paid on outstanding shares of preferred stock.

Upon voluntary or involuntary liquidation, dissolution or winding up of Citigroup, the holders of the common stock share ratably in the assets remaining after payments to creditors and provision for the preference of any preferred stock. There are no preemptive or other subscription rights, conversion rights or redemption or scheduled installment payment provisions relating to shares of common stock. All of the outstanding shares of common stock are fully paid and nonassessable. The transfer agent and registrar for the common stock is Computershare Inc. and Computershare Trust Company, N.A. The common stock is listed on the NYSE under the symbol “C.”

Preferred Stock

The general terms of Citigroup’s preferred stock are described below under “Description of Preferred Stock.”

As of the date of this prospectus, Citigroup had outstanding the following series of preferred stock with the following terms:

Title of Series	Number of Shares Outstanding	Dividend Rate Per Year		Redemption Price Per Share ($)	Date Next Redeemable by Citigroup
8.125% Non-Cumulative Preferred Stock, Series AA	3,870	8.125%		25,000	February 15, 2018
8.40% Fixed Rate/Floating Rate Non-Cumulative Preferred Stock, Series E	4,850	8.400	%(1)	25,000	April 30, 2018
5.950% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series A	60,000	5.950	%(2)	25,000	January 30, 2023
5.90% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series B	30,000	5.900	%(3)	25,000	February 15, 2023
5.80% Noncumulative Preferred Stock, Series C	23,000	5.800%		25,000	April 22, 2018
5.350% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series D	50,000	5.350	%(4)	25,000	May 15, 2023
7.125% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series J	38,000	7.125	%(5)	25,000	September 30, 2023
6.875% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series K	59,800	6.875	%(6)	25,000	November 15, 2023

(1)	Dividends payable at the fixed rate until April 30, 2018, and thereafter at a rate equal to the greater of (a) a floating rate equal to three-month LIBOR plus 4.0285% and (b) 7.7575%.
(2)	Dividends payable at the fixed rate until January 30, 2023, and thereafter at a rate equal to a floating rate equal to three-month LIBOR plus 4.068%.

(3)	Dividends payable at the fixed rate until February 15, 2023, and thereafter at a rate equal to a floating rate equal to three-month LIBOR plus 4.23%.
(4)	Dividends payable at the fixed rate until May 15, 2023, and thereafter at a rate equal to a floating rate equal to three-month LIBOR plus 3.466%.
(5)	Dividends payable at the fixed rate until September 30, 2023, and thereafter at a rate equal to a floating rate equal to three-month LIBOR plus 4.040%.
(6)	Dividends payable at the fixed rate until November 15, 2023, and thereafter at a rate equal to a floating rate equal to three-month LIBOR plus 4.130%.

The following summary of each series of Citigroup’s preferred stock outstanding on the date hereof is qualified in its entirety by reference to the description of those securities contained in the Restated Certificate of Incorporation of Citigroup and the applicable certificate of designations for each series.

Series AA Preferred Stock

Preferential Rights.    The Series AA Preferred Stock ranks senior to Citigroup common stock and ranks equally with each other series of Citigroup preferred stock outstanding on the date hereof as to dividends and distributions upon the liquidation, dissolution or winding up of Citigroup. The Series AA Preferred Stock is not convertible into or exchangeable for any shares of common stock or any other class of Citigroup capital stock. Holders of the Series AA Preferred Stock do not have any preemptive rights. Citigroup may issue stock with preferences equal with or junior to the Series AA Preferred Stock without the consent of the holders of the Series AA Preferred Stock.

Dividends.    Holders of the Series AA Preferred Stock are entitled to receive cash dividends when and as declared by the board of directors of Citigroup or a duly authorized committee of the board out of assets legally available for payment, at an annual dividend rate per share of 8.125% on the liquidation preference of $25,000 per share. Dividends on the Series AA Preferred Stock are noncumulative and are payable quarterly in arrears. As long as shares of Series AA Preferred Stock remain outstanding, unless full noncumulative dividends for the dividend period then ending have been paid or declared and set apart for payment on all outstanding shares of Series AA Preferred Stock, Citigroup cannot declare or pay any cash dividends on any shares of common stock or other capital stock ranking junior to the Series AA Preferred Stock during the next succeeding dividend period.

Voting Rights.    Holders of Series AA Preferred Stock do not have voting rights other than those described below and as specifically required by Delaware law.

If any quarterly dividend payable on any Series AA Preferred Stock is in arrears for six or more quarterly dividend periods, whether or not for consecutive dividend periods, the holders of the Series AA Preferred Stock will be entitled to vote as a class, together with the holders of all series of preferred stock ranking equally with the Series AA Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted to the holders of Series AA Preferred Stock have been conferred and are exercisable, for the election of two Preferred Stock Directors. The voting rights of the holders of the Series AA Preferred Stock to elect the Preferred Stock Directors will continue until all dividend arrearages on the Series AA Preferred Stock have been paid or declared and set apart for payment.

Also, without the consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the total number of shares of Series AA Preferred Stock then outstanding, Citigroup may not create any class of stock having preference as to dividends or distributions of the assets over the Series AA Preferred Stock, or alter or change the provisions of Citigroup’s certificate of incorporation (including any certificate of amendment or certificate of designations relating to the Series AA Preferred Stock) so as to adversely affect the powers, preferences or rights of the holders of shares of Series AA Preferred Stock.

Distributions.    In the event of the voluntary or involuntary liquidation, dissolution or winding up of Citigroup, holders of Series AA Preferred Stock are entitled to receive out of assets available for distribution to stockholders, before any distribution of assets may be made to or set aside to holders of capital stock ranking junior to the Series AA Preferred Stock as to distributions, a liquidating distribution in an amount equal to $25,000 per share, plus any accrued and accumulated but unpaid dividends thereon to the date of final distribution.

Redemption.    Citigroup may redeem the Series AA Preferred Stock, in whole or in part, at its option, at any time or from time to time on any dividend payment date on or after February 15, 2018 as to which Citigroup has declared a dividend in full on the Series AA Preferred Stock, at the redemption price equal to $25,000 per share.

Series E Preferred Stock

Preferential Rights.    The Series E Preferred Stock ranks senior to Citigroup common stock and ranks equally with each other series of Citigroup preferred stock outstanding on the date hereof as to dividends and distributions upon the liquidation, dissolution or winding up of Citigroup. The Series E Preferred Stock is not convertible into or exchangeable for any shares of common stock or any other class of Citigroup capital stock. Holders of the Series E Preferred Stock do not have any preemptive rights. Citigroup may issue stock with preferences equal with or junior to the Series E Preferred Stock without the consent of the holders of the Series E Preferred Stock.

Dividends.    Holders of the Series E Preferred Stock are entitled to receive cash dividends when and as declared by the board of directors of Citigroup or a duly authorized committee of the board out of assets legally available for payment, (i) from the date of issuance to, but excluding, April 30, 2018, at an annual rate of 8.400% on the liquidation preference amount of $25,000 per share of Series E Preferred Stock, semi-annually in arrears, on April 30 and October 30 of each year, beginning on October 30, 2008, and (ii) from and including April 30, 2018, at an annual rate equal to the greater of (a) three-month LIBOR plus 4.0285% and (b) 7.7575%, on the liquidation preference amount of $25,000 per share of Series E Preferred Stock, quarterly in arrears, on January 30, April 30, July 30, and October 30 of each year, beginning on July 30, 2018. Dividends on the Series E Preferred Stock are noncumulative.

As long as shares of Series E Preferred Stock remain outstanding, unless full noncumulative dividends for the dividend period then ending have been paid or declared and set apart for payment on all outstanding shares of Series E Preferred Stock, Citigroup cannot declare or pay any cash dividends on any shares of common stock or other capital stock ranking junior to the Series E Preferred Stock during the next succeeding dividend period.

Voting Rights.    Holders of Series E Preferred Stock do not have voting rights other than those described below and as specifically required by Delaware law.

If any dividend payable on any Series E Preferred Stock is in arrears for at least three semi-annual or six quarterly dividend periods, whether or not for consecutive dividend periods, the holders of the Series E Preferred Stock will be entitled to vote as a class, together with the holders of all series of preferred stock ranking equally with the Series E Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted to the holders of Series E Preferred Stock have been conferred and are exercisable, for the election of two Preferred Stock Directors. The voting rights of the holders of the Series E Preferred Stock to elect the Preferred Stock Directors will continue until all dividend arrearageson the Series E Preferred Stock have been paid or declared and set apart for payment.

Also, without the consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the total number of shares of Series E Preferred Stock then outstanding, Citigroup may not create any class of stock having preference as to dividends or distributions of the assets over the Series E Preferred Stock, or alter or change the provisions of Citigroup’s certificate of incorporation (including any certificate of amendment or certificate of designation relating to the Series E Preferred Stock) so as to adversely affect the powers, preferences or rights of the holders of shares of Series E Preferred Stock.

Distributions.    In the event of the voluntary or involuntary liquidation, dissolution or winding up of Citigroup, holders of Series E Preferred Stock are entitled to receive out of assets available for distribution to stockholders, before any distribution of assets may be made to or set aside to holders of capital stock ranking junior to the Series E Preferred Stock as to distributions, a liquidating distribution in an amount equal to $25,000 per share, plus any accrued and accumulated but unpaid dividends thereon to the date of final distribution.

Redemption.    Citigroup may redeem the Series E Preferred Stock, in whole or in part, at its option, at any time or from time to time on any dividend payment date on or after April 30, 2018 as to which Citigroup has declared a dividend in full on the Series E Preferred Stock at a redemption price equal to $25,000 per share.

Series A Preferred Stock

Preferential Rights.    The Series A Preferred Stock ranks senior to Citigroup common stock and ranks equally with each other series of Citigroup preferred stock outstanding on the date hereof as to dividends and distributions upon the liquidation, dissolution or winding up of Citigroup. The Series A Preferred Stock is not convertible into or exchangeable for any shares of common stock or any other class of Citigroup capital stock. Holders of the Series A Preferred Stock do not have any preemptive rights. Citigroup may issue stock with preferences equal with or junior to the Series A Preferred Stock without the consent of the holders of the Series A Preferred Stock.

Dividends.    Holders of the Series A Preferred Stock are entitled to receive cash dividends when and as declared by the board of directors of Citigroup or a duly authorized committee of the board out of assets legally available for payment, (i) from the date of issuance to, but excluding, January 30, 2023, at an annual rate of 5.950% on the liquidation preference of $25,000 per share of Series A Preferred Stock, semi-annually in arrears, on January 30 and July 30 of each year, beginning on July 30, 2013, and (ii) from and including January 30, 2023, at an annual rate equal to three-month LIBOR plus 4.068% on the liquidation preference amount of $25,000 per share of Series A Preferred Stock, quarterly in arrears, on January 30, April 30, July 30, and October 30 of each year, beginning on April 30, 2023. Dividends on the Series A Preferred Stock are noncumulative.

As long as shares of Series A Preferred Stock remain outstanding, unless full noncumulative dividends for the dividend period then ending have been paid or declared and set apart for payment on all outstanding shares of the Series A Preferred Stock, Citigroup cannot declare or pay any cash dividends on any shares of common stock or other capital stock ranking junior to the Series A Preferred Stock during the next succeeding dividend period.

Voting Rights.    Holders of Series A Preferred Stock do not have voting rights other than those described below and as specifically required by Delaware law.

If any quarterly dividend payable on any Series A Preferred Stock is in arrears for six or more quarterly dividend periods, whether or not for consecutive dividend periods, the holders of the Series A Preferred Stock will be entitled to vote as a class, together with the holders of all series of preferred stock ranking equally with the Series A Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted to the holders of Series A Preferred Stock have been conferred and are exercisable, for the election of two Preferred Stock Directors. The voting rights of the holders of the Series A Preferred Stock to elect the Preferred Stock Directors will continue until all dividend arrearages on the Series A Preferred Stock have been paid or declared and set apart for payment.

Also, without the consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the total number of shares of Series A Preferred Stock then outstanding, Citigroup may not create any class of stock having preference as to dividends or distributions of the assets over the Series A Preferred Stock, or alter or change the provisions of Citigroup’s certificate of incorporation (including any certificate of amendment or certificate of designations relating to the Series A Preferred Stock) so as to adversely affect the powers, preferences or rights of the holders of shares of Series A Preferred Stock.

Distributions.    In the event of the voluntary or involuntary liquidation, dissolution or winding up of Citigroup, holders of Series A Preferred Stock are entitled to receive out of assets available for distribution to stockholders, before any distribution of assets may be made to or set aside to holders of capital stock ranking junior to the Series A Preferred Stock as to distributions, a liquidating distribution in an amount equal to $25,000 per share, plus any accrued and accumulated but unpaid dividends thereon to the date of final distribution.

Redemption.    Citigroup may redeem the Series A Preferred Stock, (i) in whole or in part, at its option, at any time or from time to time on any dividend payment date on or after January 30, 2023, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event (as defined in the Series A Preferred Stock certificate of designations), in each case at the redemption price equal to $25,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to, but excluding, the date fixed for redemption.

Series B Preferred Stock

Preferential Rights.    The Series B Preferred Stock ranks senior to Citigroup common stock and ranks equally with each other series of Citigroup preferred stock outstanding on the date hereof as to dividends and distributions upon the liquidation, dissolution or winding up of Citigroup. The Series B Preferred Stock is not convertible into or exchangeable for any shares of common stock or any other class of Citigroup capital stock. Holders of the Series B Preferred Stock do not have any preemptive rights. Citigroup may issue stock with preferences equal with or junior to the Series B Preferred Stock without the consent of the holders of the Series B Preferred Stock.

Dividends.    Holders of the Series B Preferred Stock are entitled to receive cash dividends when and as declared by the board of directors of Citigroup or a duly authorized committee of the board out of assets legally available for payment, (i) from the date of issuance to, but excluding February 15, 2023, at an annual rate of 5.90% on the liquidation preference amount of $25,000 per share of Series B Preferred Stock, semi-annually in arrears, on February 15 and August 15 of each year, beginning on August 15, 2013, and (ii) from, and including, February 15, 2023, at an annual rate equal to three-month LIBOR plus 4.23% on the liquidation preference amount of $25,000 per share of Series B Preferred Stock, quarterly in arrears, on February 15, May 15, August 15, and November 15 of each year, beginning on May 15, 2023. Dividends on the Series B Preferred Stock are noncumulative.

As long as shares of Series B Preferred Stock remain outstanding, unless full noncumulative dividends for the dividend period then ending have been paid or declared and set apart for payment on all outstanding shares of the Series B Preferred Stock, Citigroup cannot declare or pay any cash dividends on any shares of common stock or other capital stock ranking junior to the Series B Preferred Stock during the next succeeding dividend period.

Voting Rights.    Holders of Series B Preferred Stock do not have voting rights other than those described below and as specifically required by Delaware law.

If any quarterly dividend payable on any Series B Preferred Stock is in arrears for six or more quarterly dividend periods, whether or not for consecutive dividend periods, the holders of the Series B Preferred Stock will be entitled to vote as a class, together with the holders of all series of preferred stock ranking equally with the Series B Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted to the holders of Series B Preferred Stock have been conferred and are exercisable, for the election of two Preferred Stock Directors. The voting rights of the holders of the Series B Preferred Stock to elect the Preferred Stock Directors will continue until all dividend arrearages on the Series B Preferred Stock have been paid or declared and set apart for payment.

Also, without the consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the total number of shares of Series B Preferred Stock then outstanding, Citigroup may not create any class of stock having preference as to dividends or distributions of the assets over the Series B

Preferred Stock, or alter or change the provisions of Citigroup’s certificate of incorporation (including any certificate of amendment or certificate of designations relating to the Series B Preferred Stock) so as to adversely affect the powers, preferences or rights of the holders of shares of Series B Preferred Stock.

Distributions.    In the event of the voluntary or involuntary liquidation, dissolution or winding up of Citigroup, holders of Series B Preferred Stock are entitled to receive out of assets available for distribution to stockholders, before any distribution of assets may be made to or set aside to holders of capital stock ranking junior to the Series B Preferred Stock as to distributions, a liquidating distribution in an amount equal to $25,000 per share, plus any accrued and accumulated but unpaid dividends thereon to the date of final distribution.

Redemption.    Citigroup may redeem the Series B Preferred Stock, (i) in whole or in part, at its option, at any time or from time to time on any dividend payment date on or after February 15, 2023, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event (as defined in the Series B Preferred Stock certificate of designations), in each case at the redemption price equal to $25,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to, but excluding, the date fixed for redemption.

Series C Preferred Stock

Preferential Rights.    The Series C Preferred Stock ranks senior to Citigroup common stock and ranks equally with each other series of Citigroup preferred stock outstanding on the date hereof as to dividends and distributions upon the liquidation, dissolution or winding up of Citigroup. The Series C Preferred Stock is not convertible into or exchangeable for any shares of common stock or any other class of Citigroup capital stock. Holders of the Series C Preferred Stock do not have any preemptive rights. Citigroup may issue stock with preferences equal with or junior to the Series C Preferred Stock without the consent of the holders of the Series C Preferred Stock.

Dividends.    Holders of the Series C Preferred Stock are entitled to receive cash dividends when and as declared by the board of directors of Citigroup or a duly authorized committee of the board out of assets legally available for payment, at an annual rate of 5.80% on the liquidation preference amount of $25,000 per share quarterly in arrears on January 22, April 22, July 22 and October 22 of each year, beginning on July 22, 2013. Dividends on the Series C Preferred Stock are noncumulative and are payable quarterly in arrears. As long as shares of Series C Preferred Stock remain outstanding, unless full noncumulative dividends for the dividend period then ending have been paid or declared and set apart for payment on all outstanding shares of the Series C Preferred Stock, Citigroup cannot declare or pay any cash dividends on any shares of common stock or other capital stock ranking junior to the Series C Preferred Stock during the next succeeding dividend period.

Voting Rights.    Holders of Series C Preferred Stock do not have voting rights other than those described below and as specifically required by Delaware law.

If any quarterly dividend payable on any Series C Preferred Stock is in arrears for six or more quarterly dividend periods, whether or not for consecutive dividend periods, the holders of the Series C Preferred Stock will be entitled to vote as a class, together with the holders of all series of preferred stock ranking equally with the Series C Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted to the holders of Series C Preferred Stock have been conferred and are exercisable, for the election of two Preferred Stock Directors. The voting rights of the holders of the Series C Preferred Stock to elect the Preferred Stock Directors will continue until all dividend arrearages on the Series C Preferred Stock have been paid or declared and set apart for payment.

Also, without the consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the total number of shares of Series C Preferred Stock then outstanding, Citigroup may not create any class of stock having preference as to dividends or distributions of the assets over the Series C

Preferred Stock, or alter or change the provisions of Citigroup’s certificate of incorporation (including any certificate of amendment or certificate of designations relating to the Series C Preferred Stock) so as to adversely affect the powers, preferences or rights of the holders of shares of Series C Preferred Stock.

Distributions.    In the event of the voluntary or involuntary liquidation, dissolution or winding up of Citigroup, holders of Series C Preferred Stock are entitled to receive out of assets available for distribution to stockholders, before any distribution of assets may be made to or set aside to holders of capital stock ranking junior to the Series C Preferred Stock as to distributions, a liquidating distribution in an amount equal to $25,000 per share, plus any accrued and accumulated but unpaid dividends thereon to the date of final distribution.

Redemption.    Citigroup may redeem the Series C Preferred Stock, (i) in whole or in part, at its option, at any time or from time to time, on any dividend payment date on or after April 22, 2018 or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event (as defined in the Series C Preferred Stock certificate of designations), in each case at the redemption price equal to $25,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to, but excluding, the date fixed for redemption.

Series D Preferred Stock

Preferential Rights.    The Series D Preferred Stock ranks senior to Citigroup common stock, ranks equally with the Series AA Preferred Stock, the Series E Preferred Stock, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series J Preferred Stock, as to dividends and distributions upon the liquidation, dissolution or winding up of Citigroup. The Series D Preferred Stock is not convertible into or exchangeable for any shares of common stock or any other class of Citigroup capital stock. Holders of the Series D Preferred Stock do not have any preemptive rights. Citigroup may issue stock with preferences equal with or junior to the Series D Preferred Stock without the consent of the holders of the Series D Preferred Stock.

Dividends.    Holders of the Series D Preferred Stock are entitled to receive cash dividends when and as declared by the board of directors of Citigroup or a duly authorized committee of the board out of assets legally available for payment, (i) from the date of issuance to, but excluding, May 15, 2023, at an annual rate of 5.350% on the liquidation preference amount of $25,000 per share of Series D Preferred Stock, semi-annually in arrears, on May 15 and November 15 of each year, beginning on November 15, 2013, and (ii) from, and including, May 15, 2023, at an annual rate equal to three-month LIBOR plus 3.466% on the liquidation preference amount of $25,000 per share of Series D Preferred Stock, quarterly in arrears, on February 15, May 15, August 15 and November 15 of each year, beginning on August 15, 2023. Dividends on the Series D Preferred Stock are noncumulative.

As long as shares of Series D Preferred Stock remain outstanding, unless full noncumulative dividends for the dividend period then ending have been paid or declared and set apart for payment on all outstanding shares of the Series D Preferred Stock, Citigroup cannot declare or pay any cash dividends on any shares of common stock or other capital stock ranking junior to the Series D Preferred Stock during the next succeeding dividend period.

Voting Rights.    Holders of Series D Preferred stock do not have voting rights other than those described below and as specifically required by Delaware law. If any quarterly dividend payable on any Series D Preferred Stock is in arrears for six or more quarterly dividend periods, whether or not for consecutive dividend periods, the holders of the Series D Preferred Stock will be entitled to vote as a class, together with the holders of all series of preferred stock ranking equally with the Series D Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted to the holders of Series D Preferred Stock have been conferred and are exercisable, for the election of two Preferred Stock Directors. The voting rights of the holders of the Series D Preferred Stock to elect the Preferred Stock Directors will continue until all dividend arrearages on the Series D Preferred Stock have been paid or declared and set apart for payment.

Also, without the consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the total number of shares of Series D Preferred Stock then outstanding. Citigroup may not create any class of stock having preference as to dividends or distributions of the assets over the Series D

Preferred Stock, or alter or change the provisions of Citigroup’s certificate of incorporation (including any certificate of amendment or certificate of designations relating to the Series D Preferred Stock) so as to adversely affect the powers, preferences or rights of the holders of shares of Series D Preferred Stock.

Distribution.    In the event of the voluntary or involuntary liquidation, dissolution or winding up of Citigroup, holders of Series D Preferred Stock are entitled to receive out of assets available for distribution to stockholders, before any distribution of assets may be made to or set aside to holders of capital stock ranking junior to the Series D Preferred Stock as to distributions, a liquidating distribution in an amount equal to $25,000 per share, plus any accrued and accumulated but unpaid dividends thereon to the date of final distribution.

Redemption.    Citigroup may redeem the Series D Preferred Stock, (i) in whole or in part, at its option, at any time or from time to time on any dividend payment date on or after May 15, 2023, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event (as defined in the Series D Preferred Stock certificate of designations), in each case at the redemption price equal to $25,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to, but excluding, the date fixed for redemption.

Series J Preferred Stock

Preferential Rights.    The Series J Preferred Stock ranks senior to Citigroup common stock and ranks equally with each other series of Citigroup preferred stock outstanding on the date hereof as to dividends and distributions upon the liquidation, dissolution or winding up of Citigroup. The Series J Preferred Stock is not convertible into or exchangeable for any shares of common stock or any other class of Citigroup capital stock. Holders of the Series J Preferred Stock do not have any preemptive rights. Citigroup may issue stock with preferences equal with or junior to the Series J Preferred Stock without the consent of the holders of the Series J Preferred Stock.

Dividends.    Holders of the Series J Preferred Stock are entitled to receive cash dividends when and as declared by the board of directors of Citigroup or a duly authorized committee of the board out of assets legally available for payment, (i) from the date of issuance to, but excluding September 30, 2023, at an annual rate of 7.125% on the liquidation preference amount of $25,000 per share quarterly in arrears on March 30, June 30, September 30 and December 30 of each year, beginning on December 30, 2013, and (ii) from, and including, September 30, 2023, at an annual rate equal to three-month LIBOR plus 4.040% on the liquidation preference amount of $25,000 per share of Series J Preferred Stock, quarterly in arrears, on March 30, June 30, September 30 and December 30 of each year, beginning on December 30, 2013. Dividends on the Series J Preferred Stock are noncumulative and are payable quarterly in arrears.

As long as shares of Series J Preferred Stock remain outstanding, unless full noncumulative dividends for the dividend period then ending have been paid or declared and set apart for payment on all outstanding shares of the Series J Preferred Stock, Citigroup cannot declare or pay any cash dividends on any shares of common stock or other capital stock ranking junior to the Series J Preferred Stock during the next succeeding dividend period.

Voting Rights.    Holders of Series J Preferred Stock do not have voting rights other than those described below and as specifically required by Delaware law.

If any quarterly dividend payable on any Series J Preferred Stock is in arrears for six or more quarterly dividend periods, whether or not for consecutive dividend periods, the holders of the Series J Preferred Stock will be entitled to vote as a class, together with the holders of all series of preferred stock ranking equally with the Series J Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted to the holders of Series J Preferred Stock have been conferred and are exercisable, for the election of two Preferred Stock Directors. The voting rights of the holders of the Series J Preferred Stock to elect the Preferred Stock Directors will continue until all dividend arrearages on the Series J Preferred Stock have been paid or declared and set apart for payment.

Also, without the consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the total number of shares of Series J Preferred Stock then outstanding, Citigroup may not create any class of stock having preference as to dividends or distributions of the assets over the Series J Preferred Stock, or alter or change the provisions of Citigroup’s certificate of incorporation (including any certificate of amendment or certificate of designations relating to the Series J Preferred Stock) so as to adversely affect the powers, preferences or rights of the holders of shares of Series J Preferred Stock.

Distributions.    In the event of the voluntary or involuntary liquidation, dissolution or winding up of Citigroup, holders of Series J Preferred Stock are entitled to receive out of assets available for distribution to stockholders, before any distribution of assets may be made to or set aside to holders of capital stock ranking junior to the Series J Preferred Stock as to distributions, a liquidating distribution in an amount equal to $25,000 per share, plus any accrued and accumulated but unpaid dividends thereon to the date of final distribution.

Redemption.    Citigroup may redeem the Series J Preferred Stock, (i) in whole or in part, at its option, at any time or from time to time, on any dividend payment date on or after September 30, 2023 or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event (as defined in the Series J Preferred Stock certificate of designations), in each case at the redemption price equal to $25,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to, but excluding, the date fixed for redemption.

Series K Preferred Stock

Preferential Rights.    The Series K Preferred Stock ranks senior to Citigroup common stock and ranks equally with each other series of Citigroup preferred stock outstanding on the date hereof as to dividends and distributions upon the liquidation, dissolution or winding up of Citigroup. The Series K Preferred Stock is not convertible into or exchangeable for any shares of common stock or any other class of Citigroup capital stock. Holders of the Series K Preferred Stock do not have any preemptive rights. Citigroup may issue stock with preferences equal with or junior to the Series K Preferred Stock without the consent of the holders of the Series K Preferred Stock.

Dividends.    Holders of the Series K Preferred Stock are entitled to receive cash dividends when and as declared by the board of directors of Citigroup or a duly authorized committee of the board out of assets legally available for payment, (i) from the date of issuance to, but excluding November 15, 2023, at an annual rate of 6.875% on the liquidation preference amount of $25,000 per share quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning on February 15, 2014 and (ii) from, and including, November 15, 2023, at an annual rate equal to three-month LIBOR plus 4.130% on the liquidation preference amount of $25,000 per share of Series K Preferred Stock, quarterly in arrears, on February 15, May 15, August 15 and November 15 of each year, beginning on February 15, 2024. Dividends on the Series K Preferred Stock are noncumulative and are payable quarterly in arrears.

As long as shares of Series K Preferred Stock remain outstanding, unless full noncumulative dividends for the dividend period then ending have been paid or declared and set apart for payment on all outstanding shares of the Series K Preferred Stock, Citigroup cannot declare or pay any cash dividends on any shares of common stock or other capital stock ranking junior to the Series K Preferred Stock during the next succeeding dividend period.

Voting Rights.    Holders of Series K Preferred Stock do not have voting rights other than those described below and as specifically required by Delaware law.

If any quarterly dividend payable on any Series K Preferred Stock is in arrears for six or more quarterly dividend periods, whether or not for consecutive dividend periods, the holders of the Series K Preferred Stock will be entitled to vote as a class, together with the holders of all series of preferred stock ranking equally with the Series K Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted to the holders of Series K Preferred Stock have been conferred and are exercisable, for the election of two Preferred Stock Directors. The voting rights of the holders of the Series K Preferred Stock to elect the Preferred Stock Directors will continue until all dividend arrearages on the Series K Preferred Stock have been paid or declared and set apart for payment.

Also, without the consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the total number of shares of Series K Preferred Stock then outstanding, Citigroup may not create any class of stock having preference as to dividends or distributions of the assets over the Series K Preferred Stock, or alter or change the provisions of Citigroup’s certificate of incorporation (including any certificate of amendment or certificate of designations relating to the Series K Preferred Stock) so as to adversely affect the powers, preferences or rights of the holders of shares of Series K Preferred Stock.

Distributions.    In the event of the voluntary or involuntary liquidation, dissolution or winding up of Citigroup, holders of Series K Preferred Stock are entitled to receive out of assets available for distribution to stockholders, before any distribution of assets may be made to or set aside to holders of capital stock ranking junior to the Series K Preferred Stock as to distributions, a liquidating distribution in an amount equal to $25,000 per share, plus any accrued and accumulated but unpaid dividends thereon to the date of final distribution.

Redemption.    Citigroup may redeem the Series K Preferred Stock, (i) in whole or in part, at its option, at any time or from time to time, on any dividend payment date on or after November 15, 2023 or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event (as defined in the Series K Preferred Stock certificate of designations), in each case at the redemption price equal to $25,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to, but excluding, the date fixed for redemption.

Important Provisions of Citigroup’s Certificate of Incorporation and By-Laws

Business Combinations.    The certificate of incorporation generally requires the affirmative vote of at least a majority of the votes cast affirmatively or negatively by the holders of the then outstanding shares of voting stock, voting together as a single class, to approve any merger or other business combination between Citigroup and any interested stockholder, unless (1) the transaction has been approved by a majority of the continuing directors of Citigroup or (2) minimum price, form of consideration and procedural requirements are satisfied. An “interested stockholder” as defined in the certificate of incorporation generally means a person who owns at least 25% of the voting stock of Citigroup or who is an affiliate or associate of Citigroup and owned at least 25% of the voting stock of Citigroup at any time during the prior two years. A “continuing director”, as defined in the certificate of incorporation, generally means a director who is not related to an interested stockholder and held that position before an interested stockholder became an interested stockholder.

Amendments to Certificate of Incorporation and By-Laws.    The affirmative vote of the holders of at least a majority of the voting power of the shares entitled to vote is required to amend the provisions of the certificate of incorporation relating to the issuance of common stock. Amendments of provisions of the certificate of incorporation relating to business combinations generally require a vote of the holders of at least a majority of the then outstanding shares of voting stock. The board of directors, at any meeting, may alter or amend the by-laws upon the affirmative vote of at least 66 2/3% of the entire board of directors.

Vacancies.    Vacancies on the board of directors resulting from an increase in the number of directors may be filled by a majority of the board of directors then in office, so long as a quorum is present. Any other vacancies on the board of directors may be filled by a majority of the directors then in office, even if less than a quorum. Any director elected to fill a vacancy that did not result from increasing the size of the board of directors shall hold office for a term coinciding with the predecessor director’s remaining term.

DESCRIPTION OF PREFERRED STOCK

The following briefly summarizes the material terms of Citigroup’s preferred stock, other than pricing and related terms disclosed in the accompanying supplement. You should read the particular terms of any series of preferred stock offered by Citigroup, which will be described in more detail in any supplement relating to such series, together with the more detailed provisions of Citigroup’s restated certificate of incorporation and the certificate of designation relating to each particular series of preferred stock for provisions that may be important to you. The certificate of incorporation, as amended and restated, is incorporated by reference into the registration statement of which this prospectus forms a part. The certificate of designation relating to the particular series of preferred stock offered by the accompanying supplement and this prospectus will be filed as an exhibit to a document incorporated by reference in the registration statement. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered. For a description of Citigroup’s outstanding preferred stock, see “Description of Capital Stock.”

Under Citigroup’s certificate of incorporation, the board of directors of Citigroup is authorized to issue shares of preferred stock in one or more series, and to establish from time to time a series of preferred stock with the following terms specified:

•	the number of shares to be included in the series;

•	the designation, powers, preferences and rights of the shares of the series; and

•	the qualifications, limitations or restrictions of such series.

Prior to the issuance of any series of preferred stock, the board of directors of Citigroup will adopt resolutions creating and designating the series as a series of preferred stock and the resolutions will be filed in a certificate of designation as an amendment to the certificate of incorporation. The term “board of directors of Citigroup” includes any duly authorized committee.

The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. The board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to officers, directors and employees of Citigroup and its subsidiaries pursuant to benefit plans or otherwise. Shares of preferred stock issued by Citigroup may have the effect of rendering more difficult or discouraging an acquisition of Citigroup deemed undesirable by the board of directors of Citigroup.

Under existing interpretations of The Board of Governors of the Federal Reserve System, if the holders of the preferred stock become entitled to vote for the election of directors because dividends on the preferred stock are in arrears as described below, preferred stock may then be deemed a “class of voting securities” and a holder of 25% or more of the preferred stock or a holder of 5% or more of the preferred stock that is otherwise a bank holding company may then be regulated as a “bank holding company” with respect to Citigroup in accordance with the Bank Holding Company Act. In addition, at such time:

•	any bank holding company or foreign bank with a U.S. presence generally would be required to obtain the approval of the Federal Reserve under the BHC Act to acquire or retain 5% or more of the preferred stock; and

•	any person other than a bank holding company may be required to obtain the approval of the Federal Reserve under the Change in Bank Control Act to acquire or retain 10% or more of the preferred stock.

Before exercising its option to redeem any shares of preferred stock, Citigroup will obtain the approval of the Federal Reserve if then required by applicable law.

The preferred stock will be, when issued, fully paid and nonassessable. Holders of preferred stock will not have any preemptive or subscription rights to acquire more stock of Citigroup.

The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the supplement relating to such series.

Rank

Unless otherwise specified in connection with a particular offering of preferred stock, such shares will rank on an equal basis with each other series of preferred stock and prior to the common stock as to dividends and distributions of assets.

Dividends

Holders of each series of preferred stock will be entitled to receive cash dividends when, as and if declared by the board of directors of Citigroup out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on the books of Citigroup or, if applicable, the records of the depositary referred to below under “Description of Depositary Shares,” on the record dates fixed by the board of directors. Dividends on a series of preferred stock may be cumulative or noncumulative.

Citigroup may not declare, pay or set apart for payment dividends on the preferred stock unless full dividends on other series of preferred stock that rank on an equal or senior basis have been paid or sufficient funds have been set apart for payment for

•	all prior dividend periods of other series of preferred stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of other series of preferred stock that pay dividends on a noncumulative basis.

Partial dividends declared on shares of preferred stock and each other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for each series of preferred stock.

Similarly, Citigroup may not declare, pay or set apart for payment non-stock dividends or make other payments on the common stock or any other stock of Citigroup ranking junior to the preferred stock until full dividends on the preferred stock have been paid or set apart for payment for

•	all prior dividend periods if the preferred stock pays dividends on a cumulative basis; or

•	the immediately preceding dividend period if the preferred stock pays dividends on a noncumulative basis.

Conversion and Exchange

The supplement for a series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of Citigroup’s common stock.

Redemption

If so specified in the applicable supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at the option of Citigroup or the holder thereof and may be mandatorily redeemed.

Any partial redemptions of preferred stock will be made in a way that the board of directors decides is equitable.

Unless Citigroup defaults in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of Citigroup, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the supplement relating to such series of preferred stock, plus an amount equal to any accrued and unpaid dividends. Such distributions will be made before any distribution is made on any securities ranking junior relating to liquidation, including common stock.

If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of available assets of Citigroup on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from Citigroup after they have received their full liquidation preference. In addition, the preferred stock may be fully subordinated to interests held by the U.S. government in the event of a receivership, liquidation or similar proceeding with respect to Citigroup, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Voting Rights

The holders of shares of preferred stock will have no voting rights, except:

•	as otherwise stated in the supplement;

•	as otherwise stated in the certificate of designation establishing such series; and

•	as required by applicable law.

DESCRIPTION OF DEPOSITARY SHARES

The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed in the accompanying supplement. You should read the particular terms of any depositary shares and any depositary receipts that are offered by Citigroup and any deposit agreement relating to a particular series of preferred stock, which will be described in more detail in a supplement. The supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A copy of the form of deposit agreement, including the form of depositary receipt, is incorporated by reference as an exhibit in the registration statement of which this prospectus forms a part. You should read the more detailed provisions of the deposit agreement and the form of depositary receipt for provisions that may be important to you.

General

Citigroup may, at its option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, Citigroup will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between Citigroup and a bank or trust company selected by Citigroup having its principal office in the United States and having a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable supplement.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.

The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled thereto. If the preferred stock depositary determines that it is not feasible to make such distribution, it may, with the approval of Citigroup, sell such property and distribute the net proceeds from such sale to such holders.

Redemption of Preferred Stock

If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of such series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

Whenever Citigroup redeems shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method as the preferred stock depositary may decide.

Withdrawal of Preferred Stock

Unless the related depositary shares have previously been called for redemption, any holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by such depositary receipts after surrendering the depositary receipts at the corporate trust office of the preferred stock depositary. Holders of depositary shares making such withdrawals will be entitled to receive whole shares of preferred stock on the basis set forth in the related supplement for such series of preferred stock.

However, holders of such whole shares of preferred stock will not be entitled to deposit such preferred stock under the deposit agreement or to receive depositary receipts for such preferred stock after such withdrawal. If the depositary shares surrendered by the holder in connection with such withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Voting Deposited Preferred Stock

Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred stock. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by such holder’s depositary shares. The preferred stock depositary will try to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.

Citigroup will agree to take all reasonable actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will vote all shares of any series of preferred stock held by it proportionately with instructions received if it does not receive specific instructions from the holders of depositary shares representing such series of preferred stock.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between Citigroup and the preferred stock depositary. However, any amendment that imposes additional charges or materially and adversely alters any substantial existing right of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the affected depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective, or any transferee of such holder, shall be deemed, by continuing to hold such depositary receipt, or by reason of the acquisition thereof, to consent and agree to such amendment and to be bound by the deposit agreement, which has been amended thereby. The deposit agreement automatically terminates if:

•	all outstanding depositary shares have been redeemed;

•	each share of preferred stock has been converted into or exchanged for common stock; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of Citigroup.

The deposit agreement may be terminated by Citigroup at any time and the preferred stock depositary will give notice of such termination to the record holders of all outstanding depositary receipts not less than 30 days prior to the termination date. In such event, the preferred stock depositary will deliver or make available for delivery to holders of depositary shares, upon surrender of such depositary shares, the number of whole or fractional shares of the related series of preferred stock as are represented by such depositary shares.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

No fees, charges and expenses of the preferred stock depositary or any agent of the preferred stock depositary or of any registrar shall be payable by any person other than Citigroup, except for any taxes and other governmental charges and except as provided in the deposit agreement. If the preferred stock depositary incurs fees, charges or expenses for which it is not otherwise liable hereunder at the election of a holder of a depositary receipt or other person, such holder or other person will be liable for such fees, charges and expenses.

Resignation and Removal of Depositary

The preferred stock depositary may resign at any time by delivering to Citigroup notice of its intent to do so, and Citigroup may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary and its acceptance of such appointment. Such successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred stock depositary will forward all reports and communications from Citigroup that are delivered to the preferred stock depositary and that Citigroup is required to furnish to the holders of the deposited preferred stock.

Neither the preferred stock depositary nor Citigroup will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of Citigroup and the preferred stock depositary under the deposit agreement will be limited to performance with honest intentions of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. Citigroup and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

Citigroup may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to Citigroup, and Citigroup to sell to or purchase from the holders, a specified number of shares of common stock, shares of preferred stock or depositary shares at a future date or dates. The consideration per share of common stock, preferred stock or depositary shares and the number of shares of each may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units, often known as stock purchase units, consisting of a stock purchase contract and any combination of:

•	debt securities;

•	capital securities issued by trusts, all of whose common securities are owned by Citigroup or by one of its subsidiaries;

•	junior subordinated debt securities; or

•	debt obligations of third parties, including U.S. Treasury securities,

which may secure the holders’ obligations to purchase the common stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may require Citigroup to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

The applicable supplement will describe the terms of the stock purchase contracts and stock purchase units, including, if applicable, collateral or depositary arrangements.

PLAN OF DISTRIBUTION

Citigroup may offer the offered securities in one or more of the following ways from time to time:

•	to or through underwriters or dealers;

•	by itself directly;

•	through agents; or

•	through a combination of any of these methods of sale.

Any such underwriters, dealers or agents may include any broker-dealer subsidiary of Citigroup.

The supplement relating to an offering of offered securities will set forth the terms of such offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to Citigroup from such sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	the initial public offering price;

•	any discounts or concessions to be allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such offered securities may be listed.

Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in an offering of offered securities, such offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered either to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise specified in connection with a particular offering of securities, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•	A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•	A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on the NYSE, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

If dealers are utilized in the sale of offered securities, Citigroup will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the supplement relating to that transaction.

Offered securities may be sold directly by Citigroup to one or more institutional purchasers, or through agents designated by Citigroup from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by Citigroup to such agent will be set forth, in the supplement relating to that offering. Unless otherwise specified in connection with a particular offering of securities, any such agent will be acting on a best efforts basis for the period of its appointment.

As one of the means of direct issuance of offered securities, Citigroup may utilize the services of an entity through which it may conduct an electronic “dutch auction” or similar offering of the offered securities among potential purchasers who are eligible to participate in the auction or offering of such offered securities, if so described in the applicable supplement.

If so indicated in the applicable supplement, Citigroup will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from Citigroup at the public offering price set forth in such supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the supplement and the supplement will set forth the commission payable for solicitation of such contracts.

Conflicts of Interest. The broker-dealer subsidiaries of Citigroup, including Citigroup Global Markets Inc., are members of the FINRA and may participate in distributions of the offered securities. Accordingly, offerings of offered securities in which Citigroup’s broker-dealer subsidiaries participate will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in FINRA Rule 5121. Neither Citigroup Global Markets Inc. nor any other broker-dealer subsidiary of Citigroup will sell the offered securities to an account over which Citigroup or its subsidiaries have investment discretion unless Citigroup Global Markets Inc. or such broker-dealer subsidiary has received specific written approval of the transaction from the account holder.

This prospectus, together with any applicable supplement, may also be used by any broker-dealer subsidiary of Citigroup in connection with offers and sales of the offered securities in market-making transactions, including block positioning and block trades, at negotiated prices related to prevailing market prices at the time of sale. Any of Citigroup’s broker-dealer subsidiaries may act as principal or agent in such transactions. None of Citigroup’s broker-dealer subsidiaries have any obligation to make a market in any of the offered securities and may discontinue any market-making activities at any time without notice, at its sole discretion.

One or more dealers, referred to as “remarketing firms,” may also offer or sell the securities, if the supplement so indicates, in connection with a remarketing arrangement contemplated by the terms of the securities. Remarketing firms will act as principals for their own accounts or as agents. The supplement will identify any remarketing firm and the terms of its agreement, if any, with Citigroup and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the remarketing of the securities.

Underwriters, dealers and agents may be entitled, under agreements with Citigroup, to indemnification by Citigroup relating to material misstatements and omissions. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, Citigroup and affiliates of Citigroup in the ordinary course of business.

Except for securities issued upon a reopening of a previous series, each series of offered securities will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a securities exchange. No assurance can be given that there will be a market for the offered securities.

ERISA CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan governed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the ERISA plan’s particular circumstances before authorizing an investment in the offered securities of Citigroup. Among other factors, the fiduciary should consider whether such an investment is in accordance with the documents governing the ERISA plan and whether the investment is appropriate for the ERISA plan in view of its overall investment policy and diversification of its portfolio.

Certain provisions of ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), prohibit employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to Title I of ERISA, plans described in Section 4975(e)(1) of the Code (including, without limitation, retirement accounts and Keogh Plans), and entities whose underlying assets include plan assets by reason of a plan’s investment in such entities (including, without limitation, as applicable, insurance company general accounts) (collectively, “plans”), from engaging in certain transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the plan or entity. Governmental and other plans that are not subject to ERISA or to the Code may be subject to similar restrictions under state, federal, local or non-U.S. law. Any employee benefit plan or other entity, to which such provisions of ERISA, the Code or similar law apply, proposing to acquire the offered securities should consult with its legal counsel.

Citigroup has subsidiaries, including insurance company subsidiaries and broker-dealer subsidiaries, that provide services to many employee benefit plans. Citigroup and any such direct or indirect subsidiary of Citigroup may each be considered a “party in interest” and a “disqualified person” to a large number of plans. A purchase of offered securities of Citigroup by any such plan would be likely to result in a prohibited transaction between the plan and Citigroup.

Accordingly, unless otherwise provided in connection with a particular offering of securities, offered securities may not be purchased, held or disposed of by any plan or any other person investing “plan assets” of any plan that is subject to the prohibited transaction rules of ERISA or Section 4975 of the Code or other similar law, unless one of the following exemptions (or a similar exemption or exception) applies to such purchase, holding and disposition:

•	Section 408(b)(17) of ERISA or Section 4975(d)(20) of the Code for transactions with certain service providers (the “Service Provider Exemption”),

•	Prohibited Transaction Class Exemption (“PTCE”) 96-23 for transactions determined by in-house asset managers,

•	PTCE 95-60 for transactions involving insurance company general accounts,

•	PTCE 91-38 for transactions involving bank collective investment funds,

•	PTCE 90-1 for transactions involving insurance company separate accounts, or

•	PTCE 84-14 for transactions determined by independent qualified professional asset managers.

Unless otherwise provided in connection with a particular offering of securities, any purchaser of the offered securities or any interest therein will be deemed to have represented and warranted to Citigroup on each day including the date of its purchase of the offered securities through and including the date of disposition of such offered securities that either:

(a)	it is not a plan subject to Title I of ERISA or Section 4975 of the Code and is not purchasing such securities or interest therein on behalf of, or with “plan assets” of, any such plan;

(b)	its purchase, holding and disposition of such securities are not and will not be prohibited because they are exempted by Section 408(b)(17) of ERISA or Section 4975(d)(20) of the Code or one or more of the following prohibited transaction exemptions: PTCE 96-23, 95-60, 91-38, 90-1 or 84-14; or

(c)	it is a governmental plan (as defined in section 3 of ERISA) or other plan that is not subject to the provisions of Title I of ERISA or Section 4975 of the Code and its purchase, holding and disposition of such securities are not otherwise prohibited.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is important that any person considering the purchase of the offered securities with plan assets consult with its counsel regarding the consequences under ERISA and the Code, or other similar law, of the acquisition and ownership of offered securities and the availability of exemptive relief under the class exemptions listed above.

LEGAL MATTERS

Julie Bell Lindsay, General Counsel — Capital Markets and Corporate Reporting of Citigroup, Michael J. Tarpley, Associate General Counsel — Capital Markets and/or Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, or counsel to be identified in the applicable supplement, will act as legal counsel to Citigroup. Ms. Lindsay and Mr. Tarpley each respectively beneficially own, or have rights to acquire under Citigroup’s employee benefit plans, an aggregate of less than 1% of Citigroup’s common stock. Cleary Gottlieb Steen & Hamilton LLP, New York, New York, or other counsel identified in the applicable supplement, will act as legal counsel to the underwriters. Cleary Gottlieb Steen & Hamilton LLP has from time to time acted as counsel for Citigroup and its subsidiaries and may do so in the future.

EXPERTS

The consolidated financial statements of Citigroup Inc. as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management’s assessment of effectiveness of internal control over financial reporting as of December 31, 2012 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. To the extent that KPMG LLP audits and reports on consolidated financial statements of Citigroup at future dates, and consents to the use of their reports thereon, such consolidated financial statements also will be incorporated by reference in the registration statement in reliance upon their reports and said authority.

                 Depositary Shares

Each Representing a 1/25th Interest in a Share of

    % Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series M

PROSPECTUS SUPPLEMENT

April     , 2014

Citigroup

ABN AMRO	Barclays	BofA Merrill Lynch
Deutsche Bank Securities	Goldman, Sachs & Co.	HSBC
ING	J.P. Morgan	Morgan Stanley
Natixis	RBC Capital Markets	SOCIETE GENERALE
TD Securities		UBS Investment Bank